     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                           BREAKAWAY SOLUTIONS, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                           7389                          04-3285165
(STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD                (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

                            ------------------------

                                 50 ROWES WHARF
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 960-3400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           --------------------------

                                 GORDON BROOKS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           BREAKAWAY SOLUTIONS, INC.
                                 50 ROWES WHARF
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 960-3400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                         THOMAS L. BARRETTE, JR., ESQ.
                               HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                           TELEPHONE: (617) 526-6000
                            TELECOPY: (617) 526-5000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF                                PROPOSED MAXIMUM          PROPOSED MAXIMUM
   SECURITIES TO BE                                    OFFERING PRICE          AGGREGATE OFFERING            AMOUNT OF
      REGISTERED        AMOUNT TO BE REGISTERED         PER SHARE(1)              PRICE(1)(2)           REGISTRATION FEE(2)
Common Stock,
  $0.000125 par value       1,500,000 shares               $35.31                 $52,965,000                 $13,983
  per share

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices reported by the Nasdaq National Market on June 23, 2000.

(2) Calculated pursuant to Rule 457(c) based on an estimate of the proposed maximum aggregate offering price.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND NEITHER WE NOR ANY OF THE SELLING STOCKHOLDERS ARE SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                FILED PURSUANT TO RULE 424(B)(4)
                                                   REGISTRATION NUMBER 333-83343

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED JUNE   , 2000

                                1,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               -----------------

THIS PROSPECTUS RELATES TO RESALES OF SHARES OF COMMON STOCK PREVIOUSLY ISSUED BY BREAKAWAY SOLUTIONS, INC. WE WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF THE SHARES.

THE SELLING STOCKHOLDERS IDENTIFIED IN THIS PROSPECTUS, OR THEIR PLEDGEES, DONEES, TRANSFEREES OR OTHER SUCCESSORS-IN-INTEREST, MAY OFFER THE SHARES FROM TIME TO TIME THROUGH PUBLIC OR PRIVATE TRANSACTIONS AT PREVAILING MARKET PRICES, AT PRICES RELATED TO PREVAILING MARKET PRICES OR AT PRIVATELY NEGOTIATED PRICES.

WE DO NOT KNOW WHEN OR IN WHAT AMOUNTS A SELLING STOCKHOLDER MAY OFFER SHARES FOR SALE. THE SELLING STOCKHOLDERS MAY NOT SELL ANY OR ALL OF THE SHARES OFFERED BY THIS PROSPECTUS.

OUR COMMON STOCK IS TRADED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "BWAY." ON JUNE 22, 2000, THE CLOSING SALE PRICE OF THE COMMON STOCK ON NASDAQ WAS $34.125 PER SHARE.
                              -------------------

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                               -----------------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

               THE DATE OF THIS PROSPECTUS IS              , 2000

                               TABLE OF CONTENTS

                                        PAGE
                                      --------
SUMMARY.............................       1
RISK FACTORS........................       5
SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS................      13
SELLING STOCKHOLDERS................      14
USE OF PROCEEDS.....................      14
DIVIDEND POLICY.....................      15
PRICE RANGE OF OUR COMMON STOCK.....      15
CAPITALIZATION......................      16
DILUTION............................      17
SELECTED CONSOLIDATED FINANCIAL
  DATA..............................      18
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.....................      19

BUSINESS............................      29
MANAGEMENT..........................      40
                                        PAGE
                                      --------
CERTAIN TRANSACTIONS................      50
PRINCIPAL STOCKHOLDERS..............      53
DESCRIPTION OF CAPITAL STOCK........      55
SHARES ELIGIBLE FOR FUTURE SALE.....      58
PLAN OF DISTRIBUTION................      60
VALIDITY OF COMMON STOCK............      62
INTERESTS OF COUNSEL................      62
EXPERTS.............................      62
CHANGES IN INDEPENDENT AUDITORS.....      62
WHERE YOU CAN FIND MORE
  INFORMATION.......................      63
INDEX TO FINANCIAL STATEMENTS.......     F-1

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT WHICH IS CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL SHARES OF COMMON STOCK AND SEEKING OFFERS TO BUY SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS IMPORTANT FEATURES OF THIS OFFERING AND THE INFORMATION INCLUDED IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS" ON PAGE 5 OF THIS PROSPECTUS.

                              BREAKAWAY SOLUTIONS

    Breakaway is a full service provider of e-business solutions that allow growing enterprises to capitalize on the power of the Internet to reach and support customers and markets. We have designed our services specifically for growing enterprises. These are businesses which generally fit within two broad categories:

    - companies or divisions of larger companies that have sales of up to $500 million per year; and

    - new and emerging Internet-based businesses.

    Growing enterprises often face significant problems in capitalizing on the opportunity to do business on the Internet, known as e-business. These problems include technological complexity, costs of and time required for implementation and support and the scarcity of qualified professionals. We enable our growing enterprise clients to solve these problems by combining high quality, cost-effective Internet professional services with our ability to host software applications installed on our computers, known as application hosting. Our combination of professional services with our application hosting ability allows us to deliver sophisticated e-business solutions that otherwise might be unavailable to our clients.

    The three services which we offer to our clients are:

    - BREAKAWAY STRATEGY SOLUTIONS. Our professionals analyze our client's markets, business processes and existing technology and provide practical advice on how to use the Internet and other information technology most effectively.

    - BREAKAWAY E-BUSINESS SOLUTIONS. Our professionals recommend, tailor and integrate packaged software applications from software vendors as well as design, develop and integrate our own custom e-business applications to assist our clients in using the Internet in their businesses.

    - BREAKAWAY APPLICATION HOSTING. We install, maintain and manage both standard and custom software applications for our clients' use on computer hardware which we locate in specially designed facilities.

    We believe that growing enterprises demand high quality e-business solutions which can be delivered rapidly and cost-effectively. We address these requirements through our innovative approach, which has five key elements:

    - we use our proprietary Breakthrough methodology to maintain quality and deliver consistent results;

    - we concentrate project development at centralized Breakaway Solution Centers;

    - we maintain close contact with our clients by delivering the solutions which we develop through small groups of senior personnel based at regional offices;

    - we capture and disseminate our intellectual capital through the use of our Breakaway Knowledge Innovation Team; and

    - we provide global application hosting as part of our full service offering, in contrast to most providers of e-business solutions who do not have this capability.

    We employ over 570 professionals who provide strategy solutions, e-business solutions and application hosting services. We offer services through ten regional offices located in Boca Raton, Boston, Chicago,

Dallas, Minneapolis, New York, Orlando, Philadelphia, Redwood Shores, California and Washington, D.C. Our six Breakaway Solution Centers are located in Boca Raton, Boston, Minneapolis, Philadelphia, Dallas and Redwood Shores. We provide application hosting solutions through eleven facilities located in North America, Europe, Asia and Australia.

RECENT DEVELOPMENTS

    On May 26, 2000 we consummated a private placement of 1.5 million shares of our common stock to five mutual funds managed by either Putnam Investment Management, Inc. or The Putnam Advisory Company, Inc. The gross proceeds of this private placement were $39 million.

    Effective as of April 1, 2000, we acquired Eggrock Partners, Inc. in an all-stock merger transaction. Eggrock is a full service consulting and systems integration firm that focuses on delivering customer-centered e-business solutions to emerging enterprises. Eggrock assists growing companies in selecting and implementing software applications that will allow companies to operate their business more effectively through use of the Internet. We believe that this acquisition will enhance and expand our client base, geographic presence and our ability to provide strategy and e-business solutions to our customers. As merger consideration, we issued 6,176,331 shares of common stock and assumed 1,095,621 outstanding options.

    On February 18, 2000, we acquired DataCyr Corporation. DataCyr develops and markets software designed to allow enterprises to seamlessly move and transform data from multiple incompatible sources to common databases. We believe that this acquisition will enhance our ability to link our clients' legacy systems to their Web based systems. As merger consideration, we issued 110,000 shares of our common stock.

                                  THE OFFERING


                                                     1,500,000 shares
Common Stock offered by selling
  stockholders'....................................

Use of proceeds ...................................  Breakaway will not receive any proceeds from the sale of shares in this offering.

Nasdaq National Market symbol......................  BWAY

                             ADDITIONAL INFORMATION

    Except as set forth in the financial statements and related notes or as otherwise indicated, all information in this prospectus reflects a two-for-one stock dividend distributed on March 23, 2000 to stockholders of record as of March 7, 2000.

    Our principal executive offices are located at 50 Rowes Wharf, 6(th) Floor, Boston, Massachusetts 02110 and our telephone number is (617) 960-3400. Our World Wide Web site address is www.breakaway.com. The information in the Web site is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus. Our Web site address is included in this prospectus as an inactive textual reference only.

    We use the trademarks Breakaway Solutions, Breakthrough, Breakaway Solution Centers and Breakaway Knowledge Innovation Team. This prospectus also contains trademarks and trade names of other companies.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following summary historical and pro forma consolidated financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. The summary pro forma data do not purport to represent what our results would have been if the events below had occurred at the dates indicated.

    From its inception until December 31, 1998, Breakaway was an S corporation and, accordingly, was not subject to federal and state income taxes, except for certain Massachusetts income taxes on S corporations with annual revenues in excess of $6 million. The pro forma net income (loss) and pro forma net income
(loss) per share--basic and diluted information presented below have been computed as if Breakaway were subject to all federal and all applicable state corporate income taxes since 1997, based on the statutory tax rates and the tax laws then in effect.

    The following summary pro forma consolidated statement of operations data for Breakaway for the year ended December 31, 1999 and the three months ended March 31, 1999 and 2000 give effect to the acquisitions of Applica Corporation, WPL Laboratories, Inc., Web Yes, Inc. and Eggrock Partners, Inc. as if these acquisitions had occurred on January 1, 1999. The summary pro forma consolidated balance sheet data as of March 31, 2000 gives effect to (i) the acquisition of Eggrock Partners, Inc. as if it had occurred on March 31, 2000 and (ii) the consummation of a private placement of 1.5 million shares of common stock to five mutual funds managed by either Putnam Investment Management, Inc. or The Putnam Advisory Company, Inc., the gross proceeds of which were $39.0 million.

                                      YEARS ENDED DECEMBER 31,                  THREE MONTHS ENDED MARCH 31,
                              -----------------------------------------   -----------------------------------------
                                                               1999 PRO              1999 PRO              2000 PRO
                                1997       1998       1999      FORMA       1999      FORMA       2000      FORMA
                                ----       ----       ----     --------     ----     --------     ----     --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenue.....................   $6,118    $10,018    $ 25,390   $ 39,096   $  3,111   $ 10,602   $18,147    $ 23,993
Income (loss) from
  operations................    1,016       (700)    (10,865)   (74,631)      (274)   (18,334)   (3,594)    (23,104)
Net income (loss)...........    1,074       (575)    (10,367)   (74,096)      (236)   (18,398)   (3,223)    (22,660)
Net income (loss) per
  share--
  basic and diluted.........   $ 0.08    $ (0.05)   $  (0.59)  $  (2.80)  $  (0.02)  $  (1.04)  $ (0.09)   $  (0.53)
Weighted average shares
  outstanding...............   12,826     12,680      17,440     26,459      9,847     17,689    35,106      43,054
Pro forma net income
  (loss)....................   $  644    $  (380)
Pro forma net income (loss)
  per share--
  basic and diluted.........   $ 0.05    $ (0.03)

                                                              AS OF MARCH 31, 2000
                                                              ---------------------
                                                                             PRO
                                                               ACTUAL       FORMA
                                                               ------       -----
                                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................   $ 6,667      49,471
Total assets................................................    86,575     440,862
Total long-term liabilities.................................     3,418       3,418
Stockholders' equity........................................    72,270     392,089

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. WHILE THESE ARE THE RISKS AND UNCERTAINTIES WE BELIEVE ARE MOST IMPORTANT FOR YOU TO CONSIDER, YOU SHOULD KNOW THAT THEY ARE NOT THE ONLY RISKS OR UNCERTAINTIES FACING US OR WHICH MAY ADVERSELY AFFECT OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD LIKELY SUFFER. IN THAT EVENT, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

RISKS RELATED TO OUR BUSINESS

    OUR FUTURE SUCCESS IS UNCERTAIN BECAUSE WE HAVE SIGNIFICANTLY CHANGED OUR BUSINESS

    Prior to 1999, we primarily provided traditional systems integration services along with limited strategic planning and Internet systems integration services. In 1999, we added application hosting to our service offerings and substantially increased our capacity to provide strategic planning and Internet systems integration services through three acquisitions and significant hiring of professionals. We will further expand our consulting and systems implementation services in connection with our acquisition of Eggrock. In part due to these recent significant changes, we are subject to the risk that we will fail to successfully implement our business model and strategy. This risk is heightened because we are operating in the new and rapidly evolving e-business solutions market. Our historical results of operations do not reflect our new service offerings. The pro forma financial information included in this prospectus is based on the separate pre-acquisition financial reports of the companies we acquired in 1999 and 2000. Consequently, our historical operating results and pro forma financial information may not give you an accurate indication of how we will perform in the future.

    OUR BUSINESS WILL SUFFER IF GROWING ENTERPRISES DO NOT ADOPT AND ACCEPT APPLICATION HOSTING SERVICES

    Our ability to increase revenues and achieve profitability depends on the adoption and acceptance of third-party application hosting services by our target market of growing enterprises. Information technology service providers, including Breakaway, only recently have begun to offer third-party application hosting services. The market for these services has only recently begun to develop and is evolving rapidly.

    OUR BUSINESS WILL SUFFER IF GROWING ENTERPRISES DO NOT ACCEPT E-BUSINESS SOLUTIONS

    Our ability to increase revenues and achieve profitability depends on the widespread acceptance of e-business solutions by commercial users, particularly growing enterprises. The market for e-business solutions is relatively new and is undergoing significant change. The acceptance and growth of e-business solutions will be limited if the Internet does not prove to be a viable commercial market.

    WE HAVE A HISTORY OF OPERATING LOSSES, EXPECT TO INCUR LOSSES IN THE FUTURE AND WILL NOT BE SUCCESSFUL UNLESS WE CAN REVERSE THIS TREND

    We expect to continue to incur increasing sales and marketing, infrastructure development and general and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability. We cannot be certain whether or when this will occur because of the significant uncertainties with respect to our business model. We experienced net losses of $575,175 and $10.4 million for the fiscal years ended December 31, 1998 and 1999, respectively and a net loss of $3.2 million for the three months ended March 31, 2000. We expect to continue to incur significant operating losses in the foreseeable future. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

    WE PLAN TO EXPAND RAPIDLY; IF WE CANNOT MANAGE OUR GROWTH SUCCESSFULLY, OUR GROWTH MAY SLOW OR STOP

    We have recently expanded our operations extensively. Our growth has placed, and will continue to place, a significant strain on our management, operating and financial systems, and sales, marketing and administrative resources. If we cannot manage our expanding operations, we may not be able to continue to grow or we may grow at a slower pace. Furthermore, our operating costs may escalate faster than planned. In order to manage our growth successfully we must:

    - improve our management, financial and information systems and controls;

    - expand, train and manage our employee base effectively; and

    - enlarge our infrastructure for application hosting services.

    WE RELY ON A SMALL NUMBER OF CLIENTS FOR MOST OF OUR REVENUES; OUR REVENUES WILL DECLINE SIGNIFICANTLY IF WE CANNOT KEEP OR REPLACE THESE CLIENTS

    In 1998, revenues from a single client accounted for approximately 27.0% of our total revenues, and revenues from our five largest clients accounted for 54.0% of total revenues. In 1999, while no single client accounted for more than 10% of our total revenues, Internet Capital Group, which is our largest shareholder and has two representatives on our board of directors, and related companies accounted for 17.9% of total revenues. Revenues from our five largest clients accounted for approximately 26% of total revenues in 1999 and approximately 40.9% for the three months ended March 31, 2000. If these clients do not need or want to engage us to perform additional services for them and we are not able to sell our services to new clients at comparable or greater levels, our revenues will decline.

    OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE LIKELY TO VARY, WHICH MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE

    Our quarterly revenues and operating results are volatile and difficult to predict. Our quarterly operating results have varied in the past and are likely to vary significantly from quarter to quarter in the future. It is likely that in some future quarter or quarters our operating results will be below the expectations of public market analysts or investors. If so, the market price of our common stock may decline significantly. Factors that may cause our results to fluctuate include:

    - the amount and timing of demand by our clients for application hosting and e-business solution services;

    - our ability to obtain new and follow-on client engagements;

    - the number, size and scope of our projects;

    - cancellations or reductions in the scope of major consulting and systems integration projects;

    - our ability to enter into multi-year contracts with application hosting clients;

    - our ability to collect accounts receivable from some of our growing enterprise clients who, as a result of their short operating histories and emerging businesses, have not paid us on a timely basis;

    - cancellations of month-to-month application hosting contracts;

    - the length of the sales cycle associated with our service offerings;

    - the introduction of new services by us or our competitors;

    - changes in our pricing policies or those of our competitors;

    - gains recognized and related compensation expenses we incur as a result of our venture capital investments and commitments to employees based on the performance of those investments;

    - our ability to attract, train and retain skilled personnel in all areas of our business;

    - our ability in a consistent and accurate manner to manage costs, including personnel costs and support services costs; and

    - the timing and cost of anticipated openings or expansions of new regional offices and new Solution Centers.

    We derive a substantial portion of our revenues from providing professional services. We generally recognize revenues as we provide services. Personnel and related costs constitute a substantial portion of our operating expenses. Because we establish the levels of these expenses in advance of any particular quarter, underutilization of our professional services employees may cause significant reductions in our operating results for a particular quarter.

    OUR GROWTH COULD BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL

    We believe that our success depends largely on our ability to attract and retain highly skilled technical, consulting, managerial, sales and marketing personnel. We may not be able to hire or retain the necessary personnel to implement our business strategy. In addition, we may need to pay higher compensation for employees than we currently expect. Individuals with e-business solutions skills, particularly those with the significant experience which we generally require, are in very short supply. Competition to hire from this limited pool is intense.

    WE MAY LOSE MONEY ON FIXED-FEE CONTRACTS AND PERFORMANCE-BASED CONTRACTS

    We derive a portion of our revenues from fixed-fee contracts. We occasionally make a portion of our fees contingent on meeting performance objectives. If we misjudge the time and resources necessary to complete a project, or if a client does not achieve the agreed upon performance objectives, we may incur a loss in connection with the project. This risk is heightened because we work with complex technologies in compressed time frames.

    OUR GROWTH STRATEGY WILL FAIL IF WE ARE UNABLE TO OPEN NEW REGIONAL OFFICES SUCCESSFULLY

    A key component of our growth strategy is to open regional offices in new U.S. and foreign locations. If we do not implement this strategy successfully, we will not grow. We devote substantial financial and management resources to launch these offices. We may not select appropriate locations for these regional offices. We also may not be able to open these offices efficiently or manage them profitably.

    WE FACE INCREASED RISKS IN CONDUCTING BUSINESS ABROAD WHICH MAY DAMAGE OUR BUSINESS RESULTS

    One component of our growth strategy is to expand into international markets. We recently opened an office in London. We believe that we will face certain risks in doing business abroad that we do not face domestically. Among the international risks we believe are most likely to affect us are:

    - costs and difficulties in staffing and managing international operations;

    - strains on our financial and other systems to properly administer VAT and other taxes, and different cost structures;

    - unexpected changes in regulatory requirements;

    - increased tariffs and other trade barriers;

    - costs and delays of localizing products and offerings for local market and the costs and difficulties in complying with local business customs;

    - difficulties in enforcing contractual and intellectual property rights;

    - heightened risks of political and economic instability and the possibility of nationalization or expropriation of industries or properties;

    - potentially adverse tax consequences including restrictions on repatriating earnings and the threat of "double taxation;"

    - the burden of complying with a wide variety of foreign laws and regulations, some of which may conflict with U.S. laws;

    - currency issues, including fluctuations in current exchange rates and the adoption of the Euro by many countries of the European Union by 2003; and

    - restrictions on the import and export of sensitive U.S. technologies, such as data security and encryption software and systems that we may wish to deliver to our customers.

    Any of these factors or other factors not listed here could damage our business results. There can be no assurance that one or more of these factors will not have a material adverse effect on our foreign operations, and, consequentially, our business, operating results and financial condition.

    IF OUR EFFORTS TO DEVELOP BRAND AWARENESS ARE NOT SUCCESSFUL, WE WILL NOT INCREASE REVENUES AS PLANNED

    An important element of our business strategy is to develop and maintain widespread awareness of the Breakaway name. To promote our name and brand identity, we have expended considerable amounts and may increase our marketing expenses. These expenses have caused and may likely cause our operating margins to decline. If these efforts are not successful, we will not experience any increase in revenues to offset these expenses. We may nonetheless continue to incur these expenses, possibly at higher levels. Moreover, our name may be closely associated with the business difficulties of some of our clients, many of whom are pursuing unproven business models in competitive markets. As a result, the difficulties or failure of one or more of our clients could damage our name and brand identity.

    OUR FAILURE TO MEET CLIENT EXPECTATIONS OR DELIVER ERROR-FREE SERVICES COULD RESULT IN LOSSES AND NEGATIVE PUBLICITY

    Many of our engagements involve information technology solutions that are critical to our clients' businesses. Any defects or errors in these solutions or failure to meet clients' specifications or expectations could result in:

    - delayed or lost revenues due to adverse client reaction;

    - requirements to provide additional services to a client at no charge;

    - refunds of monthly application hosting fees for failure to meet service level obligations;

    - negative publicity about Breakaway and our services, which could adversely affect our ability to attract or retain clients; or

    - claims for substantial damages against us, regardless of our responsibility for such failure, which may not be covered by our insurance policies and which may not be limited by the contractual terms of our engagement.

    WE GENERATE A SIGNIFICANT PORTION OF OUR REVENUES FROM SERVICES RELATED TO PACKAGED SOFTWARE APPLICATIONS OF A LIMITED NUMBER OF VENDORS; WE WOULD EXPERIENCE A REDUCTION IN REVENUES IF ANY OF THOSE VENDORS CEASED DOING BUSINESS WITH US

    We derive a significant portion of our revenues from projects in which we customize, implement or host packaged software applications developed by third parties. We do not have contractual arrangements with most of these software vendors. As a result, those software vendors with whom we do not have contractual arrangements can cease making their products available to us at their discretion. Even in the case of software vendors with whom we do have contractual arrangements, those arrangements are either terminable at will by either party or are for short terms. In addition, these software vendors may choose to compete against us in providing strategic consulting, systems integration or application hosting services. Moreover, our success is dependent upon the continued popularity of the product offerings of these vendors and on our ability to establish relationships with new vendors in the future. If we are unable to obtain packaged applications from these or comparable vendors or, if our vendors choose to compete with us or the popularity of our products declines, our business and operating results may be adversely affected.

    OUR MARKETS ARE HIGHLY COMPETITIVE AND OUR FAILURE TO COMPETE SUCCESSFULLY WILL LIMIT OUR ABILITY TO RETAIN AND INCREASE OUR MARKET SHARE

    Our markets are new, rapidly evolving and highly competitive. We expect this competition to persist and intensify in the future. Our failure to maintain and enhance our competitive position will limit our ability to maintain and increase our market share, which would result in serious harm to our business. Many of our competitors are substantially larger than we are and have substantially greater financial, infrastructure and personnel resources than we have. Furthermore, many of our competitors have well established, large and experienced marketing and sales capabilities and greater name recognition than we have. As a result, our competitors may be in a stronger position to respond quickly to new or emerging technologies and changes in client requirements. They may also develop and promote their services more effectively than we do. Moreover, barriers to entry, particularly in the strategic consulting and systems integration markets, are low. We therefore expect additional competitors to enter these markets.

    IF WE ARE UNABLE TO REUSE SOFTWARE CODE AND METHODOLOGIES, WE MAY NOT BE ABLE TO DELIVER OUR SERVICES RAPIDLY AND COST-EFFECTIVELY

    Our business model depends to a significant extent on our ability to reuse software code and methodologies that we develop in the course of client engagements. If we generally are unable to negotiate contracts to permit us to reuse code and methodologies, we may be unable to provide services to our growing enterprise clients at a cost and within time frames that these clients find acceptable. Our clients may prohibit us from such reuse or may severely limit or condition reuse.

    WE DEPEND ON A LIMITED NUMBER OF KEY PERSONNEL WHO HAVE RECENTLY JOINED US AND WHOM WE MAY NOT BE ABLE TO RETAIN

    Many members of our senior management joined us in 1999 and 2000. Many of these individuals have not previously worked together and are becoming integrated as a management team. As a result, our senior managers may not work together effectively as a team. In addition, due to the competitive nature of our industry, we may not be able to retain all of our senior managers.

    WE MAY NEED ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE TO US, AND WHICH, IF RAISED, MAY DILUTE YOUR OWNERSHIP INTEREST IN US

    We may need to raise additional funds through public or private equity or debt financings in order to:

    - support additional capital expenditures;

    - take advantage of acquisition or expansion opportunities;

    - develop new services; or

    - address additional working capital needs.

    If we cannot obtain financing on terms acceptable to us or at all, we may be forced to curtail some or all of these activities. As a result, we could grow more slowly or stop growing. Any additional capital raised through the sale of equity will dilute your ownership interest in us and may be on terms that are unfavorable to holders of our common stock.

    WE MAY UNDERTAKE ADDITIONAL ACQUISITIONS WHICH MAY LIMIT OUR ABILITY TO MANAGE AND MAINTAIN OUR BUSINESS, MAY RESULT IN ADVERSE ACCOUNTING TREATMENT AND MAY BE DIFFICULT TO INTEGRATE INTO OUR BUSINESS

    Since March 1999, we have acquired five companies, including DataCyr in February 2000 and Eggrock in March 2000. We may undertake additional acquisitions in the future. Acquisitions involve a number of risks, including:

    - diversion of management attention;

    - amortization of substantial goodwill, adversely affecting our reported results of operations;

    - inability to retain the management, key personnel and other employees of the acquired business;

    - inability to establish uniform standards, controls, procedures and policies;

    - inability to retain the acquired company's customers; and

    - exposure to legal claims for activities of the acquired business prior to acquisition.

    Integrating the operations of an acquired business can be a complex process that requires integration of service personnel, sales and marketing groups, hosting infrastructure and service offerings and coordination of our development efforts. Client satisfaction or performance problems with an acquired business also could affect our reputation as a whole. In addition, any acquired business could significantly underperform relative to our expectations. For example, if we are unsuccessful in integrating Eggrock into our operations, or if Eggrock's clients delay or cancel contracts as a result of our acquisition, our business could be seriously harmed.

    WE MAY NOT BE ABLE TO DELIVER OUR APPLICATION HOSTING SERVICES IF THIRD PARTIES DO NOT PROVIDE US WITH KEY COMPONENTS OF OUR HOSTING INFRASTRUCTURE

    We depend on other companies to supply key components of the computer and telecommunications equipment and the telecommunications services which we use to provide our application hosting services. Some of these components are available only from sole or limited sources in the quantities and quality we demand. Although we lease redundant capacity from multiple suppliers, a disruption in our ability to provide hosting services could prevent us from maintaining the required standards of service, which would cause us to incur contractual penalties.

    INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US, EVEN WITHOUT MERIT, COULD COST A SIGNIFICANT AMOUNT OF MONEY TO DEFEND AND MAY DIVERT MANAGEMENT'S ATTENTION

    As the number of e-business applications in our target market increases and the functionality of these applications overlaps, we may become subject to infringement claims. We cannot be certain that our services, the solutions that we deliver or the software used in our solutions do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. If there is infringement, we could be liable for substantial damages. Any infringement claims, even if without merit, can be time consuming and expensive to defend. They may divert management's attention and resources and could cause service implementation delays. They also could require us to enter into costly royalty or licensing agreements.

    WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY
RIGHTS

    If third parties infringe or misappropriate our trade secrets, copyrights, trademarks or other proprietary information, our business could be seriously harmed. The steps that we have taken to protect our proprietary rights may not be adequate to deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. Also, protection of intellectual property in many foreign countries is weaker and less reliable than in the United States. Accordingly, as our business expands into foreign countries, risks associated with protecting our intellectual property will increase.

    OUR BUSINESS MAY SUFFER IF GROWTH IN THE USE OF THE INTERNET DECLINES

    Our business is dependent upon continued growth in the use of the Internet by our clients, prospective clients and their customers and suppliers. If the number of users on the Internet does not increase and commerce over the Internet does not become more accepted and widespread, demand for our services may decrease and, as a result, our revenues would decline. Factors that may affect Internet usage or electronic commerce adoption include:

    - actual or perceived lack of security of information;

    - lack of access and ease of use;

    - congestion of Internet traffic;

    - inconsistent quality of service;

    - increases in access costs to the Internet;

    - excessive governmental regulation;

    - uncertainty regarding intellectual property ownership;

    - reluctance to adopt new business methods; and

    - costs associated with the obsolescence of existing infrastructure.

RISKS RELATED TO THIS OFFERING

    OUR STOCK PRICE HAS BEEN VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING

    The trading price of our common stock is likely to be volatile. The stock market in general, and the market for technology and Internet-related companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions.

    OUR EXISTING PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS CURRENTLY CONTROL AND WILL CONTINUE TO CONTROL BREAKAWAY SOLUTIONS AFTER THIS OFFERING AND COULD DELAY OR PREVENT A CHANGE IN CORPORATE CONTROL THAT STOCKHOLDERS MAY BELIEVE WILL IMPROVE MANAGEMENT AND COULD DEPRESS OUR STOCK PRICE BECAUSE PURCHASERS CANNOT ACQUIRE A CONTROLLING INTEREST

    When this offering is completed, our executive officers, directors and stockholders who beneficially own more than 5.0% of our stock will, in the aggregate, beneficially own shares representing approximately 69.0% of our capital stock. As a result, these persons, acting together, will be able to control all matters submitted to our stockholders for approval and to control our management and affairs. For example, these persons, acting together, will control the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. This control could have the effect of delaying or preventing a change of control of Breakaway that stockholders may believe would result in better management. In addition, this control could depress our stock price because purchasers will not be able to acquire a controlling interest in us.

    OUR STOCK PRICE COULD BE ADVERSELY AFFECTED BY SHARES BECOMING AVAILABLE FOR
     SALE

    Sales of a substantial number of shares of our common stock in the public market after this offering could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

    WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION WHICH COULD RESULT IN SUBSTANTIAL COSTS AND DIVERT MANAGEMENT'S ATTENTION AND RESOURCES

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources.

    PURCHASERS IN THIS OFFERING WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION
     OF THEIR INVESTMENT

    Purchasers of common stock in this offering will pay a price per share which substantially exceeds the per share value of our assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution.

    WE HAVE ANTITAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK

    Provisions of our certificate of incorporation and bylaws and provisions of Delaware law could delay, defer or prevent an acquisition or change of control of Breakaway or otherwise adversely affect the price of our common stock. For example, our board of directors is staggered in three classes, so that only one-third of the directors can be replaced at any annual meeting. Additionally, our bylaws limit the ability of stockholders to call a special meeting. Our certificate of incorporation also permits our board to issue shares of preferred stock without stockholder approval. In addition to delaying or preventing an acquisition, the issuance of a substantial number of preferred shares could adversely affect the price of the common stock. Please refer to "Description of Capital Stock" for a more detailed discussion of these provisions.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the section captioned "Risk Factors," as well as any cautionary language elsewhere in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have an adverse effect on our business, results of operations and financial position.

                              SELLING STOCKHOLDERS

    We issued the shares of common stock covered by this prospectus in a private placement on May 26, 2000. The following table sets forth, to our knowledge, certain information about the selling stockholders as of June 1, 2000.

    We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

    Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable under stock options that are exercisable within 60 days after June 1, 2000 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                                                                          SHARES OF
                                                 SHARES OF                               COMMON STOCK
                                                COMMON STOCK                                TO BE
                                             BENEFICIALLY OWNED       NUMBER OF       BENEFICIALLY OWNED
                                            PRIOR TO OFFERING(3)      SHARES OF         AFTER OFFERING
                                           ----------------------   COMMON STOCK    ----------------------
NAME OF SELLING STOCKHOLDER(1)(2)           NUMBER     PERCENTAGE   BEING OFFERED    NUMBER     PERCENTAGE
---------------------------------          ---------   ----------   -------------   ---------   ----------
The Putnam OTC and Emerging Growth
  Fund...................................  3,321,880       7.4%       1,129,500     2,192,380        4.9%
Putnam Voyager Fund II...................    349,900          *         226,600       123,200           *
Putnam Funds Trust--Putnam New Century
  Growth Fund............................    223,400          *          84,700       138,700           *
  Putnam World Trust II--Putnam Emerging
    Information Sciences Fund............    164,496          *          56,000       108,496           *
Putnam Investment Funds--Putnam Worldwide
  Equity Fund............................      5,400          *           3,200         2,200           *

------------------------

*   Represents less than 1% of the total.

(1) The term "selling stockholders" includes donees, pledges, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

(2) Each of the selling stockholders is a mutual fund managed by either Putnam Investment Management, Inc. or The Putnam Advisory Company, Inc.

(3) The selling stockholders beneficially own in the aggregate 4,065,076 shares, or 9.1% of our outstanding common stock.

    None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus.

    The selling stockholders will pay any expenses incurred by the selling stockholders for brokerage, accounting, tax services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants and of counsel to the selling stockholders.

                                DIVIDEND POLICY

    We intend to retain future earnings, if any, to finance our growth strategy. We do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including:

    - our financial condition;

    - our operating results;

    - our current and anticipated cash needs;

    - restrictions in our financing agreements; and

    - our plans for expansion.

                        PRICE RANGE OF OUR COMMON STOCK

    Our common stock has traded on the Nasdaq National Market under the symbol "BWAY" since October 6, 1999. Prior to that there was no public market for our common stock. On March 23, 2000, Breakaway effected a two-for-one stock dividend of Breakaway common stock. The table below sets forth, for the periods indicated, the high and low sale prices of our common stock as reported on the Nasdaq National Market after giving effect to our two-for-one stock dividend.

                                                              COMMON STOCK PRICE
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
FISCAL YEAR ENDED DECEMBER 31, 1999:
  Fourth Quarter (from October 6, 1999).....................  $ 38.50    $ 18.06

FISCAL YEAR ENDING DECEMBER 31, 2000:
  First Quarter (ended March 31, 2000)......................  $ 85.50    $ 27.50
  Second Quarter (through June 22, 2000)....................  $47.375    $17.375

    As of June 1, 2000, there were 247 holders of record of our common stock. On June 22, 2000, the last sale price reported on the Nasdaq National Market for our common stock was $34.125 per share.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 2000:

    - on an actual basis; and

    - on a pro forma basis to give effect to the acquisition of Eggrock and the consummation of a private placement of 1.5 million shares of common stock to five mutual funds managed by either Putnam Investment Management, Inc. or The Putnam Advisory Company, Inc., the gross proceeds of which were $39.0 million.

    The number of shares outstanding is based on the number of shares of our common stock outstanding on March 31, 2000. It excludes 17,269,065 shares subject to options outstanding under our 1998 stock plan and 1999 stock incentive plans at a weighted average exercise price of $6.62 per share and 7,053,006 additional shares available for issuance under the 1999 plan. It also excludes 169,562 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $4.25 per share. You should read this table together with our consolidated financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                              AS OF MARCH 31, 2000
                                                              ---------------------
                                                               ACTUAL     PRO FORMA
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
Short-term debt, including capital lease
  obligations--current portion..............................  $  1,147    $  1,147
Long-term debt, including note payable to stockholder and
  capital lease obligations--long-term portion..............     3,418       3,418
Stockholders' equity:
  Common stock, $0.000125 par value per share, 80,000,000
    authorized, actual, and pro forma:
    38,391,402 issued and 35,281,002 outstanding, actual,
    46,092,822 issued and 42,993,155 outstanding, pro
    forma...................................................         4         191
Additional paid-in-capital..................................    85,987     405,619
Less: deferred compensation.................................      (235)       (235)
Retained earnings (deficit).................................   (13,590)    (13,590)
Accumulated other comprehensive income......................       104         104
                                                              --------    --------
      Total stockholders' equity............................    72,270     392,089
                                                              --------    --------
      Total capitalization..................................  $ 76,835    $396,654
                                                              ========    ========

                                    DILUTION

    This offering is for sales of stock by existing Breakaway stockholders on a continuous or delayed basis in the future. Sales of common stock by stockholders will not result in a change to the net tangible book value per share before and after the distribution of shares by the selling stockholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the price of Breakaway shares may not bear any rational relationship to net tangible book value per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus.

    The selected consolidated financial data presented below as of December 31, 1997, 1998 and 1999 and for the years then ended are derived from the consolidated financial statements of Breakaway, which consolidated financial statements have been audited by KPMG LLP, independent certified public accountants. The selected consolidated financial data as of December 31, 1995 and 1996, and for each of the years then ended and as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are derived from the unaudited consolidated financial statements of Breakaway. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations for such periods. The selected consolidated financial data for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000 or any other future period.

    From its inception until December 31, 1998, Breakaway was an S corporation and, accordingly, was not subject to federal and state income taxes, except for certain Massachusetts income taxes on S corporations with annual revenues in excess of $6 million. The pro forma net income (loss) and pro forma net income
(loss) per share--basic and diluted information presented below have been computed as if Breakaway were subject to all federal and all applicable state corporate income taxes since 1995, based on the statutory tax rates and the tax laws then in effect.

    The following selected unaudited pro forma consolidated statement of operations data for Breakaway for the year ended December 31, 1999 and the three months ended March 31, 1999 and 2000 give effect to the acquisitions of Applica Corporation, WPL Laboratories, Inc., Web Yes, Inc. and Eggrock Partners, Inc. as if these acquisitions had occurred on January 1, 1999. The selected unaudited pro forma consolidated balance sheet data as of March 31, 2000 give effect to the acquisition of Eggrock Partners, Inc. as if it had occurred on March 31, 2000 and the consummation of a private placement of 1.5 million shares of common stock to five mutual funds managed by either Putnam Investment Management, Inc. or The Putnam Advisory Company, Inc., the gross proceeds of which were $39.0 million..

                                                             YEARS ENDED DECEMBER 31,
                                          ---------------------------------------------------------------
                                                                                                   1999
                                                                                                   PRO
                                            1995       1996       1997       1998       1999      FORMA
                                            ----       ----       ----       ----       ----      -----
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Revenue.................................   $1,896     $3,462     $6,118    $10,018    $ 25,390   $ 39,096
Operating expenses:
  Project personnel costs...............      967      1,430      2,543      5,904      11,850     19,289
  Selling, general and administrative...      740      1,368      2,559      4,814      22,403     29,480
  Amortization of deferred costs........       --         --         --         --       1,000     35,186
  Amortization of goodwill and
    intangible assets...................       --         --         --         --       1,002     29,772
                                           ------     ------     ------    -------    --------   --------
    Total operating expenses............    1,707      2,798      5,102     10,718      36,255    113,727
Income (loss) from operations...........      189        664      1,016       (700)    (10,865)   (74,631)
Interest income (expense), net..........        8        (25)        60        (32)        475        512
Other income (expense)..................       --        (21)        (2)       157          23         23
                                           ------     ------     ------    -------    --------   --------
Net income (loss).......................   $  197     $  618     $1,074    $  (575)   $(10,367)  $(74,096)
                                           ======     ======     ======    =======    ========   ========
Net income (loss) per share--
  Basic and diluted.....................   $ 0.01     $ 0.05     $ 0.08    $ (0.05)   $  (0.59)  $  (2.80)
Weighted average shares outstanding.....   15,360     13,282     12,826     12,680      17,440     26,459
Pro forma net income (loss).............   $  118     $  371     $  644    $  (380)
                                           ======     ======     ======    =======
Pro forma net income (loss) per share--
  Basic and diluted.....................   $ 0.01     $ 0.03     $ 0.05    $ (0.03)

                                                THREE MONTHS ENDED MARCH 31,
                                          -----------------------------------------

                                                     1999 PRO              2000 PRO
                                            1999      FORMA       2000      FORMA
                                            ----     --------     ----     --------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Revenue.................................   $ 3,111   $ 10,602   $ 18,147   $ 23,993
Operating expenses:
  Project personnel costs...............     1,553      5,509      8,158     11,233
  Selling, general and administrative...     1,832      5,422     12,606     18,592
  Amortization of deferred costs........        --      5,476        138      4,778
  Amortization of goodwill and
    intangible assets...................        --     12,529        839     12,494
                                           -------   --------   --------   --------
    Total operating expenses............     3,385     28,936     21,741     47,097
Income (loss) from operations...........      (274)   (18,334)    (3,594)   (23,104)
Interest income (expense), net..........        18        (14)       371        371
Other income (expense)..................        20        (50)        --         73
                                           -------   --------   --------   --------
Net income (loss).......................   $  (236)  $(18,398)  $ (3,223)  $(22,660)
                                           =======   ========   ========   ========
Net income (loss) per share--
  Basic and diluted.....................   $ (0.02)  $  (1.04)  $  (0.09)  $  (0.53)
Weighted average shares outstanding.....     9,847     17,689     35,106     43,054
Pro forma net income (loss).............
Pro forma net income (loss) per share--
  Basic and diluted.....................

                                                                                                                MARCH 31, 2000
                                                                        AS OF DECEMBER 31,                    -------------------
                                                       ----------------------------------------------------                PRO
                                                         1995       1996       1997       1998       1999      ACTUAL     FORMA
                                                         ----       ----       ----       ----       ----      ------     -----
                                                                          (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents............................   $   94     $   84     $  879    $    17    $  3,920   $  6,667   $ 49,471
Total assets.........................................      740      1,120      2,533      2,743      77,461     86,575    440,862
Total long-term liabilities..........................       69         55         84         67       2,001      3,418      3,418
Stockholders' equity.................................      332        948      1,492        913      68,340     72,270    392,089

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION TOGETHER WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS ITEM CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES AND EXCHANGE ACT OF 1934 THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INCLUDED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE THOSE SET FORTH UNDER "RISK FACTORS" COMMENCING ON PAGE 5. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

OVERVIEW

    Breakaway is a Delaware corporation. We were incorporated in Massachusetts under the name The Counsell Group, Inc. in 1992, and reincorporated in Delaware in August 1995. In October 1998, we changed our name to Breakaway
Solutions, Inc.

    We are a full service provider of e-business solutions that allow growing enterprises to capitalize on the power of the Internet to reach and support customers and markets. Our services consist of Breakaway strategy solutions, Breakaway e-business solutions and Breakaway application hosting. From our inception in 1992 through 1998, our operating activities primarily consisted of providing Internet solutions and customer relationship management solutions services. Prior to our acquisition of Applica, we derived no revenues from application hosting. We believe that application hosting will account for a significantly greater portion of our total revenue in the future. As a result of the acquisition of Applica, we began offering application hosting services in 1999.

    Historically, we have offered our services to clients primarily under time and materials contracts. For these projects, we recognize revenues based on the number of hours worked by consultants at a rate per hour agreed upon with our clients. We have also performed some services under fixed-fee contracts. We recognize revenues from fixed-fee contracts on a percentage of completion method based on the ratio of costs incurred to total estimated costs.

    Due to our use of fixed-fee contracts, our operating results may be affected adversely by inaccurate estimates of costs required to complete projects. Therefore, we employ a series of project review processes designed to help provide accurate project cost and completion estimates, including a detailed review at the end of each specified reporting period to determine project percentage of completion to date.

    We generally derive our initial pricing for a contract from our internal cost and fixed-fee pricing model. This model helps our professionals estimate pricing based on the scope of work and materials required. The model also takes into account project complexity and technical risks.

    We seek to mitigate our risks under fixed-fee contracts by providing fixed-fee quotes for discrete phases of each project. Using this approach, we are able to price more accurately the next phase of the engagement by virtue of having greater knowledge of our client's needs and the project's complexity. We reflect any losses on projects in process in the period in which they become known.

    We typically receive an advance payment from our strategy consulting services clients upon contract signing, with additional payments required upon our attainment of project milestones. Deferred revenue consists principally of these advance payments. We recognize those payments upon performance of services.

    We price our application hosting contracts on a fixed-fee basis. We recognize revenues from these contracts as services are provided each month. In addition, we charge our application hosting clients a one time set-up fee, which we recognize when set-up is complete. Pricing varies for each client based on the prospective application to be hosted. Factors which determine pricing generally include telecommunications bandwidth required, physical space requirements in our leased hosting facilities and the technological complexity of supporting the hosted application.

    In 1998, revenues from a single client accounted for approximately 27.0% of our total revenues, and revenues from our five largest clients accounted for 54.0% of total revenues. In 1999, while no single client accounted for more than 10% of our total revenues, Internet Capital Group, which is our largest shareholder and has two representatives on our Board of Directors, and related companies accounted for 17.9% of our total revenues. Revenues from our five largest clients acccounted for approximately 26% of total revenues in 1999. If these clients do not need or want to engage us to perform additional services for them and we are not able to sell our services to new clients at comparable or greater levels, our revenues will decline.

    Our expense items include project personnel costs, sales and marketing expenses and general and administrative expenses:

    - Project personnel costs consist of payroll and payroll-related expenses for personnel dedicated to client assignments;

    - Sales and marketing expenses consist primarily of salaries (including sales commissions), consulting fees, trade show expenses, advertising and the cost of marketing literature; and

    - General and administrative expenses consist primarily of administrative salaries, salaries for employees on the Breakaway Knowledge Innovation Team, fees for professional services and other operating costs, such as rent.

    In December 1999, we formed Breakaway Capital I LLC, a wholly-owned venture capital fund, for the primary purpose of making minority interest investments in clients. We intend to make total investments of approximately $5 million through Breakaway Capital. Breakaway Capital has invested approximately $2.0 million at this time and continues to evaluate other investment opportunities. We intend to distribute approximately 50% of the profits earned by Breakaway Capital to certain employees who are not our executive officers. Those employees eligible to receive these profits will be selected based upon performance-related criteria determined by us. We have committed to make cash distributions to these employees if Breakaway Capital liquidates any investment at a profit, provided that the employee is employed by us at the time of the distribution. This commitment by us means that we will incur compensation expense with respect to amounts to be paid to employees.

    The determination of the amount of compensation expense, due to gains in Breakaway Capital, and the timing of when we must recognize that expense, are subject to a number of factors, based primarily on the nature and performance of investments by Breakaway Capital. It is therefore not possible to predict if and when such compensation expense will occur. For the same reasons, it is not possible to predict when we will recognize any gains from the investments of Breakaway Capital or whether those gains will occur in the same fiscal quarter that compensation expense occurs. If Breakaway Capital realizes large returns on its investments, we could experience significant variations in our quarterly results unrelated to our business operations. These variations could be due to significant gains or to significant compensation expenses. While gains may offset compensation expenses in a particular quarter, there can be no assurance that related gains and compensation expenses will occur in the same quarter.

ACQUISITIONS

    We completed three acquisitions in 1999 and two acquisitions in 2000. These acquisitions enabled us to become a full service provider by substantially expanding our capabilities in providing systems integration services for e-business and by adding the capability to host applications. The three acquisitions in 1999 were:

    - APPLICA. In March 1999, we acquired all of the outstanding shares of Applica Corporation, a New York-based application hosting service provider. Applica had no revenues for the period beginning on its inception, September 24, 1998 and ending on December 31, 1998. We acquired Applica for 1,447,398 shares of Breakaway common stock.

    - WPL. In May 1999, we acquired WPL Laboratories, Inc., a Philadelphia, Pennsylvania-based Web development company. WPL focused primarily on enabling companies to conduct business using the Internet as a distribution channel. WPL had revenues of $2.6 million for the year ended December 31, 1998. The total acquisition consideration paid consisted of approximately $5.0 million in cash to be paid over a four-year period and 2,728,280 shares of our common stock. Each WPL stockholder received 50% of his cash consideration at closing and will receive the remainder incrementally over a four-year period so long as the stockholder does not resign and is not terminated for cause. Of the shares of our common stock issued to the former WPL stockholders, approximately 50% are subject to our right, which lapses incrementally over a four-year period, to repurchase the shares of the stockholder, at their value at the time of the acquisition, upon the stockholder's resignation or our termination of the stockholder for cause. Also, as a part of the acquisition, we assumed all outstanding WPL stock options, which became exercisable for 629,608 shares of our common stock at an exercise price of $1.18 per share with a four-year vesting period.

    - WEB YES. In June 1999, we acquired Web Yes, Inc., a Cambridge, Massachusetts-based application hosting service provider. This acquisition strengthens our application hosting capabilities, providing us with additional domestic and international hosting facilities. Web Yes had revenues of $288,000 for the year ended December 31, 1998. We acquired Web Yes for 984,982 shares of our common stock. Of the shares of our common stock issued to the former Web Yes stockholders, 685,360 are subject to our right, which lapses incrementally over a four year period, to repurchase the shares of a particular stockholder upon the termination of his employment with us. The repurchase price will be either at the share value at the time of the acquisition if the stockholder terminates employment or we terminate for cause, or at their fair market value if we terminate the stockholder's employment without cause.

    All three acquisitions were accounted for using the purchase method of accounting, resulting in $14.7 million of intangible assets and deferred costs. Intangible assets and deferred costs are being amortized over a three to five-year period from the date of each acquisition.

    The two acquisitions in 2000 were:

    - EGGROCK. Effective as of April 1, 2000, we acquired Eggrock Partners, Inc. Eggrock is a full service consulting and systems integration firm that focuses on delivering customer-centered business solutions to emerging enterprises. Eggrock assists growing companies in selecting and implementing software applications that will allow companies to operate their business more effectively through use of the Internet. Breakaway issued 6,176,331 shares of common stock to Eggrock stockholders and reserved 1,095,621 shares of common stock for issuance to Eggrock option holders. Eggrock options will be converted into options to acquire Breakaway common stock on the same basis as Eggrock stock is converted into the right to receive Breakaway common stock. Of the shares of our common stock to be issued to the former Eggrock stockholders on closing, approximately 30.5% will be subject to vesting over a four year period. We accounted for this acquisition using the purchase method of accounting, resulting in approximately $305 million of intangible assets and deferred costs that we expect to amortize over a three to five-year period from the closing of the acquisition.

    - DATACYR. In February 2000, we acquired DataCyr Corporation. DataCyr develops and markets software designed to allow enterprises to seamlessly move and transform data from multiple incompatible sources to common databases. We believe that this acquisition will enhance our ability to link our clients' legacy systems to their Web based systems. We acquired DataCyr for 110,000 shares of our common stock. Of those shares, approximately 85% are owned by two individuals who are now employed by us. These shares are subject to our right, which lapses incrementally over a four-year period, to repurchase the shares from the applicable employee for a nominal amount upon the employee's resignation without good reason or our termination of the employee for cause. The acquisition was accounted for using the purchase method of accounting, resulting in approximately $6.6 million of intangible assets and deferred costs that will be amortized over a three to five-year period from the date of the acquisition.

RESULTS OF OPERATIONS

    The following tables set forth certain items included in our consolidated statements of operations as a percentage of revenues for the periods indicated:

                                                                             THREE MONTHS
                                         YEARS ENDED DECEMBER 31,          ENDED MARCH 31,
                                      -------------------------------    --------------------
                                        1997       1998        1999        1999        2000
                                      --------   --------    --------    --------    --------
Revenues............................   100.0%     100.0%      100.0%      100.0%      100.0%
Project personnel costs.............    41.6       59.0        46.8        49.9        45.0
Selling, general and
  administrative....................    41.8       48.0        88.2        58.9        69.5
Amortization expense................      --         --         7.9          --         5.4
Operating income (loss).............    16.6%      (7.0)%     (42.9)%      (8.8)%     (19.8)%

    The following table sets forth the revenues from our core service offerings for the periods indicated:

                                                                 REVENUE FOR THE
                                      REVENUE FOR THE YEARS        THREE MONTHS
                                        ENDED DECEMBER 31,       ENDED MARCH 31,
                                      ----------------------   --------------------
                                        1998          1999       1999        2000
                                      --------      --------   --------    --------
                                                     (IN THOUSANDS)
Strategy and eBusiness
  Solutions.........................  $10,018       $23,298    $ 3,111     $15,346
  Percentage of revenues............    100.0%         91.8%     100.0%       84.6%
Application hosting.................       --       $ 2,092    $    --     $ 2,801
  Percentage of revenues............       --           8.2%        --        15.4%

    As the preceding tables indicate, our revenues in the past were derived from providing strategy and systems integration solutions services. We developed and began implementation of our current strategy to become a leading full service provider of Internet solutions for businesses in late 1998. As part of this strategy, we acquired companies which gave us the ability to provide application hosting services and expanded our ability to provide Internet solutions services during the first six months of 1999. We began recognizing revenues from these services in the second quarter of 1999.

THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

    REVENUES. Revenues for the first quarter ended March 31, 2000 increased by $15.0 million, or 483.3%, to $18.1 million from $3.1 million for the first quarter ended March 31, 1999. The increase was due primarily to greater market demand for Internet professional services and increased revenues derived from our application hosting line of business, which generated $2.8 million, or 15.4%, of our total revenues for the first quarter ended March 31, 2000. There were no revenues derived from our application hosting services line during the first three months of 1999. Additionally, we expanded geographically, which increased our market presence and revenues.

    PROJECT PERSONNEL COSTS. Project personnel costs for the first quarter ended March 31, 2000 increased by $6.6 million, or 425.3%, to $8.2 million from $1.6 million for the first quarter ended March 31, 1999. Project personnel costs represented 45.0% of revenues for the first quarter ended March 31, 2000, as compared to 49.9% of revenues for the first quarter ended March 31, 1999. The increase in absolute dollars was due primarily to an increase in the number of employees hired to perform the client services delivered. Project personnel costs decreased as a percentage of revenues for the first quarter ended
March 31, 2000 due primarily to an increase in the average hourly billable rate of our professionals over the comparable period in 1999 and, to a lesser extent, due to an increase in the average employee utilization rate.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for the first quarter ended March 31, 2000 increased by $10.8 million, or 588.1%, to $12.6 million from $1.8 million for the first quarter ended
March 31, 1999. As a percentage of revenues, selling, general and administrative expenses increased from 58.9% for the first quarter ended 1999 to 69.5% for the first quarter ended 2000. The increase in 2000 was due primarily to increases in salaries and related expenses to support increased administrative employees, outside professional fees for recruiting in connection with the recruiting and hiring of billable consultants and the investment in our application hosting service line infrastructure. Selling, general and administrative expenses incurred relating to our application hosting service line were $1.6 million for the first quarter ended March 31, 2000. Selling, general and administrative expenses incurred relating to bad debt expense were $0.8 million for the first quarter ended March 31, 2000 as compared to $0.01 million for the first quarter ended March 31, 1999. This expense increased primarily as a result of increasing revenues and the increasing risk of collections among certain of our clients.

    AMORTIZATION EXPENSE. Amortization of deferred costs, goodwill and intangible assets increased $1.0 million or 100% for the first quarter ended March 31, 2000, representing 5.4% of revenues. The increase is attributable to amortization related to intangible assets recorded upon the acquisitions of Applica Corporation, WPL Laboratories, Inc., Web Yes, Inc. and DataCyr Corporation. We amortize deferred costs and intangible assets over their estimated useful lives, ranging from three to five years.

    INTEREST INCOME. Interest income for the first quarter ended March 31, 2000 increased to $0.5 million from $0.03 million for the first quarter ended
March 31, 1999. The increase in 2000 was due primarily to interest income earned on the invested portion of proceeds from the October 1999 initial public offering of Breakaway common stock.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    REVENUES. Revenues for the year ended December 31, 1999 increased by $15.4 million, or 154.0%, to $25.4 million from $10.0 million for the year ended December 31, 1998. The increase was due primarily to increased market demand for internet professional services and the addition of our hosting line of business, which generated $2.1 million, or 8.3%, of our total revenues for the year ended December 31, 1999. Additionally, we expanded geographically, which increased our market presence and revenues.

    PROJECT PERSONNEL COSTS. Project personnel costs for the year ended December 31, 1999 increased by $6.0 million, or 100.0%, to $11.9 million from $5.9 million for the year ended December 31, 1998. Project personnel costs represented 59.0% of revenues for the year ended December 31, 1998, as compared to 46.8% of revenues for the year ended December 31, 1999. The increase in absolute dollars was due primarily to an increase in the number of employees hired to perform the client services delivered. Project personnel costs decreased as a percentage of revenues for the year ended December 31, 1999 due primarily to an increase in the average hourly billable rate of our professionals over the comparable period in 1998 and, to a lesser extent, due to an increase in the average employee utilization rate.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for the year ended December 31, 1999 increased by $17.6 million, or 366.7%, to $22.4 million from $4.8 million for the year ended December 31, 1998. As a percentage of revenues, selling, general and administrative expenses increased from 48.0% for the year ended 1998 to 88.2% for the year ended 1999. The increase in 1999 was due primarily to increases in personnel-related expenses to support increased administrative employees, outside professional fees for recruiting, the recruiting and hiring of a senior executive management team, the hiring of dedicated sales and marketing employees, a brand name marketing campaign, the investment in our hosting service line infrastructure, amortization of acquisition intangible assets and deferred costs and the opening of additional offices. Costs incurred relating to our application hosting service line were $4.6 million in 1999.

    AMORTIZATION EXPENSE. Amortization of deferred costs, goodwill and intangible assets increased $2.0 million or 100% for the year ended
December 31, 1999, representing 7.9% of revenues. The increase is attributable to amortization related to intangible assets recorded upon the acquisitions of Applica Corporation, WPL Laboratories, Inc. and Web Yes, Inc. We amortize deferred costs and intangible assets over their estimated useful lives, ranging from three to five years.

    INTEREST INCOME. Interest income, net, for the year ended December 31, 1999 increased to $0.7 million from $11,191 for the year ended December 31, 1998. The increase in 1999 was due primarily to interest income earned on the invested portion of proceeds from our preferred stock financings in January and July 1999, as well as our initial public offering of Breakaway common stock in October 1999.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES. Revenues for 1998 increased by $3.9 million, or 63.9%, to $10.0 million from $6.1 million for 1997. The increase in revenues was attributable primarily to a significant increase in our average revenue per client. This increase occurred because our typical client project in 1998 was larger and more complex than the typical client project in 1997. We attribute this change primarily to two factors, the increased demand of businesses for sophisticated e-business solutions and our ability to address that demand by increasing the number of its service professionals.

    PROJECT PERSONNEL COSTS. Project personnel costs for 1998 increased by $3.4 million, or 136.0%, to $5.9 million from $2.5 million for 1997. Project personnel costs represented 58.9% of revenues for 1998 as compared to 41.6% of revenues in 1997. The increase, as a percentage of revenues, for 1998 was due primarily to a decrease in average employee utilization rates from 1997 to 1998. The utilization rate decreased because we hired a number of new professionals in 1998. Typically, utilization rates are lower at the beginning of a professional's employment.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for 1998 increased by $2.2 million, or 84.6%, to $4.8 million from $2.6 million for 1997. As a percentage of revenues, general and administrative expenses increased from 41.8% in 1997 to 48.0% in 1998. The increase was due primarily to increased payroll to support additional administrative employees, outside professional fees for recruiting and management consultants and rent for the establishment of new office locations in Chicago, Illinois and San Mateo, California. Additionally, we incurred moving expenses in 1998 due to the relocation of our Boston office.

    INTEREST INCOME (EXPENSE), NET. Interest expense, net, for 1998 was $32,000 as compared to interest income, net, of $60,000 in 1997. Net interest expense in 1998 is a result of increased borrowings under our line of credit to fund growth. Positive cash flow in 1997 allowed us to make interest-bearing investments, resulting in net interest income for that year.

    OTHER INCOME. Other income in 1998 consists primarily of a payment received in connection with the early termination of our previously leased Boston office space. We do not expect other income to be significant in future periods.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth a summary of our unaudited quarterly operating results for each of the eight quarters ended March 31, 2000 both in absolute dollars and as a percentage of our revenues in each quarter. These data have been derived from our unaudited interim consolidated financial statements which, in our opinion, have been prepared on substantially the same basis as the audited consolidated financial statements contained elsewhere in this prospectus and include all normal recurring adjustments necessary for a fair presentation of the financial information for the periods presented. These unaudited quarterly results should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

                                                                          THREE MONTHS ENDED,
                                       ------------------------------------------------------------------------------------------
                                       JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,
                                         1998       1998        1998       1999        1999       1999        1999        2000
                                       --------   ---------   --------   ---------   --------   ---------   --------   ----------
                                                                 (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.............................   $2,605     $2,749      $2,540     $3,111     $ 4,452     $7,181     $10,646      $18,147

Operating expenses:
  Project personnel costs............    1,415      1,481       1,828      1,553       2,064      3,421       4,812        8,158
  Selling, general and
    administrative...................      987      1,557       1,479      1,804       4,338      7,403       8,858       12,606
  Amortization expense...............       --         --          --         --         320        858         824          977
                                        ------     ------      ------     ------     -------     ------     -------      -------
    Total operating
      expenses.......................    2,402      3,038       3,307      3,357       6,722     11,682      14,494       21,741
                                        ------     ------      ------     ------     -------     ------     -------      -------
Income (loss) from
 operations..........................      203       (289)       (767)      (246)     (2,270)    (4,501)     (3,848)      (3,594)
Other income (expense)...............       (2)       155         (32)        11         (13)        35         465          371
                                        ------     ------      ------     ------     -------     ------     -------      -------
Net income (loss)....................   $  201     $ (134)     $ (799)    $ (235)    $(2,283)    $(4,466)   $(3,383)     $(3,223)
                                        ======     ======      ======     ======     =======     ======     =======      =======

AS A PERCENTAGE OF REVENUES:
Revenues.............................    100.0%     100.0%      100.0%     100.0%      100.0%     100.0%      100.0%       100.0%

Operating expenses:
  Project personnel costs............     54.3       53.9        72.0       49.9        46.4       47.6        45.2         45.0
  Selling, general and
    administrative...................     37.9       56.6        58.2       58.0        97.4      103.1        83.2         69.5
  Amortization expense...............       --         --          --         --         7.2       12.0         7.7          5.4
                                        ------     ------      ------     ------     -------     ------     -------      -------
    Total operating
      expenses.......................     92.2      110.5       130.2      107.9       151.0      162.7       136.1        119.9
                                        ------     ------      ------     ------     -------     ------     -------      -------
Income (loss) from
 operations..........................      7.8      (10.5)      (30.2)      (7.9)      (51.0)     (62.7)      (36.1)       (19.9)
Other income (expense)...............     (0.1)       5.6        (1.3)       0.3        (0.3)       0.5         4.4          2.0
                                        ------     ------      ------     ------     -------     ------     -------      -------
Net income (loss)....................      7.7%      (4.9)%     (31.5)%     (7.6)%     (51.3)%    (62.2)%     (31.7)%      (17.9)%
                                        ======     ======      ======     ======     =======     ======     =======      =======

    Throughout 1998, we derived most of our revenues through an alliance with one software vendor. We experienced a decrease in revenues in the quarter ended December 31, 1998 because the vendor changed its business practices with respect to third party service providers. In response, we modified our business strategy to add additional service offerings and hired additional senior management. Our revenues increased in each quarter in 1999 due to increased demand for Internet professional services combined with incremental revenues generated by Applica, WPL and Web Yes.

    Project personnel costs for the quarter ended December 31, 1998 increased in absolute dollars and as a percentage of revenues as we continued to hire professional services personnel while our revenues declined in that quarter. Other than in the quarter ended December 31, 1998, project personnel costs as a percentage of revenues remained relatively stable.

    Selling, general and administrative expenses increased both in absolute dollars and as a percentage of revenues in the quarter ended September 30, 1998 as a result of additional costs of outside professional services that we incurred to support our recruitment program. For the third and fourth quarters of 1998, our selling, general and administrative expenses remained relatively stable as a percentage of revenues. In the last three quarters of 1999, our selling, general and administrative expenses increased primarily due to an increase in marketing expenses and the hiring of dedicated sales and marketing and a number of other administrative employees during recent periods and, for the quarter ended June 30, 1999, due to the hiring of five new executive officers and incremental expenses associated with the operations of Applica, WPL and Web Yes, including the addition of the administrative employees of Applica, WPL and Web Yes. In the quarter ended September 30, 1999 our selling, general and administrative expenses also increased as a result of our geographic expansion. In July 1999, we issued 32,000 shares of common stock in consideration for a license of technology and, as a result incurred a non-cash charge of approximately $130,000, as a selling, general and administrative expense, in the quarter ended September 30, 1999.

    The operating results for any quarter are not necessarily indicative of the results that may be expected for any future period.

LIQUIDITY AND CAPITAL RESOURCES

    From inception through December 31, 1998, we funded our operations primarily through cash provided by operations and a line of credit. In 1999, we funded our operations through the issuance of preferred and common stock, and to a lesser extent, through a line of credit and equipment leases. In October 1999, we issued 6,900,000 shares of our common stock in an initial public offering, the net proceeds of which were approximately $42 million. In May 2000 we issued 1,500,000 shares of our common stock in a private placement to five mutual funds managed by either Putnam Investment Management, Inc. or The Putnam Advisory Company, Inc., the gross proceeds of which were $39 million.

    Our cash balance was $3.9 million in 1999 and $17,000 in 1998. Our working capital was $39.9 million in 1999 and $0.4 million in 1998. As of March 31, 2000, our cash balance was $6.7 million and our working capital was $24.9 million.

    Our operating activities used cash of $14.0 million in 1999 and $0.3 million in 1998. The increase in cash used in 1999 primarily resulted from costs we incurred in connection with hiring a new management team and implementing new business acquisitions and increasing overhead. In addition, we experienced an increase in our accounts receivable resulting from both increased days outstanding and the extended payment terms of fixed-fee contracts. For the three months ended March 31, 2000, our operating activities used cash of $0.1 million compared to $1.1 million for the three months ended March 31, 1999. Cash used in operating activities for the first three months of 2000 primarily resulted from a net loss, an increase in prepaid expenses and other current assets and an increase in net accounts receivable.

    Cash used in investing activities was $45.4 million in 1999 and $493,000 in 1998. The increase in cash used in 1999 primarily reflects additional investments funded with the proceeds of our initial public offering in October 1999. In addition, in 1999, we used $2.1 million in cash for our acquired businesses. Cash provided by investing activities was $4.1 million for the first three months of 2000, as opposed to cash used in investing activities of $0.1 million for the first three months of 1999. The increase in cash provided by investing activities for the first three months of 2000 was primarily due to the sale of investments to be used for operating needs and to fund the growth of our application hosting service line.

    We used cash for capital expenditures of $5.9 million and $0.5 million in the years ended December 31, 1999 and 1998, respectively. These expenditures were primarily for computer equipment, telecommunications equipment and furniture and fixtures to support our growth, and to build our application hosting service line. We used cash for capital expenditures of $7.4 million for the first three months of 2000 and $0.1 million for the first three months of 1999. These expenditures were primarily for computer equipment, telecommunications equipment and furniture and fixtures to support our growth, and to build our application hosting service line.

    Cash used in financing activities was $1.3 million for the first three months of 2000 and cash provided by financing activities was $4.5 million for the first three months of 1999. Cash used in financing activities for the first three months of 2000 primarily resulted from an increase in advances to employees, deposits, payments of notes payable and capital lease obligations. These increases were partially offset by cash provided by proceeds from exercises of stock options and an increase in amounts due to stockholders.

    We have various equipment lease financing facilities. The terms of these equipment lease financings average two years. The annual interest rates on borrowings range from 12.7% to 13.3%.

    In December 1999, we entered into a Master Lease Agreement with Silicon Valley Bank to finance up to $4.0 million of equipment and software. Leases under the Master Lease Agreement will have terms of 36 months. Payments under the leases will be determined based on an annual interest rate equal to the annual rate on U.S. treasury securities of a comparable term plus 2.5%. In connection with the Master Lease Agreement, we issued Silicon Valley Bank warrants to purchase 21,818 shares of our common stock for $5.50 per share. The warrants are exercisable until December 21, 2002.

    In January 1999, we issued 5,853,000 shares of Series A Preferred Stock for $8.3 million. We used the proceeds to purchase common stock from an existing stockholder and to fund our operations.

    In May 1999, we borrowed $4.0 million from Internet Capital Group and issued Internet Capital Group a promissory note for $4.0 million bearing interest at the prime interest rate plus one percent. This promissory note converted into shares of our Series B Preferred Stock in our July 1999 Series B Preferred Stock financing. We used the proceeds of the borrowing to help finance our acquisition of WPL and to fund operations.

    In July 1999, we issued 2,931,849 shares of Series B Preferred Stock for approximately $19.0 million. We used the proceeds for working capital and other general corporate purposes.

    In October 1999, we consummated an initial public offering and issued 6,900,000 shares of our common stock for approximately $42.0 million, net of underwriter's discounts, commissions and expenses. We are using the proceeds for working capital and other general corporate purposes.

    In May 2000, we consummated a private placement of 1,500,000 shares of our common stock to five mutual funds managed by either Putnam Investment Management, Inc. or The Putnam Advisory Company, Inc., the gross proceeds of which were $39 million. We intend to use the proceeds for working capital and other general corporate purposes.

    Our accounts receivable relative to our revenues has decreased from 115.7% for the fourth quarter of 1999 to 72.3% for the first quarter of 2000. This decrease was due primarily to improvements in our billing and collection process.

    We believe that the proceeds of our initial public offering and private placement, and funds that are available under our line of credit will be sufficient to finance our capital requirements for at least the next 12 months. There can be no assurance, however, that our actual needs will not exceed expectations or that we will be able to fund our operations in the absence of other sources. There also can be no assurance that any additional required financing will be available through additional bank borrowings, debt or equity offerings or otherwise, or that if such financing is available, that it will be available on terms acceptable to us.

MARKET RISK

    To date, we have not utilized derivative financial instruments or derivative commodity instruments. We do not expect to employ these or other strategies to hedge market risk in the foreseeable future. We invest our cash in money market funds, which are subject to minimal credit and market risk. We believe the market risks associated with these financial instruments are immaterial.

                                    BUSINESS

OVERVIEW

    We are a full service provider of e-business solutions that allow growing enterprises to capitalize on the power of the Internet to reach and support customers and markets. Growing enterprise clients often face significant obstacles in capitalizing on this opportunity because of technological complexity, the costs and time required for implementation and support and the scarcity of qualified professionals. We enable our growing enterprise clients to overcome these obstacles by combining high quality, cost effective Internet professional services with application hosting to deliver sophisticated e-business solutions that otherwise might be unavailable to them.

    There are five key elements of our approach to delivering e-business solutions:

    - our proprietary Breakthrough Methodology enables us to develop rapid, cost-effective, e-business solutions that we design to maximize our client's return on their technology investments and provide our clients with a sustainable business model and a competitive advantage;

    - we concentrate on the development of our e-business solutions at centralized Breakaway Solution Centers where our highly skilled information technology professionals collaborate to develop solutions more rapidly and cost effectively than would be possible if such professionals were geographically dispersed;

    - in order to maintain close contact with our clients, we deliver the solutions developed at our Breakaway Solution Centers through small groups of senior personnel at our regional offices located strategically throughout the United States;

    - we have a dedicated group of professionals--the Breakaway Knowledge Innovation Team--that captures and disseminates our intellectual capital throughout our organization and across client engagements; and

    - we offer global application hosting capabilities for both packaged and customized e-business solutions, allowing us to provide complementary, high quality hosting and application level support services as part of our full service offering.

    We employ over 570 professionals who provide strategy solutions, e-business solutions and application hosting services. We offer services through ten regional offices located in Boca Raton, Boston, Chicago, Dallas, Minneapolis, New York, Orlando, Philadelphia, Redwood Shores and Washington, D.C. Our six Breakaway Solution Centers are located in Boca Raton, Boston, Minneapolis, Philadelphia, Dallas and Redwood Shores. We provide application hosting solutions through facilities in North America, Europe, Asia and Australia. Our clients include Circles, Commonwealth Financial Network, eRisks, iTurf, Kemper, Plan Sponsor Exchange, StarCite.com, Sun Microsystems and VerticalNet.

INDUSTRY BACKGROUND

OVERVIEW

    Businesses today are using the Internet to create new revenue opportunities by enhancing their interactions with new and existing customers. Businesses are also using the Internet to increase efficiency in their operations through improved communications, both internally and with suppliers and other business partners. This emerging business use of the Internet encompasses both business-to-business and business-to-consumer communications and transactions.

    The projected growth of these markets over the next five years is dramatic, particularly in business-to-business e-commerce. The GartnerGroup, an independent research firm, projects that the volume of nonfinancial goods and services sold through business-to-business e-commerce will reach $7.23 trillion worldwide by 2004. In order to capitalize fully on the new opportunities presented by the Internet, businesses demand Internet-based applications that process transactions and deliver information far more effectively than static Web pages.

CHALLENGES FOR GROWING ENTERPRISES

    The extensive reach of the Internet can enable growing enterprises to compete effectively with larger competitors. However, growing enterprises face significant challenges in their efforts to capitalize on the opportunities that the Internet offers, including:

    - the need to clearly articulate an integrated business and technology strategy;

    - the need to rapidly and successfully develop and implement a successful and sustainable business before the competition;

    - the need to be aware of and implement and stay abreast of new and rapidly changing technologies, frequently without the benefit of a substantial internal information technology staff;

    - significant integration and interoperability issues caused by the patchwork of legacy systems that businesses often implemented without a focused information technology strategy;

    - greater budgetary constraints than large enterprises, making purchase price, total cost of ownership and technological obsolescence key issues; and

    - the need to maintain significant technological infrastructure and to support e-business applications 24 hours a day, seven days a week.

    We believe that the needs of growing enterprises will make them a significant factor in the overall market for Internet services. International Data Corporation, an independent research firm, defines Internet services as the consulting, design, systems integration, support, management and outsourcing services associated with the development, deployment and management of Internet sites. International Data Corporation expects the worldwide market for these services, which includes both growing and other enterprises, to grow at a five year compounded annual growth rate of 59% from $7.8 billion in 1998 to $78.5 billion in 2003.

    Large companies which provide services to assist businesses in using information technology, including the Internet, have primarily focused their service offerings on large enterprises, such as Fortune 500 companies, while largely ignoring growing enterprises and their unique needs. These traditional service providers generally operate by deploying large numbers of personnel to the client's site to conduct lengthy studies before proposing a solution. We believe that this approach does not yield effective solutions within the time and budgetary constraints of growing enterprises. According to Forrester, 75% of companies surveyed prefer not to utilize traditional management consultants because these firms do not understand their e-business strategy needs.

    On the other hand, many boutique information technology service providers that direct their offerings to growing enterprises do not offer a comprehensive suite of services. They also frequently lack the financial resources and employees to take on full service projects or to provide follow-up support and training. Moreover, resource limitations often prevent small service providers from investing in internal training and research and development, which we believe are critical to the development of innovative solutions and for the cost-effective provision of services.

    Growing enterprises need to get to market very quickly and often lack internal information technology resources. Accordingly, they increasingly demand a single source provider of strategy, systems integration, hosting and support that is focused on their specific needs. We believe that neither traditional information technology service providers nor boutique providers currently meet this demand.

THE BREAKAWAY SOLUTION

    We have specifically tailored our service offerings for growing enterprises seeking rapid delivery of cost-effective, high value-added, comprehensive solutions for their e-business initiatives. Our services consist of strategy solutions, e-business solutions and application hosting. By offering a seamless integration of these services, we are a full service provider of e-business solutions for growing enterprises. We deliver our services using five innovative business processes:

    - BREAKAWAY BREAKTHROUGH METHODOLOGY. This methodology divides each client engagement into discrete phases. In the first phase, we work closely with the client to define measurable business objectives and develop a strategy to achieve these objectives. We then determine how the client can use information technology solutions to implement this strategy. Based on this determination, we define the scope of the solution and help our client to visualize the proposed solution by creating a prototype that incorporates the elements of the solution for our client's customers to see and use. In the next phase, we identify milestones for the project and establish how our client can best measure whether the project has met its objectives. After we define the scope of the project and identify milestones, we design, develop and implement the solution. We then assist the client in employee training and in assimilating the changes created by the solution. Finally, we sustain our client relationships by monitoring and reassessing their needs on an ongoing basis, reinnovating their sites and applications as their business models continue to evolve over time.

    - BREAKAWAY SOLUTION CENTERS. We develop our e-business solutions at centralized facilities, known as Breakaway Solution Centers, in Boston, Philadelphia, Dallas and Redwood Shores. With the addition of Eggrock, we have Solution Centers in Boca Raton and Minneapolis as well. We believe that by concentrating resources at a few sites where highly skilled and experienced information technology professionals work together, we greatly facilitate the sharing of knowledge and implementation of best practices. We typically perform development work at our Solution Centers, which substantially reduces the costs and inefficiencies associated with travel to client sites. This approach also reduces the disruption of the client's business that frequently occurs when a large number of consultants visit the client's site.

    - BREAKAWAY REGIONAL DELIVERY. We deliver the solutions which we develop at our Breakaway Solution Centers through regional offices located strategically throughout the United States. We staff these offices with small groups of senior delivery personnel who establish close working relationships with clients in the region. Using this approach, we are able to place senior professionals near our clients while still providing the client with the efficiencies of centralized solution development.

    - BREAKAWAY INTEGRATED APPLICATION HOSTING. Unlike most providers of information technology consulting and systems integration services, we offer application hosting services for e-business solutions. We believe that this capability allows us to help our clients implement and operate solutions more quickly and cost-effectively than service providers who do not offer application hosting services.

    - BREAKAWAY KNOWLEDGE INNOVATION TEAM. We have created a team, staffed with senior information technology professionals, that develops and deploys intellectual capital throughout Breakaway and across client engagements. The Knowledge Innovation Team monitors all of our client projects on an ongoing basis to identify best practices and innovative solutions. The team collects and refines this knowledge, then disseminates it to our professionals through our proprietary intranet portal, employee training and ongoing communications. We believe that our Knowledge Innovation Team allows us to provide our clients with high quality services quickly and in a cost-effective manner.

    We believe that our solutions provide our clients with a range of significant benefits, including:

    - BREAKAWAY SPEED. Time to market is a critical factor to the success of an e-business initiative. We believe that our approach delivers solutions to clients significantly more rapidly than traditional approaches.

    - BREAKAWAY QUALITY. The solutions that we offer are critically important to our clients' businesses. We have designed our business processes to deliver to growing enterprises solutions that we believe are of equal or superior quality to solutions provided by traditional service providers.

    - BREAKAWAY VALUE. Because growing enterprises often have limited financial resources, we seek to deliver our services in as cost effective a manner as possible. The core focus of Breakaway's Breakthrough methodology is the creation of measurable value for our clients.

BREAKAWAY STRATEGY

    Our objective is to become the leading full service provider of business-to-business e-business solutions that enable growing enterprises to increase their revenues and market share. Our strategy for achieving this objective is as follows:

    FURTHER PENETRATE THE UNDERSERVED GROWING ENTERPRISE MARKET. The growing enterprise market for e-business solutions is already a large part of the overall market for these solutions and is expanding rapidly. We believe that the companies in the growing enterprise market have different requirements from more established enterprises, particularly because they often have limited internal information technology staffs and resources. We believe this market is underserved and that growing enterprises require the services of a full service provider. We intend to continue to focus on the growing enterprise market as a full service provider of strategy, e-business and application hosting solutions.

    AGGRESSIVELY PROMOTE THE BREAKAWAY SOLUTIONS BRAND. Growing enterprises comprise a large, fragmented and geographically diverse market. To leverage our direct selling efforts and reach this market effectively, we believe it is important to build awareness of the Breakaway Solutions brand. To promote our brand, we intend to expand our corporate marketing and advertising efforts, with the specific objective of targeting senior executives of growing enterprises. Our goal is to create national recognition of Breakaway Solutions as the leading full service provider of e-business solutions that address the specific needs of growing enterprises.

    ATTRACT, TRAIN AND RETAIN HIGH QUALITY INFORMATION TECHNOLOGY
PROFESSIONALS. We believe that attracting and retaining outstanding professionals is essential to our growth. We perform the majority of our development work in our Solution Centers, which greatly limits the travel required of our professionals. We believe that extensive travel is one of the primary causes of employee turnover in our industry. Through our Solution Centers and regional offices, our employees participate in a unique culture that is entrepreneurial and promotes enterprise-wide, collaborative knowledge sharing. We believe that the combination of our lower travel requirements and unique culture helps us to attract and retain highly-skilled, experienced senior information technology professionals.

    EXPAND ALLIANCES. We have established a number of working alliances with independent software vendors and Internet technology providers. These relationships provide a range of benefits, including new sales leads, co-marketing and co-branding opportunities and discounts on software licenses. In addition, our alliances allow us to gain access to training, product support and technology developed by the companies with which we have alliances. These relationships also provide an accelerated path to developing expertise regarding hardware, software and applications. We plan to pursue alliances with both market leading companies as well as emerging companies. In all cases, we will seek alliances which provide us with the opportunity both to use applications in our solutions and to host these applications.

    EXPAND CENTRALIZED DEVELOPMENT/REGIONAL DELIVERY MODEL. Our regional office strategy enables us to place senior service delivery personnel near our clients and to better address the particular demands of local markets with field sales and field marketing professionals. Senior delivery professionals in each regional office participate in the sales process for each client and play a significant role in the design, architecting and program management of the solution for that client. We believe that it improves our responsiveness and client satisfaction by providing a single point of contact throughout our relationship with the client.

    We have recently opened a regional office in London and expect to add a new Solution Center in Europe in 2000 to support our growth. Our centralized Solution Center model, complemented by our regional office network, enables us to operate more effectively and efficiently than service providers with a less centralized approach.

    PROVIDE APPLICATION HOSTING THROUGH STRATEGICALLY LOCATED LEASED
FACILITIES. We lease space from third party facilities, known as co-location facilities, for the equipment which we use for our application hosting services. We currently lease space from multiple providers at eleven co-location facilities worldwide. We believe that leasing space and related commodity services, such as uninterrupted power supplies and high speed telecommunications access, permits us to expand quickly into new markets while reducing the capital investment required for expansion. We intend to continue to pursue this approach because geographic distribution of our hosting facilities provide our clients with improved, lower cost telecommunications access as a result of the clients' proximity to the facility, reduces our network costs and increases reliability through increased diversity and redundancy.

BREAKAWAY SERVICES

    As a full service provider, we offer the following services:

    - strategy solutions;

    - e-business solutions; and

    - application hosting.

    We deliver these services using business processes that we have designed to provide rapid, high quality and cost-effective solutions. These business processes include Breakaway's Breakthrough methodology, Breakaway Solution Centers, Breakaway Knowledge Innovation Team and Breakaway's application hosting capabilities. We believe that this combination provides our clients with the greatest value when they use all of our services on an integrated basis. We believe that we can provide our clients with particularly significant time and cost savings if we host an application that we have designed and developed for the client because of our knowledge of the client and the solution.

    The following table is a brief summary of the services which we offer in our three service categories.

BREAKAWAY STRATEGY SOLUTIONS             BREAKAWAY E-BUSINESS SOLUTIONS        BREAKAWAY APPLICATION HOSTING
------------------------------------  ------------------------------------  ------------------------------------
- e-business strategy                 - Electronic commerce transactions    - Packaged and custom application
- Business and technology alignment     systems                               hosting
- Chief Information Officer           - Community aggregation applications  - Complex Web site management
outsourcing                           - Interactive marketing               - High availability hosting
- Application portfolio management    - Content generation tools            facilities
- Industry and competitive reviews    - Site traffic analysis and           - Application performance
- Branding strategy process, known    reporting                             optimization and reporting
  as Brand Focus                      - Sales force automation              - Security services
                                      - Marketing automation                - Application maintenance and
                                      - Exchanges and Auctions              support services 24 hours per day
                                      - Customer service
                                      - Order management
                                      - Brand experience and identity
                                        development

BREAKAWAY STRATEGY SOLUTIONS

    We advise our customers on the use of e-business solutions to reach and support customers and markets. The goal of these solutions is typically the achievement of a quantifiable, sustainable competitive advantage within a short time frame. Our strategy services include analyzing the client's market, business processes, brand positioning and existing technology infrastructure, evaluating both packaged and custom alternative solutions and formulating recommendations for a solution or strategy. We provide a road map that our clients can implement immediately.

BREAKAWAY E-BUSINESS SOLUTIONS

    We develop and implement e-business applications for high transaction volume revenue generation activities. We both develop custom applications and tailor packaged applications. In developing the user interface, we focus on creating a proprietary brand experience and identity. We deliver to our clients applications that are flexible and easily scalable. Clients require flexibility so that they can easily integrate our solutions with their existing systems, upgrade solutions for technological changes and respond to developments in how business is conducted on the Internet. Scalability is critical to our clients because they often experience significant increases in transaction volume within a short time period. In many cases, we base our development work on strategy and designs that we have developed for the client in a strategy planning engagement.

BREAKAWAY APPLICATION HOSTING

    We host a variety of customized and packaged applications, including customer relationship management applications, database applications, corporate Web sites and complex transaction-intensive e-business applications. Our application hosting service enables clients to rent applications through payment of a monthly service fee instead of incurring a large one-time, initial investment. Our application hosting operations team provides active monitoring and application level support for Internet-based applications 24 hours a day, 7 days a week. These support capabilities often reduce the client's need for a large information technology staff.

    To provide our application hosting services, we operate a high availability global service delivery infrastructure with multiple hosting centers in key geographic locations. Our service delivery infrastructure is designed to provide our clients with a fast response time, reliability, scalability and security.

    According to Internet Research Group, an independent market analyst, we are now the second largest application service provider (determined by the number of contracts).

BREAKAWAY CLIENTS

    We focus our marketing and sales activity on growing enterprises. These businesses generally fit within two broad categories:

    - companies or divisions of companies that have annual sales of up to $500 million; and

    - new and emerging Internet-based businesses.

    The functionality of many of our solutions is applicable across a variety of industries. Accordingly, we provide our services to a number of types of businesses. Our clients' industries include high technology, financial services, health care and telecommunications.

    A representative list of our clients includes:

    - Advent Software

    - Citizens Financial Group

    - Cruise 411

    - eRisks.com

    - 4Anything.com

    - iTurf

    - Kemper

    - Open Systems Solutions

    - Primavera

    - SEI Investments

    - Summit Partners

    - VerticalNet

    - Circles

    - Commonwealth Financial Network

    - Enterprise Risk Solutions

    - Fidelity & Guaranty Life Insurance

    - iParts

    - JobDirect.com

    - Media Bridge

    - Plan Sponsor Exchange

    - RealtyIQ

    - StarCite.com

    - Sun Microsystems

    - Zymark

    We offer our strategy solutions and Internet solutions services on either a time and materials basis or a fixed price basis. Due to the challenges faced by growing enterprises, we work closely with our prospective clients prior to engagement to understand their business model, timing and available resources, so that we can tailor our solution to their needs.

    We provide our application hosting services for an initial set-up fee plus a monthly service fee. The monthly service fee is subject to maintaining stated service levels. Our hosting fees vary depending upon the scope of the client's requirements.

BREAKAWAY REPRESENTATIVE CLIENT ENGAGEMENTS

    The following examples are representative of our client engagements:

    STARCITE.COM StarCite.com is a Web site targeting the meeting planning industry allowing users to search and select meeting services from more than 50,000 suppliers, submit and receive responses to requests for proposals, plan and manage meetings and purchase related products and services. StarCite.com initially retained us to develop a portal to serve the meeting planning industry. Through its Breakaway-developed Web site, StarCite.com provides its customers with several key services, such as:

    - custom individual and corporate sites;

    - custom individual and company-wide online calendar features;

    - Web-based meeting management, reporting and analysis tools and services, including Internet-based registration and attendee management; and

    - an extensive database of suppliers with comprehensive search capabilities.

We provided this complete solution within five months of our initial engagement. This rapid implementation was due to our ability to provide all of the services needed by StarCite.com, thus eliminating the need to manage multiple service providers and allowing efficient coordination of the services that we provided. Under this full service provider model, our strategy solutions group worked with StarCite.com to design a business strategy. Our e-business solutions group then implemented and launched the site. The site is now hosted and supported by our application hosting service. After a few months of operation, StarCite.com had acquired more than 1,500 customers.

    ERISKS.COM/ENTERPRISE RISK SOLUTIONS. eRisks.com is an e-venture of Oliver, Wyman & Company, a leading strategy consulting firm dedicated to the financial services industry, that seeks to change the way companies measure and manage risk. eRisks.com retained us to build a Web presence to take advantage of an opportunity for eRisks.com to become the leading risk management destination on the Internet.

    Because of the efficiencies we offered as a full service provider, we were able to launch the eRisks.com Web site in four months. Since its launch on October 19, 1998, eRisks.com has registered over

1,000 users and continues to provide news, risk management tools, benchmarks and best practices in risk management via the Internet. Key features of our services for eRisks.com included:

    - completing the e-business strategy for their services in 10 days;

    - developing the strategy for the portal and the branding look and feel of the site;

    - developing and testing the business model at one of our Solutions Centers in one month, making it possible to launch the site two months later; and

    - hosting the site at one of our hosting centers.

    VERTICALNET, INC. VerticalNet is a leading creator and operator of Web sites known as vertical trade communities. These tightly focused sites attract buyers and sellers from around the world by providing editorial content, forums for the exchange of ideas and the ability to conduct business transactions with similarly interested professionals. VerticalNet also offers Web site design, management and hosting services for businesses and trade organizations. VerticalNet retained us to assist it in developing a number of different solutions to realize revenues from business transactions on its Web sites, increase sales leads, enhance customer services and improve internal work flow.

    We began this assignment by having our Internet solutions group design a sales lead generation system that enables VerticalNet to monitor inquiries about businesses requesting information from VerticalNet or its advertisers. We then developed and implemented a virtual store to enable VerticalNet to convey its ability to engage in electronic commerce. The store displays saleable items to VerticalNet's more than 40 trading communities based on the particular affiliation of the customer. We designed, developed and implemented this solution within eight weeks after VerticalNet retained us.

    Breakaway's Internet Solutions group also designed, developed and implemented other additional significant solutions, including:

    - a set of tools which permits both advertisers and VerticalNet's internal sales force to access and use the data stored in the sales lead generation system; and

    - a comprehensive internal system for the management of customer calls, advertising inventory, personnel scheduling and administrative oversight functions.

    We continue to work closely with VerticalNet to expand and refine these applications.

    PLAN SPONSOR EXCHANGE, INC.  Plan Sponsor Exchange created
PlanSponsorExchange.com to facilitate communications and transactions between money managers, consultants and their pension fund clients. Plan Sponsor Exchange engaged us for assistance in developing a strategic technical plan to deploy the concept on the Internet.

    We began this project by having our strategy solutions professionals work with the founder to create an information technology strategy, development plan and budget. We then began production of an Internet prototype at one of our Solution Centers. The engagement proceeded as follows:

    - 14 days after our initial meeting with the client, we had developed a functioning Internet prototype;

    - 90 days after our initial meeting, we delivered a functioning beta Internet test site on time and on budget; and

    - 135 days after our initial meeting, the client had fully deployed its PlanSponsorExchange.com site.

    Because of its desire to focus on its core business, time to market considerations and cost considerations, Plan Sponsor Exchange also contracted with us to provide application hosting services. We believe that our full service provider and rapid deployment capabilities played a key role in enabling Plan Sponsor Exchange to realize the first-to-market advantage which was critical to success as institutional investment managers increase their use of the Internet.

BREAKAWAY PROFESSIONAL ENVIRONMENT

    Our success depends in substantial part upon our ability to recruit and retain professionals with the high level of information technology skills and experience needed to provide our sophisticated services. We believe that the combination of professional support, intellectual challenge, reduced travel, corporate culture and compensation we offer will continue to attract these information technology professionals.

    RECRUITING. Our recruitment department conducts its own direct recruiting efforts and coordinates informal and search firm referrals. We believe that our business model, which results in decreased travel, more interesting work, greater opportunities for professional development and a dynamic corporate culture, enhances our ability to attract top professionals.

    PROFESSIONAL DEVELOPMENT. We believe that providing our professionals with a wide variety of challenging projects and the opportunity to demonstrate ability and achieve professional advancement are keys to their retention. We create a professional development plan for each of our information technology professionals that identifies the individual's training and education objectives. We encourage all of our strategy and systems integration professionals to rotate through our strategy services, e-business solutions, and Knowledge Innovation Team groups in order to achieve exposure to the breadth of our service offerings. This policy creates a high level of intellectual challenge for our professionals and provides them with the opportunity to display their capabilities across a range of disciplines. In addition, our clients benefit from the resulting broad service experience of our professionals. We also believe that the working relationships which develop in our Solution Centers foster valuable formal and informal mentoring and knowledge sharing.

    CULTURE. Our culture is critically important to hiring and retaining information technology professionals. Our culture reflects the entrepreneurial spirit that pervades the Internet industry. Our compensation plan ties a significant portion of compensation to the achievement of both individual performance goals, team goals and company financial performance goals.

BREAKAWAY MARKETING AND SALES

    MARKETING. Our marketing goal is to generate sales opportunities by increasing the awareness among growing enterprises of the Breakaway Solutions brand. Our direct marketing activities include direct mail, targeted e-mail and seminars for senior executives of growing enterprises and other persons who make decisions about information technology investments. In addition, to heighten our public profile, we seek opportunities for our professionals to publish articles and give speeches in their respective areas of expertise through a Web-based communications portal we call our Breakaway Solutions Institute.

    SALES. Our direct sales professionals employ a consultative sales approach, working with the prospective client's senior executives to identify the client's service requirements. The service delivery professionals who are located with our sales professionals in our regional offices also participate in the sales process. Once the client has engaged us, our sales professionals maintain their relationships with the client by working collaboratively with our service professionals who are assigned to the client.

    ALLIANCES. As part of our sales and marketing efforts, we have established working relationships with a number of companies, including Cisco Systems, Clarify, Firstwave, InterNAP, Katalyst, Market Touch, Mercury Interactive, Onyx, Oracle, Silknet, Sun Microsystems and Vignette. These alliances generally entail sharing sales leads, installation services arrangements, making joint presentations, negotiating discounts on license fees or other charges and conducting similar activities. Our arrangements with many of these companies are informal and are not the subject of definitive written agreements. For those companies with whom we have written agreements, those agreements are either terminable at will by either party or terminate in one year or less. We believe we have been successful in establishing alliances with a strong group of companies who are either industry leaders or well-regarded new entrants.

BREAKAWAY COMPETITION

    Our service offerings consist of strategy consulting, e-business solutions, implementation and application hosting. We face a high level of competition in each of these service offerings. Our competitors include consulting companies, Internet professional services firms, systems integration firms, application hosting firms and Web hosting firms. Barriers to entry in the strategy consulting and systems integration markets are low. Therefore, we expect additional competitors to enter these markets.

    STRATEGY CONSULTING. We believe that the principal competitive factors in the strategy consulting market are quality of services, technical and strategic expertise and ability to provide services in a timely and cost-effective manner. We believe that we compete successfully as to all of these competitive factors because of the strong experience and expertise of our professionals and our focus on e-business solutions. We also believe that our ability to provide consulting services in combination with systems integration and hosting provides us with a competitive advantage.

    SYSTEMS INTEGRATION. In the systems integration market, we believe that the principal competitive factors are the ability to implement high quality solutions rapidly and in a cost-effective manner in terms of both implementation and ongoing costs. Through the use of our Breakthrough methodology, Solution Centers and the Knowledge Innovation Team, we believe that we are able to provide high quality systems integration of e-business solutions on a rapid, cost-effective basis. We believe our ability to offer application hosting to systems integration clients also is a distinct competitive advantage.

    APPLICATION HOSTING. We believe that the principal competitive factors in the application hosting market are quality and reliability of service and cost. We believe that we compete effectively as to both of these factors because of:

    - the high level of expertise of our application hosting service professionals;

    - the quality, security and reliability of our application hosting infrastructure;

    - our relationships with application vendors which allow our clients to have access to packaged applications on a cost-effective basis;

    - our ability to host both complex customized applications and packaged applications; and

    - our ability to provide application hosting in combination with our sophisticated strategy consulting and systems integration services.

BREAKAWAY INTELLECTUAL PROPERTY

    We have developed proprietary methodologies, tools, processes and software in connection with delivering our services. We rely on a combination of trade secret, copyright and trademark laws to protect our proprietary rights. In particular, we require each of our employees to sign an invention and non-disclosure agreement which provides that they must maintain the confidentiality of our intellectual property and that any intellectual property which they develop while performing work for us is our property.

    We have registered the trademark "Breakaway Solutions" with the United States Patent and Trademark Office. We intend to make such other state, federal and foreign filings we believe appropriate to protect our intellectual property rights.

BREAKAWAY EMPLOYEES

    As of June 1, 2000, and including Eggrock, we had approximately 705 employees, including 571 in consulting, systems integration, regional staff and application hosting, 30 in sales and marketing and 104 in finance, administration and support. Our continued success depends on our ability to recruit, train and retain highly qualified technical, sales and managerial professionals. The competition for these professionals is intense. None of our employees is represented by a labor union, and we consider our employee relations to be good.

BREAKAWAY FACILITIES

    Our principal executive offices are located in Boston, Massachusetts. We perform professional services at several Boston-area locations and at eight other offices in the United States and an office in London. Our facilities comprise approximately 223,800 square feet in the aggregate. In addition, we support and host e-business solutions through facilities at six locations in the United States including Eggrock, and five locations abroad. We lease all of these facilities either from month to month or pursuant to lease with remaining terms through November 2002.

    We signed a lease in October 1999 to occupy 80,070 square feet of office space at the World Trade Center East in Boston. The building is under construction, and we expect to move our permanent offices to this site in late 2000. The duration of this lease is seven years.

BREAKAWAY LEGAL PROCEEDINGS

    From time to time, we are involved in litigation that arises in the normal course of business operations. As of the date of this prospectus, we believe that the litigation to which we are a party will not have a material adverse effect on our business or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers and directors who currently serve or are expected to serve as executive officers and directors, and their respective ages and positions as of June 1, 2000, are as follows:

NAME                                             AGE              CURRENT POSITION WITH BREAKAWAY
----                                           --------   ------------------------------------------------
Gordon Brooks................................     42      President, Chief Executive Officer and Director
Kevin Comerford..............................     35      Vice President, Administration, Chief Financial
                                                          Officer, Treasurer and Secretary
Maureen Ellenberger..........................     44      Vice President, Chief People and Innovation
                                                          Officer
Babak Farzami................................     32      Vice President, Corporate Development
Christopher Harding..........................     35      Vice President, Worldwide Field Operations and
                                                          Alliances
Dev Ittycheria...............................     33      Vice President, Application Hosting Services
John A. Loftus...............................     38      Vice President, e-Solutions
William Loftus...............................     36      Senior Vice President, Operations
Adam Sholley.................................     40      Vice President, Chief Marketing Officer
Paul K. Stedman..............................     37      Vice President, North American Field Operations
Janet S. Tremlett............................     44      Vice President, Strategy Solutions
Christopher H. Greendale (1)(2)..............     48      Chairman of the Board of Directors
Walter W. Buckley, III (1)(2)................     39      Director
Frank Selldorff (1)..........................     38      Director
Bader Al-Rezaihan............................     37      Director

------------------------
(1) Member Audit Committee

(2) Member Compensation Committee

    GORDON BROOKS has served as our President and Chief Executive Officer since October 1998 and as a member of our board of directors since January 1999. From June 1991 to September 1998, Mr. Brooks served as Senior Vice President, Sales, Field Marketing and Operations of Cambridge Technology Partners (Massachusetts), Inc., an international management consulting and systems integration company. Also, Mr. Brooks is a member of the board of directors of Media Bridge Technologies.

    KEVIN COMERFORD has served as our Vice President, Administration, Chief Financial Officer, Treasurer and Secretary since June 1998. From April 1998 through May 1998, Mr. Comerford was engaged as an independent management consultant. In March 1993, Mr. Comerford co-founded Boston Sales
Automation, Inc., an enterprise resource planning systems integrator where he served in various capacities through March 1998. Mr. Comerford is a Certified Public Accountant.

    MAUREEN ELLENBERGER has served as our Vice President, Chief People and Innovation Officer since the consummation of the merger of Eggrock with a wholly-owned subsidiary of Breakaway on March 31, 2000. From August 1997 to March 2000, Ms. Ellenberger served as president and chief executive officer of Eggrock. From 1993 to August 1997, Ms. Ellenberger served in various capacities at Cambridge Technology Partners, most recently as Southeast Regional Business Manager and Group Manager of the Innovations Group.

    BABAK FARZAMI has served as our Vice President, Corporate Development since our acquisition of Applica in March 1999. From December 1998 through
March 1999, Mr. Farzami served as chairman of the board of directors of Applica. Mr. Farzami served as Director of Technology, Data Communications of AT&T Local Services, a telecommunications enterprise, from July 1998 through November 1998. From

1993 to June 1998, Mr. Farzami served in various capacities at Teleport Communications Group, a telecommunications services provider, most recently as Director of Technology, Data Services.

    CHRISTOPHER HARDING has served as our Vice President, Worldwide Field Operations and Alliances since March 2000. From March 1999 through March 2000, Mr. Harding served as our Vice President, Field Operations. From 1992 to February 1999, Mr. Harding served in various capacities at Cambridge Technology Partners, most recently as Vice President of Sales and Field Marketing.

    DEV ITTYCHERIA has served as our Vice President, Application Hosting Services since our acquisition of Applica in March 1999. From December 1998 through March 1999, Mr. Ittycheria served as President and Chief Executive Officer of Applica. From July 1998 through November 1998 and from 1989 through July 1995, Mr. Ittycheria served in various capacities at AT&T Corp., most recently as Product Director, AT&T Data Services. From August 1995 through June 1998, Mr. Ittycheria served in various capacities, most recently as Director, Marketing, TCG CERFnet, at Teleport Communications Group.

    JOHN A. LOFTUS has served as our Vice President, e-Solutions since March 2000 and as a senior manager since May 1999 until March 2000. From 1990 through our acquisition of WPL in April 1999, John Loftus was the Senior Vice President of WPL. John Loftus is the brother of William Loftus, our Senior Vice President of Operations.

    WILLIAM LOFTUS has served as our Senior Vice President, Operations since March 2000. From May 1999 through March 2000, he served as our Vice President, e-Solutions and in various other offices. From 1990 through April 1999, William Loftus served as President and Chief Executive Officer of WPL, which we acquired in May 1999. William Loftus is also a member of the board of directors of Plan Sponsor Exchange. William Loftus is the brother of John Loftus, another of our Vice Presidents.

    ADAM SHOLLEY has served as our Vice President, Chief Marketing Officer since September 1999. From 1987 through August 1999, he served in various capacities, most recently as an Executive Vice President, at Arnold Communications, Inc., an advertising and communications firm.

    PAUL K. STEDMAN has served as our Vice President, North American Field Operations since March 2000 and as a senior manager since May 1999. From February 1999 through May 1999, Mr. Stedman was a senior manager with PricewaterhouseCoopers in its Dallas office. From January 1997 through February 1999, Mr. Stedman was a Vice President of Cambridge Technology Partners with responsibilities for its Southwest Region. From January 1992 through December 1996, Mr. Stedman served as a senior manager for Business Systems Group, a consulting and systems integrator.

    JANET S. TREMLETT has served as our Vice President, Strategy Solutions since January 1999. From July 1997 through December 1998, Ms. Tremlett served as President at KSJ Technovations, a strategy consulting firm which she founded. From August 1996 through June 1997, Ms. Tremlett served as Director, Consulting Services, at The Net Collaborative, Inc., a technology consulting firm, and from 1992 through July 1996, Ms. Tremlett served in various capacities, most recently as Vice President, Electronic Commerce, at Work/Family Directions, Inc., a consulting firm specializing in the work-life field.

    CHRISTOPHER H. GREENDALE has served as Chairman of our board of directors and as a member of the audit committee since January 1999. Also since
January 1999, Mr. Greendale has served as a Managing Director of Internet Capital Group, Inc., a business-to-business e-commerce company and our affiliate. From January 1998 to December 1998, Mr. Greendale was engaged as an independent management consultant. In 1991, Mr. Greendale co-founded Cambridge Technology Partners, where he served in various capacities from 1991 through December 1997, most recently as Executive Vice President, Marketing.
Mr. Greendale serves as a director of Clarify Inc. and Media Bridge Technologies. Mr. Greendale also serves as a director of Context Integrations Inc., a potential competitor of Breakaway.

    WALTER W. BUCKLEY, III, has served as one of our directors and a member of the audit committee since January 1999. Mr. Buckley is a co-founder, and has served as President and Chief Executive Officer and a director of Internet Capital Group since March 1996. From 1991 to February 1996, Mr. Buckley served as

Vice President of Acquisitions of Safeguard Scientifics, Inc., a developer and operator of emerging growth information technology companies. Mr. Buckley serves as a director of VerticalNet, Inc. and Who? Vision Systems, Inc.

    FRANK SELLDORFF, one of our directors, founded The Counsell Group, now Breakaway, in 1992 and served as chairman of our board of directors and our Chief Executive Officer from 1992 through October 1998. From November 1998 through March 1999, Mr. Selldorff served as our Executive Vice President, Strategic Development, and from November 1998 through June 1999 he served as our co-chairman of the board of directors. Mr. Selldorff is currently co-founder and managing partner of Reach Internet Incubator, LLP, a venture fund and Internet incubation focused on seed-stage, business-to-business Internet enterprises.

    BADER AL-REZAIHAN has served as one of our directors since May 2000. In 1995 Mr. Al-Rezaihan founded and has served as President and CEO of Capital Investment Company, a Kuwait-based investment and financial services company which provides specialized asset management to institutional and high net worth clients on a global basis. Mr. Al-Rezaihan also manages Invest's Real Estate venture, a partnership with Jones Lang LaSalle. Prior to forming Capital Investment Company, from 1990 through 1994, Mr. Al-Rezaihan was President of the U.S. Division of a major Kuwaiti investment company specializing in investments in equity, fixed income and real estate products on a global basis.

EXECUTIVE OFFICERS

    Each officer serves at the discretion of our board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. John A. Loftus and William Loftus are brothers and each of them serves as an executive officer of Breakaway.

ELECTION OF DIRECTORS

    Our board of directors is divided into three classes, each of whose members serve for a staggered three-year term. Mr. Selldorff serves in the class whose term expires in 2001, Mr. Buckley serves in the class whose term expires in 2002 and Messrs. Greendale and Brooks serve in the class whose term expires in 2003. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

COMPENSATION OF DIRECTORS

    We reimburse our directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and any meetings of its committees. We may, in our discretion, grant stock options and other equity awards to our non-employee directors from time to time under our stock incentive plans. We have granted the following options to Christopher H. Greendale under our 1998 Stock Plan:

    - an option to purchase 168,000 shares of common stock at a per share exercise price (as adjusted for subsequent stock splits) of $0.34 on July 1, 1998, all of which shares have vested in full; and

    - an option to purchase 1,108,800 shares of common stock at a per share exercise price of $.89 on February 18, 1999, all of which shares have vested in full.

    In addition, we granted to Bader Al-Rezaihan an option to purchase 25,000 shares of Common Stock under our 1999 Stock Incentive Plan at a per share exercise price of $17.50.

BOARD COMMITTEES

    The Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee, which consists of Messrs. Greendale and Buckley, reviews executive salaries, administers our bonus, incentive compensation and stock plans, and approves the salaries and other benefits of our executive officers. In addition, the Compensation Committee consults with our management regarding our benefit plans and Compensation policies and practices.

    The Audit Committee, which consists of Messrs. Greendale, Buckley and Selldorff, reviews the professional services provided by our independent accountants, the independence of such accountants from our management, our annual financial statements and our system of internal accounting controls. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid or accrued for the year ended December 31, 1999 to our President and Chief Executive Officer and our other four most highly compensated executive officers. We refer to all of these officers collectively as our Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM COMPENSATION
                                                                                         AWARDS
                                                                               ---------------------------
                                                                                NUMBER OF
                                               ANNUAL COMPENSATION(1)           SHARES OF
                                         -----------------------------------   COMMON STOCK
                                                               OTHER ANNUAL     UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION               SALARY     BONUS     COMPENSATION      OPTIONS      COMPENSATION
---------------------------              --------   --------   -------------   ------------   ------------
Gordon Brooks .........................  $250,000   $60,125            --         350,000             --
  President and Chief Executive Officer
William Loftus ........................   125,000    28,807            --              --       $346,678(2)
  Senior Vice President of Operations
Christopher Harding ...................   219,053    82,831            --       1,212,500             --
  Vice President, Strategic Growth and
  Alliances
Kevin Comerford .......................   180,000    43,325            --          80,000             --
  Vice President, Administration,
  Chief Financial Officer, Treasurer
  and Secretary
Janet S. Tremlett .....................   178,000    42,720            --         224,000             --
  Vice President, Strategy Solutions

------------------------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of such perquisites and other personal benefits constituted less than the lessor of $50,000 or 10% of the total annual salary and bonuses for each of the executive officers for 1999.

(2) This amount represents an amount loaned to William Loftus in June 1999 by us for the payment of taxes. William Loftus had a large tax obligation in 1999 due to his election to include in income in 1999 the fair market value of shares of stock that he received in connection with the sale of WPL Laboratories, Inc. to us in 1999. The loan bears interest at the rate of 8.75% per annum and is secured by William Loftus's stock in Breakaway. William Loftus has no personal liability for the loan beyond the stock he has pledged. All principal and accrued interest on the loan is due on the first to occur of (i) the sale by William Loftus of any of the pledged shares and (ii) the fourth anniversary of the note.

OPTION GRANTS IN LAST FISCAL YEAR

    On June 30, 1998, we adopted our 1998 Stock Plan and began granting stock options under this plan. See "Benefit Plans--1998 Stock Plan." Our 1999 Stock Incentive Plan was adopted by our board of directors and approved by our stockholders in July 1999. See "Benefit Plans--1999 Stock Incentive Plan." The following table contains information concerning the stock option grants made to each of the Named Executive Officers in 1999. The per share exercise price of all options granted to our Named Executive Officers represents the fair market value of our common stock on the grant date.

    Amounts described in the following table under the heading "Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term" represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted at their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock and the date on which the options are exercised. No gain to the optionees is possible without an appreciation in stock price, which will benefit all stockholders commensurately.

                                                   INDIVIDUAL GRANTS                                POTENTIAL REALIZABLE VALUE AT
                       --------------------------------------------------------------------------      ASSUMED ANNUAL RATES OF
                        NUMBER OF SHARES      % OF TOTAL      EXERCISE   FAIR MARKET                 STOCK PRICE APPRECIATION FOR
                        OF COMMON STOCK     OPTIONS GRANTED    PRICE/     VALUE ON                          OPTION TERM(1)
                       UNDERLYING OPTIONS   TO EMPLOYEES IN     PER        DATE OF     EXPIRATION   ------------------------------
        NAME                GRANTED           FISCAL YEAR      SHARE        GRANT         DATE           5%              10%
---------------------  ------------------   ---------------   --------   -----------   ----------   -------------   --------------
Gordon Brooks                 350,000 (2)          4.2%        $28.93       $28.93      12/10/99     $6,372,623      $16,144,722

William Loftus                     --               --             --           --            --             --               --

Christopher Harding         1,212,500 (3)         14.5            .89          .89      02/17/09        675,222        1,711,144

Kevin Comerford                80,000 (4)          1.0           5.07         5.07      09/03/09        254,702          645,466

Janet Tremlett                144,000 (5)          1.7            .89          .89      02/11/09         80,741          205,056

                               80,000 (6)          1.0           5.07         5.07      09/03/09        210,728          648,960

------------------------

(1) As required by the rules of the Securities and Exchange Commission, potential values stated are based on the prescribed assumption that our common stock will appreciate in value from the date of grant to the end of the option term at rates (compounded annually) of 5% and 10%, respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of our common stock.

(2) 25% of these options will vest on December 10, 2000 with the remaining shares vesting at a rate of 2.08% per month over 36 months.

(3) All of these options vested on the closing of our initial public offering in October 1999.

(4) 25% of these options will vest on September 3, 2000 with the remaining shares vesting at a rate of 2.08% per month thereafter.

(5) 25% of these options, or 36,000 shares, vested on April 1, 1999 with the remaining shares vesting at a rate of 2.08% per month over the 36 month period following April 1, 1999.

(6) 25% of these options will vest on September 3, 2000 with the remaining shares vesting at a rate of 2.08% per month thereafter.

                         FISCAL YEAR-END OPTION VALUES

    The following table sets forth information concerning option holdings through December 31, 1999 by each of the Named Executive Officers. Amounts set forth in the following table under the heading "Value Realized" are based on the fair market value of the common stock on the date of exercise. Amounts set forth in the following table under the heading "Value of Unexercised In-the-Money Options at Year End" are based upon the fair market value of the common stock as of December 31, 1999, which was $36.50.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF SHARES OF
                                                                       COMMON STOCK
                                                                 UNDERLYING UNEXERCISABLE      VALUE OF UNEXERCISED IN-THE-
                         SHARES       EXERCISE                      OPTIONS AT YEAR END         MONEY OPTIONS AT YEAR END
                       ACQUIRED ON    PRICE PER      VALUE      ---------------------------   ------------------------------
NAME                    EXERCISE        SHARE       REALIZED    EXERCISABLE   UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
----                   -----------   -----------   ----------   -----------   -------------   --------------   -------------
Gordon Brooks........    112,940     $      .89    $   10,165    4,780,660       350,000       $170,239,303     $2,651,250

William Loftus.......         --             --            --           --            --                 --             --

Christopher
  Harding............         --             --            --    1,212,500            --         43,177,125             --

Kevin Comerford......         --             --            --       54,000       242,000          4,553,190      8,367,810

Janet Tremlett.......         --             --            --       78,000       218,000          3,051,945      8,465,735

BENEFIT PLANS

    1998 STOCK PLAN. Our 1998 stock plan was adopted by our board of directors and approved by our stockholders in June 1998. As amended, the 1998 plan authorizes the issuance of up to 16,240,536 shares of our common stock pursuant to stock options and other awards. No additional grants of stock options or other awards will be made under the 1998 plan.

    1999 STOCK INCENTIVE PLAN. Our 1999 Stock Incentive Plan was adopted by our board of directors and approved by our stockholders in July 1999. The 1999 plan is intended to replace our 1998 plan. The 1999 Plan authorizes the issuance of up to 9,600,000 shares of our common stock (subject to adjustment in the event of stock splits and other similar events).

    As of March 31, 2000, options to purchase an aggregate of 17,269,065 shares of our common stock at a weighted average exercise price of $6.62 per share were outstanding under the 1998 plan and 1999 plan.

    The 1999 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and other stock-based awards.

    Our officers, employees, directors, consultants and advisors and those of our subsidiaries are eligible to receive awards under the 1999 plan. Under present law, however, incentive stock options may only be granted to employees. No participant may receive any award for more than 1,280,000 shares in any calendar year.

    Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. We may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Breakaway. The 1999 plan permits our board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender to us of shares of common stock, by delivery to us of a promissory note, or by any combination of the permitted forms of payment.

    As of March 31, 2000, approximately 445 persons were eligible to receive awards under the 1999 plan, including 11 executive officers and 3 non-employee directors. The granting of awards under the 1999 plan is discretionary.

    Our board of directors administers the 1999 plan and has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. It may delegate authority under the 1999 plan to one or more committees of the board of directors and, subject to certain limitations, to one or more of our executive officers. Subject to any applicable limitations contained in the 1999 plan, our board of directors or a committee of the board of directors or executive officers to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

    - the number of shares of common stock covered by options and the dates upon which such options become exercisable;

    - the exercise price of options;

    - the duration of options; and

    - the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

    In the event of a merger, liquidation or other acquisition event, our board of directors is authorized to provide for:

    - the assumption or substitution of all outstanding options by the acquiror;

    - the termination of all unexercised options immediately prior to the closing of the acquisition event;

    - appropriate cash payments to option holders, if our stockholders would receive cash payments as consideration in the acquisition event; and

    - the vesting in full of outstanding options prior to the acquisition event.

    No award may be granted under the 1999 plan after July 19, 2009, but the vesting and effectiveness of awards previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate the 1999 plan, except that no award granted after an amendment of the 1999 plan and designated as subject to Section 162(m) of the Internal Revenue Code by our board of directors shall become exercisable, realizable or vested, to the extent the amendment was required to grant the award, unless and until the amendment is approved by our stockholders.

    1999 EMPLOYEE STOCK PURCHASE PLAN. Our 1999 Employee Stock Purchase Plan was adopted by our board of directors and approved by our stockholders in July 1999. The purchase plan authorizes the issuance of up to a total of 800,000 shares of our common stock to participating employees. As of March 31, 2000, 34,609 shares of our common stock have been issued under the purchase plan.

    The following employees, including our directors who are employees and employees of any participating subsidiaries, are eligible to participate in the purchase plan:

    - employees who are customarily employed for more than 20 hours per week and for more than five months per year; and

    - employees employed for at least one month prior to enrolling in the purchase plan.

    Employees who would immediately after the grant own 5% or more of the total combined voting power or value of our stock or any subsidiary are not eligible to participate. As of March 31, 2000, approximately 420 of our employees would have been eligible to participate in the purchase plan.

    On the first day of a designated payroll deduction period (which is referred to as the offering period), we grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of our common stock as follows: the employee may authorize between 1% to 10% of his or her base pay to be deducted by us from his or her base pay during the offering period. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option price is an amount equal to 85% of the per share closing price of our common stock on either the first day or the last day of the offering period, whichever is lower. In no event may an employee purchase under the purchase plan in any year a number of shares which exceeds the number of shares determined by dividing $25,000 by the average market price of a share of common stock on the commencement date of the offering period. The board of directors has the authority to choose the timing and length of subsequent offering periods.

    An employee who is not a participant on the last day of the offering period is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. An employee's rights under the purchase plan terminate upon voluntary withdrawal from the purchase plan at any time, or when the employee ceases employment for any reason.

EMPLOYMENT ARRANGEMENTS

    On November 13, 1998, we entered into an employment agreement with Mr. Brooks. Mr. Brooks receives a base salary of $25,000 per month and is eligible to receive an annual performance bonus of up to $125,000. If
Mr. Brooks' employment is terminated by us without cause, he will continue to receive his base salary for a period of twelve months. In December 1999, we granted Mr. Brooks additional options to purchase 350,000 shares of our common stock at a per share exercise price of $28.93.

    On May 29, 1998, we entered into an employment agreement with Mr. Comerford. Mr. Comerford receives a monthly salary of $15,000 and is eligible to receive a bonus of up to 30% of his base salary. In addition, in 1999 we granted to Mr. Comerford options to purchase 80,000 shares of our common stock at a per share exercise price of $5.07.

    On January 26, 2000, we entered into an employment agreement with Ms. Ellenberger. Ms. Ellenberger receives a base salary of $15,000 per month and she is eligible to receive an annual bonus of up to 25% of her annual salary. If Ms. Ellenberger's employment is terminated:

    - by us without cause;

    - by Ms. Ellenberger for good reason;

    - by Ms. Ellberger following a change in control of our company, or a sale of all or substantially all of our assets;

    - by mutual agreement; or

    - by us in the event of Ms. Ellenberger's death or disability,

then Ms. Ellenberger will continue to be paid her salary for six months and she will be paid any bonus for which she is eligible at such time. Ms. Ellenberger received 1,150,605 shares of our common stock in the Eggrock acquisition.

    On April 28, 1999, pursuant to the terms of a separation agreement of the same date, Mr. Selldorff resigned as our Executive Vice President, Strategic Development, in which capacity he coordinated our acquisition strategy and planned corporate development initiatives. Under the terms of this agreement, Mr. Selldorff agreed to continue to serve as one of our directors and agreed to waive his right under his December 11, 1998 employment agreement to receive severance payments equal to one year's salary. In connection with Mr. Selldorff's resignation, his employment agreement terminated. Prior to his resignation, we granted Mr. Selldorff stock options to purchase 2,400,000 shares of our common stock at a per share exercise price of $0.34.

    On February 11, 1999, we entered into a one year employment agreement with Ms. Tremlett. This agreement will automatically renew itself for successive one year periods unless Ms. Tremlett resigns or we terminate her employment. Ms. Tremlett receives a base salary of $14,833 per month and is eligible to receive a performance bonus of up to 30% of her annual salary, subject to meeting specified performance targets. If Ms. Tremlett is terminated by us without cause, she will continue to receive her salary for an additional seven and one-half months. Pursuant to her employment agreement we granted to Ms. Tremlett stock options to purchase 144,000 shares of our common stock at a per share exercise price of $0.89. In September 1999 we granted
Ms. Tremlett options to purchase 80,000 shares of our common stock at a per share exercise price of $5.07 per share.

    On February 17, 1999, we entered into an employment agreement with Mr. Harding. Under the terms of this agreement, Mr. Harding's employment shall continue until March 2001, and the agreement will renew itself for a two year term expiring March 2003 unless Mr. Harding resigns or we terminate his employment. Mr. Harding received a bonus of $50,000 upon commencing his employment and receives a base salary of $18,333 per month. In addition, he is eligible to receive a target bonus equal to 30% of his base salary based on our profitability. Pursuant to his employment agreement we granted to Mr. Harding stock options to purchase 1,212,500 shares of our common stock, at a per share exercise price of $0.89, all of which vested upon the closing of our initial public offering in October 1999. If Mr. Harding is terminated by us without cause or if Mr. Harding terminates his employment for good reason, he will be entitled to receive payments in amount up to one year's salary.

    On March 25, 1999, we entered into an employment agreement with Mr. Farzami. Mr. Farzami receives a base salary of $15,833 per month and is eligible to receive a bonus of up to 30% of his annual salary, subject to meeting specified performance targets. In addition, we granted to Mr. Farzami stock options to purchase 676,816 shares of our common stock at a per share exercise price of $0.98. If Mr. Farzami's employment is terminated by us without cause, he will be entitled to:

    - payments equal to six months of his base salary;

    - payments equal to his most recent cash bonus; and

    - acceleration of vesting with respect to shares of our common stock and options to purchase our common stock held by Mr. Farzami at the time of his termination which would have vested if his employment with us had continued uninterrupted for an additional 12 months.

    On March 25, 1999, we entered into an employment agreement with Mr. Ittycheria. Mr. Ittycheria receives a base salary of $15,833 per month and is eligible to receive a bonus of up to 30% of his annual salary, subject to meeting specified performance targets. In addition, we granted to Mr. Ittycheria stock options to purchase 507,612 shares of our common stock at a per share exercise price of $0.98. If Mr. Ittycheria's employment is terminated by us without cause, he will be entitled to:

    - payments equal to six months of his base salary;

    - a payment equal to his most recent cash bonus; and

    - acceleration of vesting with respect to shares of our common stock and options to purchase our common stock held by Mr. Ittycheria at the time of his termination which would have vested if his employment with us had continued uninterrupted for an additional twelve months.

    On May 14, 1999, we entered into an employment agreement with William Loftus. William Loftus receives a base salary of $16,667 per month and is eligible to receive a bonus of up to 30% of his annual salary, subject to meeting specified performance targets. Upon the occurrence of a change of control of Breakaway, any options granted to William Loftus to purchase our common stock will automatically vest in full. If William Loftus' employment is terminated by us without cause or if his compensation and benefits are materially reduced, he will be entitled to:

    - payments equal to nine months of his base salary;

    - payments equal to the pro rated amount of his quarterly profit sharing payment; and

    - acceleration of vesting of options to purchase our common stock held by Mr. Loftus at the time of his termination which would have vested if his employment with us had continued uninterrupted for an additional
      12 months.

    On September 12, 1999, we entered into an employment agreement with Mr. Sholley. The agreement is for one year and automatically renews unless
Mr. Sholley resigns or we terminate his employment. Mr. Sholley receives a base salary of $16,667 per month and is eligible to receive a bonus of up to 30% of his annual salary. In connection with his employment, Mr. Sholley has been granted stock options to purchase 220,000 shares of our common stock at a per share exercise price of $5.50. If after one year we terminate Mr. Sholley's employment without cause, he will be entitled to payments equal to six months of his base salary. In addition, after one year Mr. Sholley may resign and treat his resignation as a termination by us without cause, upon the occurrence of any of the following events:

    - his salary or bonus eligibility is materially reduced; or

    - a change in control of us or sale of all or substantially all of our assets.

    On March 6, 2000, our board of directors appointed John Loftus as its Vice President, e-Solutions. On May 14, 1999 we entered into an employment agreement with Mr. Loftus. Mr. Loftus receives a base salary of $16,667 per month.
Mr. Loftus is eligible to receive a bonus of up to 25% of his annual salary, subject to meeting specified performance targets. In addition, in May 1999 we granted to Mr. Loftus stock options to purchase 33,812 shares of our common stock at a per price share of $1.18. John Loftus is the brother of William Loftus, our Senior Vice President of Operations.

    On March 6, 2000, our board of directors appointed Mr. Stedman as our Vice President, North American Field Operations. In addition, in May 1999, we granted Mr. Stedman stock options to purchase 80,000 shares of our common stock at a per price share of $1.09. In December 1999, we granted Mr. Stedman stock options to purchase 30,000 shares of our common stock at a per price share of $28.80. In March 2000, we granted Mr. Stedman stock options to purchase 70,000 shares of our common stock at a per price share of $62.78.

    401(K) PLAN. In September 1995, we adopted an employee savings and retirement plan qualified under Section 401 of the Internal Revenue Code and covering all of our employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our board of directors. For the years 1999 and 2000, the board of directors determined that we will contribute up to 25% of our employee's initial 6% of eligible contributions. Prior to 1999, we did not match or contribute to employee's 401(k) plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Through September 1999, decisions concerning compensation of executive officers were made by our board of directors which included Mr. Brooks, our President and Chief Executive Officer, and Frank Selldorff, a former executive officer of Breakaway. In October 1999, we established a compensation committee consisting of Messrs. Greendale and Buckley. Thereafter, decisions concerning compensation of executive officers were made by our compensation committee. None of our executive officers have served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served on our board of directors or compensation committee.

                              CERTAIN TRANSACTIONS

INTERNET CAPITAL GROUP

    As of June 1, 2000 Internet Capital Group beneficially owns approximately 34.8% of our common stock. Our chairman of the board of directors, Christopher
H. Greendale, serves as a Managing Director of Operations of Internet Capital Group and another of our directors, Walter W. Buckley, is a co-founder and serves as President, Chief Executive Officer and a director of Internet Capital Group. Internet Capital Group held approximately 13.5% of the outstanding capital stock of Applica immediately prior to our acquisition of Applica and received 193,938 shares of our common stock in exchange for its Applica stock.

    On May 13, 1999, in connection with Internet Capital Group providing us a $4.0 million loan, we issued it a warrant to purchase up to 147,744 shares of our common stock at a per share exercise price of $4.07, as adjusted from time to time. Internet Capital Group subsequently converted this promissory note into shares of our Series B Preferred Stock. The warrant expires on September 30, 2006. The shares issuable upon exercise of this warrant are subject to antidilution protection, including for issuances of our securities at a per share price below the warrant exercise price. Shares issued upon exercise of the warrant have the benefit of the registration rights agreement between us, Internet Capital Group and other investors.

    We provide services to Internet Capital Group and some of its affiliated entities. For the three months ended March 31, 1999 and for the year ended December 31, 1999, our total revenues derived from engagements with Internet Capital Group and its affiliates were approximately $0 and $4,548,000, respectively, and for the three months ended March 31, 2000 were approximately $6,054,000.

    All of the above transactions with Internet Capital Group were approved unanimously by our board of directors and were on terms no less favorable to us than could be obtained from unaffiliated third parties.

ACQUISITIONS

    APPLICA CORPORATION. On March 25, 1999, we entered into an Agreement and Plan of Reorganization with Applica Corporation pursuant to which Applica merged with and into us. Under the terms of the agreement, we issued an aggregate of 1,447,398 shares of our common stock to the former stockholders of Applica, including:

    - 193,938 shares to Internet Capital Group;

    - 331,230 shares to our Vice President, Corporate Development, Babak Farzami; and

    - 248,424 shares to our Vice President, Application Hosting Services, Dev Ittycheria; and

    - 72,368 shares of our common stock are being held in escrow to secure indemnification obligations to us under the agreement.

    WPL LABORATORIES, INC. On May 17, 1999, we entered into an Agreement and Plan of Reorganization with WPL Laboratories, Inc., Celtic Acquisition Corp., William Loftus, John Loftus, David Perme and Kevin Sheehan pursuant to which WPL merged with and into Celtic Acquisition. Celtic Acquisition is a wholly owned subsidiary of Breakaway formed for the purpose of acquiring WPL. William Loftus is our Senior Vice President of Operations and John Loftus, William Loftus' brother, is our Vice President, e-Solutions.

    Our purchase price consisted of cash in the aggregate amount of $4,999,860 and 2,728,280 shares of our common stock, of which $3,399,905 in cash and 1,855,232 shares were issued to William Loftus and $999,972 in cash and 545,656 shares were issued to John Loftus. One-half of the aggregate cash consideration was paid at the closing of the acquisition. Twenty-five percent of the cash consideration was paid pro rata to the stockholders on May 17, 2000 and the remaining 25% will be paid pro rata to the stockholders in equal monthly installments over the next 36 months for as long as the recipient does not voluntarily terminate his employment with us and is not terminated by us for cause.

    713,548 of the shares of our common stock issued to William Loftus and 209,866 of the shares of our common stock issued to John Loftus are subject to the terms of Restricted Stock Agreements, granting us a repurchase right for these shares in the event William Loftus' or John Loftus' employment at Breakaway is terminated voluntarily by William Loftus or John Loftus, as appropriate, or for cause by us. Our right of repurchase expires as to 25% of the shares subject to each agreement on May 14, 2000 and as to the remaining 75% of the shares ratably over the ensuing 36 months. Our repurchase rights under these agreements terminate upon a change in control of Breakaway or if William Loftus or John Loftus, as appropriate, is terminated by us for reasons other than for cause.

    We agreed to loan $346,785 to William Loftus and $104,809 to John Loftus at the prime interest rate plus one percent in order to fund their tax liabilities associated with this transaction. Each of William Loftus and John Loftus issued to us a promissory note secured by a pledge of 685,008 and 201,472 shares of our common stock, respectively, as security for these loans.

    Pursuant to our acquisition of WPL, we assumed WPL options held by Daniel Loftus, John Loftus, Sr. and Veena Loftus, each of whom are members of William Loftus' and John Loftus' immediate family. These options became exercisable pursuant to their terms in the following amounts:

    - Daniel Loftus' option became exercisable for 8,452 shares of our common stock at a per share exercise price of $1.18;

    - John Loftus, Sr.'s option became exercisable for 8,452 shares of our common stock at a per share exercise price of $1.18; and

    - Veena Loftus' option became exercisable for 16,904 shares of our common stock at a per share exercise price of $1.18.

    EGGROCK PARTNERS, INC. On March 31, 2000, we acquired Eggrock Partners, Inc. Eggrock is a full service consulting and systems integration firm that focuses on delivering customer-centered e-business solutions to emerging enterprises. Eggrock assists growing companies in selecting and implementing software applications that will allow companies to operate their business more effectively through use of the Internet. We believe that this acquisition enhances and expands our client base, geographic presence and our ability to provide strategy and e-business solutions to our customers. As consideration for the acquisition we issued 6,176,331 shares of common stock to the Eggrock stockholders and we assumed options for 1,095,621 shares of our common stock.

    Maureen Ellenberger, the President of Eggrock, became our Vice President, Chief People and Innovation Officer upon the closing of the aquisition of Eggrock. Of the 6,176,331 shares of Breakaway common stock issued in the acquisition of Eggrock, Ms. Ellenberger received 1,150,605 shares of Breakaway common stock. Half of Ms. Ellenberger's shares are subject to the terms of a restricted stock agreement, granting us a repurchase right for the shares in the event Ms. Ellenberger's employment at Breakaway is terminated voluntarily by Ms. Ellenberger without good reason or for cause by us. Our right to repurchase expires as to 25% of the shares subject to the agreement one year after the closing of the acquisition of Eggrock and as to the remaining 75% of the shares ratably over the ensuing 36 months. Our repurchase rights under these agreements terminate upon a change of control of Breakaway or if Ms. Ellenberger is terminated by us for reasons other than for cause.

FRANK SELLDORFF

    Frank Selldorff is our founder, a former chairman of our board of directors, a former Chief Executive Officer and executive officer of Breakaway, and presently serves as one of our directors. As of June 1, 2000 he beneficially owns 9.7% of our common stock.

    On January 4, 1999, we changed our federal income tax status from an S corporation to a C corporation. In connection with this change, we entered into an agreement with Mr. Selldorff to facilitate our change in tax status. Pursuant to this agreement, Mr. Selldorff agreed to indemnify us for all income tax liability prior to January 4, 1999 related to our failure to qualify as an S corporation, up to a maximum of $365,000.

GORDON BROOKS

    Gordon Brooks, our President and Chief Executive Officer and a director, beneficially owned 10.7% of our common stock, as of June 1, 2000. In December 1999, the Board authorized an unsecured loan to Mr. Brooks in the amount of $1 million. This loan is evidenced by a promissory note which is due, together with interest at a rate of 6.21% per annum, upon the first to occur of:

    - 30 days after he ceases to be employed by us for any reason other than his death or disability;

    - February 16, 2003; or

    - an event of default by Mr. Brooks which includes, among other things, any violation of the non-competition, non-solicitation or confidentiality provisions of his employment agreement.

    If Mr. Brooks dies or becomes permanently disabled, the loan becomes due, together with accrued and unpaid interest, six months thereafter.

EMPLOYMENT ARRANGEMENTS AND REGISTRATION RIGHTS

    We have entered into employment arrangements with many of our executive officers. See "Executive Compensation--Employment Arrangements." We have also granted to Internet Capital Group registration rights relating to its shares. See "Description of Capital Stock--Registration Rights."

STOCK OPTIONS

    As of March 31, 2000, there were outstanding options under our 1998 Stock Plan and 1999 Stock Incentive Plan, as amended, to purchase an aggregate of 10,976,794 shares of our common stock held by our directors and executive officers at a per share weighted average exercise price of $0.43. In addition, effective March 19, 1999 we issued to Thomas Harding, a member of Christopher Harding's immediate family, an option to purchase 24,000 shares of our common stock at a per share exercise price of $0.98.

AFFILIATE TRANSACTION POLICY

    We have adopted a policy providing that all material transactions between Breakaway and our officers, directors and other affiliates must be:

    - approved by a majority of the members of our board of directors and by a majority of the disinterested members of our board of directors; and

    - on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth the security ownership of our common stock, as of June 1, 2000, by:

    - each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock,

    - each of our named executive officers and directors, and

    - all directors and executive officers as a group.

Unless otherwise indicated, each person's address is in care of Breakaway, 50 Rowes Wharf, Boston, Massachusetts 02110. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of our stock shown as beneficially owned by them, except as noted in the footnotes to the table. Beneficial ownership is determined according to the rules of the SEC. Shares of our common stock subject to options currently exercisable or exercisable within sixty days from the date of this table are deemed outstanding when determining the number of shares and percentage ownership by the person holding these options.

                                                        SHARES BENEFICIALLY OWNED
NAME AND ADDRESS                                       ---------------------------
OF BENEFICIAL OWNER                                      NUMBER           PERCENT
-------------------                                    ----------         --------
Internet Capital Group, Inc.(1)......................  15,562,674           34.8%
Putnam Investments(2)................................   4,157,378            9.3
Christopher H. Greendale(3)..........................  16,839,474           36.6
Walter W. Buckley, III(4)............................  15,562,674           34.8
William Loftus(5)....................................   1,857,232            4.2
Frank Selldorff(6)...................................   4,394,400            9.7
Bader Al-Rezaihan....................................          --             --
Gordon Brooks(7).....................................   5,348,312           10.7
Kevin Comerford......................................      54,000              *
Janet Tremlett(8)....................................      96,000              *
All executive officers and directors as a group (17
  persons, including two former executive
  officers)(9).......................................  36,747,987           69.0

------------------------

*   Represents less than 1% of the total.

(1) Includes 147,744 shares issuable upon the exercise of a warrant. The address of Internet Capital Group, Inc. is 600 Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087. Internet Capital Group has informed Breakaway that it intends to transfer 100% of its Breakaway shares to its wholly-owned subsidiary, ICG Holdings, Inc.

(2) These shares are held by six mutual funds managed by Putnam Investment Management, Inc. or The Putnam Advisory Company, Inc., consisting of 3,321,880 shares held by Putnam OTC and Emerging Growth Fund, 349,900 shares held by Putnam Voyager Fund II, 223,400 shares held by Putnam Funds Trust--Putnam New Century Growth Fund, 164,496 shares held by Putnam World Trust II--Putnam Emerging Information Sciences Fund, 5,400 shares held by Putnam Investment Funds--Putnam Worldwide Equity Fund and 92,302 shares held by Putnam Variable Trust--Putnam VT OTC & Emerging Growth Fund. The address for Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. is One Post Office Square, Boston, Massachusetts 02109.

(3) Consists of 1,276,800 shares subject to outstanding stock options that are exercisable within the 60-day period following June 1, 2000 and 15,562,674 shares beneficially owned by Internet Capital Group.

    Mr. Greendale is a Managing Director of Internet Capital Group.
    Mr. Greendale disclaims beneficial ownership of all shares held by Internet Capital Group.

(4) Consists of 15,562,674 shares beneficially owned by Internet Capital Group. Mr. Buckley is President, Chief Executive Officer and a director of Internet Capital Group. Mr. Buckley disclaims beneficial ownership of all shares held by Internet Capital Group.

(5) Includes 1,000 shares of common stock held by Devi Loftus and 1,000 shares of common stock held by Isaac Loftus, both sons of Mr. Loftus. Mr. Loftus disclaims beneficial ownership of such shares.

(6) Includes 800,000 shares subject to outstanding options that are exercisable within the 60-day period following June 1, 2000.

(7) Consists of 4,780,660 shares subject to outstanding stock options that are exercisable within the 60-day period following June 1, 2000 and 112,940 shares directly owned by Mr. Brooks.

(8) Consists of 43,000 shares subject to outstanding options that are exercisable within the 60-day period following June 1, 2000.

(9) Includes an aggregate of 8,451,982 shares issuable upon the exercise of outstanding stock options held by such executive officers and directors within the 60-day period following June 1, 2000. Includes 9,000 shares held by family members of such executive officers and directors. Includes 147,744 shares issuable upon the exercise of a warrant held by Internet Capital Group and 15,562,674 shares held by Internet Capital Group, all of which are attributable to two of our directors.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 80,000,000 shares of common stock, $0.000125 par value per share and 5,000,000 shares of preferred stock, $0.0001 par value per share. As of March 31, 2000, we had outstanding:

    - 41,062,405 shares of common stock (including shares issued in connection with our acquisition of Eggrock) held by 136 stockholders of record;

    - options to purchase an aggregate of 17,269,065 shares of our common stock with a weighted average per share exercise price of $6.62; and

    - warrants to purchase up to 169,562 shares of our common stock at a weighted average exercise price of $4.25 per share.

    The following summary is not intended to be complete and is qualified by reference to the provisions of applicable law and to our third amended and restated certificate of incorporation and amended and restated bylaws included as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

    Under the terms of our certificate of incorporation, our Board of Directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our Board of Directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

    The purpose of authorizing our Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any additional shares of preferred stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock.

    Our certificate of incorporation divides our Board of Directors into three classes with staggered three-year terms. See "Management." In addition, our certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of our shares of capital stock entitled to vote. Under our certificate of incorporation, any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may only be filled by vote of a majority of our directors then in office. The classification of our Board of Directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of Breakaway.

    Our certificate of incorporation also provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation further provides that special meetings of the stockholders may only be called by our Chairman of the Board, President or Board of Directors. Under our by-laws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain advance notice requirements. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

    The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation and by-laws require the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

    Our certificate of incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

REGISTRATION RIGHTS

    After this offering, the holders of approximately 14,368,035 shares of common stock and rights to acquire common stock, which includes
1,500,000 shares of common stock issued in a private placement to the selling stockholders on May 26, 2000, will be entitled to rights with respect to the registration of those shares under the Securities Act. Under the terms of the agreement between us and the holders of those registrable shares, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, those holders are entitled to notice of and to include shares of common stock in the registration. Additionally, the holders are also entitled to specified demand registration rights pursuant to which they may require us on up to two occasions to file a registration statement under the Securities Act with respect to our shares of common stock, and we are required to use our best efforts to effect that registration. Further, holders may require us to file an unlimited number of additional registration statements on Form S-3. All of these registration rights are subject to various conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in a registration and our right not to effect a requested registration more than once in any one year period or within 180 days of this offering. We will bear all of the expenses incurred in connection with all exercises of these registration rights, other than expenses incurred in connection with requested registrations on Form S-3 after the fourth request. We do not expect that the expenses we will incur in connection with any exercise of these registration rights will exceed the expenses customarily incurred by companies registering their securities. If the holders of registration rights request that we withdraw a requested registration statement, those holders will bear the expenses of that registration.

    In addition, the holders of 1,531,838 shares of common stock to be issued in connection with the Eggrock acquisition will be entitled to require us to register those shares for resale to the public under the Securities Act at any time after November 1, 2000.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our certificate of incorporation provides that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law. This indemnification covers all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

    As of March 31, 2000, Breakaway had 41,062,405 shares of common stock outstanding (which includes shares of common stock issued in connection with our acquisition of Eggrock and assumes no exercise of outstanding options or
warrants to purchase common stock) of which             shares are "restricted
securities" under Rule 144.

    Generally, restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. Sales of these restricted securities in the public market, or the availability of these shares for sale, could cause the trading price of our common stock to decline.

    Of the total             restricted securities, the resale of 1,500,000
shares of common stock has been registered pursuant to the registration statement of which this prospectus is a part. The selling stockholders may, therefore, offer these shares for sale under this prospectus, in addition to being able to utilize the exemptions from registration provided by Rule 144 under the Securities Act, if available.

    Shares issued upon exercise of options granted by us prior to the date of our initial public offering will be available for sale in the public market under Rule 701 of the Securities Act. Rule 701 permits resales of these shares in reliance upon Rule 144 but without compliance with various restrictions, including the holding period requirement, imposed under Rule 144. In general, under Rule 144, beginning 90 days after the date of our initial public offering, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares not to exceed the greater of (1) one percent of the then outstanding shares of common stock or (2) the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale. Sales under Rule 144 are also subject to manner of sale and notice requirements, as well as to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell the shares without complying with the manner of sale, public information, volume information or notice provisions of Rule 144.

STOCK OPTIONS

    We have filed registration statements on Form S-8 under the Securities Act registering an aggregate of 25,440,330 shares of common stock issuable under our 1998 plan and 1999 plan. In addition, we filed a Form S-8 registering
1,095,621 shares of common stock issuable under the 1999 Eggrock plan representing options assumed in our acquisition of Eggrock. We also filed a registration statement on Form S-8 with respect to an aggregate of 800,000 shares of common stock issuable under our employee stock purchase plan. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates.

WARRANTS

    Upon the closing of this offering Breakaway will have the following warrants outstanding:

    - 147,744 shares to Internet Capital Group at a per share exercise price of $4.07; and

    - 21,818 shares to Silicon Valley Bank at a per share exercise price of $5.50.

    As of May 13, 2000 any shares exercised by Internet Capital Group pursuant to the "cashless exercise" feature of its warrant may be sold, subject to the requirements of Rule 144. In addition, as of December 21, 2000 any shares exercised by Silicon Valley Bank pursuant to the "cashless exercise" feature of its warrant may be sold, subject to the requirements of Rule 144.

EFFECT OF SALES OF SHARES

    Our common stock has traded on the Nasdaq National Market since October 6, 1999. Prior to our initial public offering, there was no public market for our common stock. No prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of significant numbers of shares of our common stock in the public market could adversely affect the market price of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

                              PLAN OF DISTRIBUTION

    The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

    - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

    - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

    - in privately negotiated transactions; and

    - in options transactions.

    In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

    To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

    In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

    In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, and discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

    We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

                            VALIDITY OF COMMON STOCK

    The validity of the shares of common stock we are offering will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts.

                              INTERESTS OF COUNSEL

    An investment partnership comprised of partners and senior executives of Hale and Dorr LLP owns 15,390 shares of our common stock.

                                    EXPERTS

    The consolidated financial statements at December 31, 1998 and 1999 and for each of the years in the three year period ended December 31, 1999, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

    The financial statements of Applica Corporation as of December 31, 1998 and from September 24, 1998 (inception) through December 31, 1998, have been included herein in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

    The financial statements of WPL Laboratories, Inc. as of December 31, 1997 and 1998, and for each of the years then ended, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Web Yes, Inc. and subsidiary as of December 31, 1997 and 1998 and for each of the years then ended, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

    The financial statements of Eggrock Partners, Inc. as of December 31, 1998, September 30, 1999 and December 31, 1999, included herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon said firm as experts in giving said reports.

                        CHANGES IN INDEPENDENT AUDITORS

    We retained our current independent auditors, KPMG LLP, and replaced Brown & Brown, LLP in May 1999. Brown & Brown, LLP had been retained to audit our financial statements as of and for the year ended December 31, 1998. In January 1999, we retained Brown & Brown, LLP as our independent auditors, replacing Arthur Andersen LLP. Arthur Andersen LLP had been retained to audit our financial statements as of and for the year ended December 31, 1997. Our board of directors approved each of the changes in its independent auditors. KPMG LLP has reaudited our financial statements as of and for the years ended December 31, 1998 and December 31, 1997.

    During the years in which we retained Brown & Brown, LLP and Arthur Andersen LLP and through the periods prior to each of their replacement, we had no disagreements with either of Brown & Brown, LLP or Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Brown & Brown, LLP or Arthur Andersen LLP, as appropriate, would have caused either of them to make reference thereto in their report on the financial statements for such years. The reports on our financial statements of Brown & Brown LLP, as of December 31, 1998 and for the year then ended, and of Arthur Andersen LLP, as of December 31, 1997 and for the year then ended, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is a part of the registration statement does not contain all of the information set forth in the registration statement. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract of document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. The registration statement, including exhibits, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained as prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

    We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith we are required to file annual and quarterly reports, proxy statements and other information with the Commission. These reports, proxy statements and other information are available for inspection and copying at the Commission's public reference rooms and the Commission's website referred to above.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
CONSOLIDATED FINANCIAL STATEMENTS OF BREAKAWAY SOLUTIONS,
  INC.
Independent Auditors' Report................................     F-3
Consolidated Balance Sheets as of December 31, 1998 and 1999
  and March 31, 2000 (unaudited)............................     F-4
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1998 and 1999..........................     F-5
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1997, 1998 and 1999 and for the
  three months ended March 31, 1999 and 2000 (unaudited)....     F-6
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999 and for the three months
  ended March 31, 1999 and 2000 (unaudited).................     F-7
Notes to Consolidated Financial Statements..................     F-8

FINANCIAL STATEMENTS OF APPLICA CORPORATION
Independent Auditors' Report................................    F-24
Balance Sheet as of December 31, 1998.......................    F-25
Statement of Operations from September 24, 1998 (inception)
  through December 31, 1998.................................    F-26
Statement of Stockholders' Equity from September 24, 1998
  (inception) through December 31, 1998.....................    F-27
Statement of Cash Flows from September 24, 1998 (inception)
  through December 31, 1998.................................    F-28
Notes to Financial Statements...............................    F-29

FINANCIAL STATEMENTS OF WPL LABORATORIES, INC.
Independent Auditors' Report................................    F-32
Balance Sheets as of December 31, 1997 and 1998 and
  March 31, 1999 (unaudited)................................    F-33
Statements of Income for the years ended December 31, 1997
  and 1998 and for the three months ended March 31, 1998 and
  1999 (unaudited)..........................................    F-34
Statements of Stockholders' Equity for the years ended
  December 31, 1997 and 1998 and for the three months ended
  March 31, 1999 (unaudited)................................    F-35
Statements of Cash Flows for the years ended December 31,
  1997 and 1998 and for the three months ended March 31,
  1998 and 1999 (unaudited).................................    F-36
Notes to Financial Statements...............................    F-37

FINANCIAL STATEMENTS OF WEB YES, INC.
Independent Auditors' Report................................    F-42
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and March 31, 1999 (unaudited)............................    F-43
Consolidated Statements of Income for the years ended
  December 31, 1997 and 1998 and for the three months ended
  March 31, 1998 and 1999 (unaudited).......................    F-44
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1997 and 1998 and for the three
  months ended March 31, 1999 (unaudited)...................    F-45
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997 and 1998 and for the three months ended
  March 31, 1998 and 1999 (unaudited).......................    F-46
Notes to Consolidated Financial Statements..................    F-47

FINANCIAL STATEMENTS OF EGGROCK PARTNERS, INC.
Report of Independent Public Accountants....................    F-52
Balance Sheets as of December 31, 1998, September 30, 1999
  and December 31, 1999 and March 31, 2000 (unaudited)......    F-53

                                                                PAGE
                                                              --------
Statements of Operations for the Year Ended December 31,
  1998, the Nine Months Ended September 30, 1999 and the
  Three Months Ended December 31, 1999 and for the three
  months ended March 31, 1999 and 2000 (unaudited)..........    F-54
Statements of Redeemable Convertible Preferred Stock and
  Members'/Stockholders' Equity (Deficit) for the Year Ended
  December 31, 1998, the Nine Months Ended September 30,
  1999 and the Three Months Ended December 31, 1999 and the
  three months ended March 31, 2000 (unaudited).............    F-55
Statements of Cash Flows for the Year Ended December 31,
  1998, the Nine Months Ended September 30, 1999 and the
  Three Months Ended December 31, 1999 and the three months
  ended March 31, 1999 and 2000 (unaudited).................    F-56
Notes to Financial Statements...............................    F-57

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS FOR
  BREAKAWAY SOLUTIONS, INC.
Basis of Presentation.......................................    F-69
Unaudited Pro Forma Consolidated Balance Sheet as of March
  31, 2000..................................................    F-70
Unaudited Pro Forma Consolidated Statement of Operations for
  the three months ended March 31, 2000.....................    F-71
Unaudited Pro Forma Consolidated Statement of Operations for
  the year ended December 31, 1999..........................    F-72
Notes to Unaudited Pro Forma Consolidated Financial
  Statements................................................    F-73

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Breakaway Solutions, Inc.:

    We have audited the accompanying consolidated balance sheets of Breakaway Solutions, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Breakaway Solutions, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Boston, Massachusetts
February 7, 2000, except for paragraph
five of note 6, which is
as of March 7, 2000

                           BREAKAWAY SOLUTIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                   (IN THOUSANDS, EXCEPT SHARE-RELATED DATA)

                                                                 DECEMBER 31,
                                                              -------------------    MARCH 31,
                                                                1998       1999        2000
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
                                ASSETS
Current assets:
  Cash and cash equivalents.................................   $   17    $ 3,920     $  6,667
  Short-term investments....................................       --     28,227       12,071
  Accounts receivable, net of allowance for doubtful
    accounts of $131 in 1998, $357 in 1999 and $1,014 in
    2000, respectively......................................    1,446      7,559        6,531
  Unbilled revenue on contracts.............................      626        725        1,832
  Due from related parties..................................       --      3,991        4,762
  Prepaid expenses and other current assets.................       59      2,548        3,899
                                                               ------    -------     --------
    Total current assets....................................    2,148     46,970       35,762

Investments.................................................       --      9,705       12,366
Restricted cash.............................................       --         --        3,301
Property and equipment, net.................................      554      7,541       14,727
Intangible assets and deferred costs, net of accumulated
  amortization..............................................       --     12,181       17,776
Loan to officer.............................................       --         --        1,010
Loans to employees..........................................       --        568          575
Other assets................................................       40        496        1,058
                                                               ------    -------     --------
    Total assets............................................   $2,742    $77,461     $ 86,575
                                                               ======    =======     ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit............................................   $  426    $    --     $     --
  Due to stockholders-current portion.......................       --        625          625
  Capital lease obligations-current portion.................      149        533          522
  Accounts payable..........................................      813      2,955        3,259
  Accrued compensation and related benefits.................      178      1,477        3,023
  Accrued expenses..........................................       --      1,306        2,780
  Deferred revenue..........................................      196        224          678
                                                               ------    -------     --------
    Total current liabilities...............................    1,762      7,120       10,887
                                                               ------    -------     --------
Due to stockholders--long-term portion......................       --      1,625        1,842
Due to investors............................................                            1,322
Capital lease obligations-long-term portion.................       67        376          254
                                                               ------    -------     --------
    Total long-term liabilities.............................       67      2,001        3,418
                                                               ------    -------     --------
      Total liabilities.....................................    1,829      9,121       14,305
                                                               ------    -------     --------
Commitments and contingencies

Stockholders' Equity:
  Common stock, $.000125 par value, 80,000,000 shares
    authorized; 15,360,000, 37,889,084 and 38,391,402 shares
    issued in 1998, 1999 and 2000, respectively, and
    12,249,600, 34,778,684 and 35,281,002 shares outstanding
    in 1998, 1999 and 2000, respectively....................        2          4            4
  Additional paid-in capital................................       --     78,868       85,987
  Less: deferred compensation...............................       --       (253)        (235)
  Retained earnings (accumulated deficit)...................      911    (10,367)     (13,590)
  Accumulated other comprehensive income....................       --         88          104
                                                               ------    -------     --------
    Total stockholders' equity..............................      913     68,340       72,270
                                                               ------    -------     --------
      Total liabilities and stockholders' equity............   $2,742    $77,461     $ 86,575
                                                               ======    =======     ========

          See accompanying notes to consolidated financial statements.

                           BREAKAWAY SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            THREE MONTHS ENDED
                                                              YEARS ENDED DECEMBER 31,           MARCH 31,
                                                           ------------------------------   -------------------
                                                             1997       1998       1999       1999       2000
                                                           --------   --------   --------   --------   --------
                                                                                                (UNAUDITED)
Revenue, including revenue from related parties of $4,548
  for the year ended December 31, 1999 and $0 and $6,054
  for the three months ended March 31, 1999 and 2000,
  respectively...........................................  $ 6,118    $10,018    $ 25,390   $ 3,111    $ 18,147
                                                           -------    -------    --------   -------    --------
Operating expenses:
  Project personnel costs................................    2,543      5,904      11,850     1,553       8,158
  Selling, general and administrative expenses...........    2,559      4,814      22,403     1,832      12,606
  Amortization of deferred costs.........................       --         --       1,000        --         138
  Amortization of goodwill and intangible assets.........       --         --       1,002        --         839
                                                           -------    -------    --------   -------    --------
    Total operating expenses.............................    5,102     10,718      36,255     3,385      21,741
                                                           -------    -------    --------   -------    --------
    Income (loss) from operations........................    1,016       (700)    (10,865)     (274)     (3,594)
Other income (expense):
  Other income...........................................       --        160          23        20          --
  Interest income........................................       93         11         673        32         459
  Interest expense, including $128 to related parties for
    the year ended December 31, 1999 and $37 for the
    three months ended March 31, 2000....................      (33)       (43)       (198)      (14)        (88)
  Loss on disposal of equipment..........................       (2)        (3)         --        --          --
                                                           -------    -------    --------   -------    --------
    Total other income...................................       58        125         498        38         371
                                                           -------    -------    --------   -------    --------
    Net income (loss)....................................  $ 1,074    $  (575)   $(10,367)  $  (236)   $ (3,223)
                                                           =======    =======    ========   =======    ========
Net income (loss) per share:
  Basic and diluted......................................  $  0.08    $ (0.05)   $  (0.59)  $ (0.02)   $  (0.09)
                                                           =======    =======    ========   =======    ========
Weighted average common shares outstanding:
  Basic and diluted......................................   12,826     12,680      17,440     9,847      35,106
                                                           =======    =======    ========   =======    ========
Pro forma information (unaudited) (note 11)
  Income (loss) before taxes, as reported................  $ 1,074    $  (575)
Pro forma income taxes (benefit).........................      430       (195)
                                                           -------    -------
Pro forma net income (loss)..............................  $   644    $  (380)
                                                           =======    =======
Pro forma net income (loss) per share:
  Basic and diluted......................................  $  0.05    $ (0.03)
                                                           =======    =======
Pro forma weighted average common shares outstanding:
  Basic and diluted......................................   12,826     12,680
                                                           =======    =======

          See accompanying notes to consolidated financial statements.

                           BREAKAWAY SOLUTIONS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                 PREFERRED STOCK         COMMON STOCK       ADDITIONAL
                                               --------------------   -------------------    PAID-IN       DEFERRED
                                                SHARES     AMOUNT      SHARES     AMOUNT     CAPITAL     COMPENSATION
                                               --------   ---------   --------   --------   ----------   -------------
BALANCE, DECEMBER 31, 1996...................       --    $    --      15,360       $2       $    --            --
Distributions to stockholders................       --         --          --       --            --            --
Net income...................................       --         --          --       --            --            --
                                                ------    ---------   -------       --       -------         -----
BALANCE, DECEMBER 31, 1997...................       --         --      15,360        2            --            --
Purchase of treasury stock...................       --         --          --       --            --            --
Distributions to stockholders................       --         --          --       --            --            --
Net loss.....................................       --         --          --       --            --            --
                                                ------    ---------   -------       --       -------         -----
BALANCE, DECEMBER 31, 1998...................       --         --      15,360        2            --            --
S Corporation termination....................       --         --          --       --           911            --
Issuance of preferred stock..................    5,853          1          --       --         8,291            --
Repurchase and retirement of common stock....       --         --      (5,048)      (1)       (4,468)           --
Issuance of common stock for acquired
  businesses.................................       --         --       5,089        1         9,192            --
Issuance of stock options....................       --         --          --       --           856            --
Issuance of common stock for services........       --         --         104       --           419          (289)
Exercise of stock options....................       --         --       1,376       --           533            --
Issuance of Series B preferred stock.........    2,932         --          --       --        19,050            --
Amortization of deferred compensation........       --         --          --       --            --            36
Conversion of Series A and B preferred stock
  to common stock............................   (8,785)        (1)     14,056        1            --            --
Issuance of common stock in connection with
  initial public offering, net of $2,980 in
  offering costs.............................       --         --       6,900        1        41,967            --
Issuance of common stock in connection with
  investment.................................       --         --          52       --         1,413            --
Issuance of warrants.........................       --         --          --       --           704            --
Change in unrealized gains on investments....       --         --          --       --            --            --
Net loss.....................................       --         --          --       --            --            --
                                                ------    ---------   -------       --       -------         -----
Comprehensive income.........................
BALANCE, DECEMBER 31, 1999...................       --    $    --      37,889       $4       $78,868         $(253)
Issuance of common stock in connection with
  acquisition................................       --         --         110       --         6,752            --
Issuance of common stock in connection with
  option exercises...........................       --         --         392       --           367            --
Amortization of deferred compensation........       --         --          --       --            --            18
Change in unrealized gains on investments....       --         --          --       --            --            --
Net Loss.....................................       --         --          --       --            --            --
                                                ------    ---------   -------       --       -------         -----
Comprehensive income.........................
    BALANCE, MARCH 31, 2000 (UNAUDITED)......       --         --      38,391       $4       $85,987         $(235)
                                                ======    =========   =======       ==       =======         =====

                                                                       ACCUMULATED
                                                  TREASURY STOCK          OTHER        RETAINED        TOTAL
                                               --------------------   COMPREHENSIVE    EARNINGS    STOCKHOLDERS'   COMPREHENSIVE
                                                SHARES     AMOUNT         INCOME       (DEFICIT)      EQUITY       INCOME (LOSS)
                                               --------   ---------   --------------   ---------   -------------   --------------
BALANCE, DECEMBER 31, 1996...................   (2,534)   $    --        $    --       $    946      $    948
Distributions to stockholders................       --         --             --           (530)         (530)
Net income...................................       --         --             --          1,074         1,074            1,074
                                                ------    ---------      -------       --------      --------         ========
BALANCE, DECEMBER 31, 1997...................   (2,534)        --             --          1,490         1,492
Purchase of treasury stock...................     (576)        --             --             --            --
Distributions to stockholders................       --         --             --             (4)           (4)
Net loss.....................................       --         --             --           (575)         (575)            (575)
                                                ------    ---------      -------       --------      --------         ========
BALANCE, DECEMBER 31, 1998...................   (3,110)        --             --            911           913
S Corporation termination....................       --         --             --           (911)           --
Issuance of preferred stock..................       --         --             --             --         8,292
Repurchase and retirement of common stock....       --         --             --             --        (4,469)
Issuance of common stock for acquired
  businesses.................................       --         --             --             --         9,193
Issuance of stock options....................       --         --             --             --           856
Issuance of common stock for services........       --         --             --             --           130
Exercise of stock options....................       --         --             --             --           533
Issuance of Series B preferred stock.........       --         --             --             --        19,050
Amortization of deferred compensation........       --         --             --             --            36
Conversion of Series A and B preferred stock
  to common stock............................       --         --             --             --            --
Issuance of common stock in connection with
  initial public offering, net of $2,980 in
  offering costs.............................       --         --             --             --        41,968
Issuance of common stock in connection with
  investment.................................       --         --             --             --         1,413
Issuance of warrants.........................       --         --             --             --           704
Change in unrealized gains on investments....       --         --             88             --            88               88
Net loss.....................................       --         --             --        (10,367)      (10,367)         (10,367)
                                                ------    ---------      -------       --------      --------         --------
Comprehensive income.........................                                                                         $ (9,780)
BALANCE, DECEMBER 31, 1999...................   (3,110)   $    --        $    88       $(10,367)     $ 68,340
Issuance of common stock in connection with
  acquisition................................       --         --             --             --         6,752
Issuance of common stock in connection with
  option exercises...........................       --         --             --             --           367
Amortization of deferred compensation........       --         --             --             --            18
Change in unrealized gains on investments....       --         --             16             --            16               16
Net Loss.....................................       --         --             --         (3,223)       (3,223)          (3,223)
                                                ------    ---------      -------       --------      --------         --------
Comprehensive income.........................                                                                         $(12,987)
                                                                                                                      ========
    BALANCE, MARCH 31, 2000 (UNAUDITED)......   (3,110)        --        $   104       $(13,590)     $ 72,270
                                                ======    =========      =======       ========      ========

          See accompanying notes to consolidated financial statements.

                           BREAKAWAY SOLUTIONS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                  THREE MONTHS
                                                                       YEARS ENDED                    ENDED
                                                                       DECEMBER 31,                 MARCH 31,
                                                              ------------------------------   -------------------
                                                                1997       1998       1999       1999       2000
                                                              --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................................   $1,074     $(575)    $(10,367)  $  (236)   $(3,223)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................      255       332        3,285       105      1,920
    Compensation expense for issuance of common stock
     options................................................       --        --          223        --         18
    Loss on disposal of fixed assets........................        2         3           --        --         --
    Change in operating assets and liabilities, net of
     impact of acquisition of businesses:
      Accounts receivable...................................     (472)     (485)      (5,182)     (499)     1,109
      Unbilled revenues on contracts........................       --      (393)         (99)     (174)    (1,107)
    Increase in amounts due from related parties............       --        --       (3,991)       --       (771)
      Prepaid expenses and other current assets.............       69       (18)      (1,546)       (6)    (1,295)
      Accounts payable......................................      222       568        1,943      (667)      (105)
      Accrued compensation and other related benefits.......       63        94          604       337      1,546
      Accrued expenses and deferred revenue.................       --       196        1,134        --      1,824
                                                               ------     -----     --------   -------    -------
        Net cash provided by (used in) operating
        activities..........................................    1,213      (278)     (13,996)   (1,140)       (84)
                                                               ------     -----     --------   -------    -------
Cash flows from investing activities:
    (Purchase) sales of investments.........................       --        --      (37,360)       --     10,210
    Purchase of property and equipment......................     (133)     (503)      (5,886)      (72)    (7,393)
    Cash paid for acquired businesses net of cash
     acquired...............................................       --        --       (2,103)       --         --
    Increase in cash surrender value of life insurance......       --        --          (26)      (62)       (32)
    Proceeds from disposals of fixed assets.................       13        10           --        --         --
    Increase in due to investors............................       --        --           --        --      1,322
                                                               ------     -----     --------   -------    -------
        Net cash provided by (used in) investing
        activities..........................................     (120)     (493)     (45,375)     (134)     4,107
                                                               ------     -----     --------   -------    -------
Cash flows from financing activities:
  Repurchase and retirement of common stock.................       --        --       (4,469)   (4,469)        --
  Proceeds from issuances of preferred stock................       --        --       23,289     8,292         --
  Proceeds from note payable to stockholders................       --        --        4,000        --         --
  Increase in amounts due to stockholders...................       --        --           --        --        217
  Proceeds from exercise of stock options...................       --        --          533       100        367
  Proceeds from issuance of common stock, net of offering
    costs...................................................       --        --       41,968        --         --
  (Advances to) payments from employees.....................       --       (13)        (554)        6     (1,017)
  Payments on current portion of long-term debt.............       --       (10)         (67)       --         --
  Proceeds from (repayments of) credit line.................       --       426         (426)      576         --
  (Increase) decrease in deposits...........................      (18)       (5)        (767)       17       (530)
  Payments of note payable..................................       --        --           --        --       (180)
  Payments on capital lease obligations.....................     (184)      (50)        (233)      (59)      (133)
  Distribution to stockholders..............................      (96)     (439)          --        --         --
                                                               ------     -----     --------   -------    -------
        Net cash provided by (used in) financing
        activities..........................................     (298)      (91)      63,274     4,463     (1,276)
                                                               ------     -----     --------   -------    -------
        Net increase (decrease) in cash and cash
        equivalents.........................................      795      (862)       3,903     3,189      2,747
Cash and cash equivalents, at beginning of period...........       84       879           17        17      3,920
                                                               ------     -----     --------   -------    -------
Cash and cash equivalents, at end of period.................   $  879     $  17     $  3,920   $ 3,206    $ 6,667
                                                               ======     =====     ========   =======    =======
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................   $   33     $  43     $    105   $    14    $    88
                                                               ======     =====     ========   =======    =======
Supplemental disclosures of non-cash investing and financing activities:
  Issuance of common stock in connection with investment in
    Internet services company...............................   $   --     $  --     $  1,413        --         --
                                                               ======     =====     ========   =======    =======
  Issuance of warrants in connection with capital lease
    obligations.............................................   $   --     $  --     $    704        --         --
                                                               ======     =====     ========   =======    =======
  Issuance of note payable to stockholders..................   $   --     $  --     $  2,175        --         --
                                                               ======     =====     ========   =======    =======
  Conversion of notes payable and accrued interest to common
    stock...................................................   $   --     $  --     $  4,053        --         --
                                                               ======     =====     ========   =======    =======
  Capital lease obligations.................................   $  332     $  14     $  1,632        --         --
                                                               ======     =====     ========   =======    =======
  Distributions payable to stockholders.....................   $  434     $  --     $     --        --         --
                                                               ======     =====     ========   =======    =======
  Conversion of preferred stock to common stock.............   $   --     $  --     $ 27,289        --         --
                                                               ======     =====     ========   =======    =======
  Issuance of common stock in connection with acquisition of
    businesses..............................................   $   --     $  --     $  9,193   $ 1,418    $ 6,752
                                                               ======     =====     ========   =======    =======
  Acquisition of businesses:
    Assets acquired.........................................   $   --     $  --     $ 16,358   $ 1,904    $ 7,445
    Liabilities assumed and issued..........................       --        --       (4,299)     (486)      (693)
    Common stock and stock options issued...................       --        --       (9,956)   (1,418)    (6,752)
                                                               ------     -----     --------   -------    -------
        Net cash paid for acquisition of businesses.........   $   --     $  --     $ (2,103)  $    --    $    --
                                                               ======     =====     ========   =======    =======

          See accompanying notes to consolidated financial statements.

                           BREAKAWAY SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1999
                         AND MARCH 31, 2000 (UNAUDITED)

1. NATURE OF BUSINESS

    Breakaway Solutions, Inc. (the "Company"), formerly The Counsell Group, Inc., was established in 1992. The Company is a full service provider of e-business solutions that allow growing enterprises to capitalize on the power of the Internet to reach and support customers and markets. The Company has designed its services specifically for growing enterprises. These are businesses which generally fit within two broad categories; companies or divisions of larger companies that have sales of up to $1 billion per year; and new and emerging Internet-based businesses.

    In December 1999, the Company formed Breakaway Capital I LLC, a wholly-owned venture capital fund, for the primary purpose of making minority interest investments in clients. Breakaway intends to make total investments of $5.0 million. At March 31, 2000 total investments were $3.0 million.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CONSOLIDATION POLICY

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Breakaway Securities Corporation, Breakaway Capital I LLC, Celtic Acquisition Corporation and WYI Acquisition Corporation. All intercompany balances and transactions have been eliminated in consolidation.

    USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    For purposes of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

    MARKETABLE SECURITIES

    The Company determines the appropriate classification of marketable securities at the time of acquisition and re-evaluates such designation at each balance sheet date. At December 31, 1999 and March 31, 2000, the Company's investments in marketable securities are classified as available-for-sale and, as such, are carried at fair value, with unrealized gains and losses, net of deferred taxes reported as a separate component of stockholders' equity (see
Note 3).

    FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, accounts receivable, and debt instruments.

    The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999
                         AND MARCH 31, 2000 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) losses have been within management's expectations. Write-offs of accounts receivable have not been material for any of the periods presented. The Company's customers are headquartered primarily in North America. At
December 31, 1998, amounts due from three customers represented $0.7 million or 33% of total accounts receivable. At December 31, 1999 and March 31, 2000, no amounts due from customers exceeded 10% of total accounts receivable.

    The fair market values of cash and cash equivalents, accounts receivable and debt instruments at both December 31, 1998 and 1999 and March 31, 2000 approximate their carrying amounts.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is recorded on the straight-line basis over the estimated useful life of the related assets which range from three to five years. Equipment held under capital leases is stated at the present value of minimum lease payments at the inception of the lease and amortized using the straight-line method over the lease term. Maintenance and repairs are charged to operations when incurred.

    LOANS TO EMPLOYEES

    Loans have been made to employees of the acquired company WPL Laboratories, Inc. totaling $0.5 million in the form of promissory notes which bear interest at 8.0% annually. The principal amount of these promissory notes and interest accrued thereon shall be payable upon the earlier to occur of: (i) the date on which the debtor receives any proceeds from the debtor's sale of Breakaway capital stock pledged to Breakaway under a stock pledge agreement, to the extent of such proceeds (net of any taxes payable in connection with such sale) and
(ii) the fourth anniversary of the date of the stock pledge agreement to the full extent of any remaining principal and interest that is outstanding on such date.

    In December 1999, the Company authorized an unsecured loan to its Chief Executive Officer in the amount of $1.0 million, which loan is due together with interest at 6.21% annually on the first to occur of the third anniversary of the loan or thirty days after his ceasing to be employed by the Company. The loan is evidenced by a February 2000 Promissory Note.

    The Company also periodically makes short term loans to employees.

    INTANGIBLE ASSETS AND DEFERRED COSTS

    Intangible assets and deferred costs primarily relate to the Company's acquisitions and include customer base, workforce in place and goodwill. Deferred costs primarily represent deferred compensation costs arising from cash and stock issued in connection with business acquisitions, for which continuing employment of individuals is required. In connection with acquisitions accounted for under the purchase method of accounting (see Note 3), the Company recorded these intangible assets and deferred costs based on the excess of the purchase price over the identifiable tangible net assets of the acquiree on the date of the purchase. Intangible assets and deferred costs are reported at cost, net of accumulated

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999
                         AND MARCH 31, 2000 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) amortization and are being amortized over their useful lives, ranging from three to five years. At December 31, 1999, intangible assets and deferred costs were comprised of the following (in thousands):

Customer base...............................................  $ 1,463
Workforce in place..........................................      852
Goodwill....................................................    4,875
                                                              -------
  Intangible assets.........................................    7,190
Deferred costs..............................................    6,993
                                                              -------
                                                               14,183
Less accumulated amortization...............................    2,002
                                                              -------
  Intangible assets and deferred costs, net.................  $12,181
                                                              =======

    Amortization of deferred costs and amortization of intangible assets for the year ended December 31, 1999 totaled $1.0 million and $1.0 million, respectively, and for the three months ended March 31, 2000 totaled
$0.1 million and $0.8 million, respectively.

    Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line bases over the expected periods to be benefited of five years. The Company evaluates whether changes have occurred that would require revision of the remaining estimated useful life or impact the recoverability of the goodwill. If such changes occur, the Company would use an estimate of the undiscounted future operating cash flows to determine the recoverability of the goodwill.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    REVENUE RECOGNITION

    Revenues pursuant to fixed-price contracts are recognized as services are rendered on the percentage-of-completion method of accounting (based on the ratio of costs incurred to total estimated costs). Revenues pursuant to time and material contracts are recognized as services are provided. Unbilled revenues on contracts are comprised of costs plus earnings. Billings in excess of costs plus earnings are classified as deferred revenues.

    Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses are determined.

    PROJECT PERSONNEL COST

    Project personnel costs consist of payroll and payroll-related expenses for personnel dedicated to client assignments.

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999
                         AND MARCH 31, 2000 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    Prior to 1999, the Company was taxed under the provisions of Subchapter S of the Internal Revenue Code, whereby the corporate income is taxed to the individual shareholders based on their proportionate share of the Company's taxable income. Massachusetts taxes profits on S corporations with receipts exceeding $6 million.

    Effective January 1, 1999, the Company terminated its S Corporation election and is subject to corporate-level federal and certain additional state income taxes. Accordingly, the accompanying consolidated statements of operations include a pro forma income tax adjustment (see Note 11) for the income taxes that would have been recorded if the Company had been a C Corporation for all periods presented.

    STOCK-BASED COMPENSATION

    The Company has adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), ACCOUNTING FOR STOCK-BASED COMPENSATION. As permitted by SFAS 123, the Company measures compensation costs in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. Accordingly, no accounting recognition is given to stock options issued to employees that are granted at fair market value until they are exercised. Stock options issued to non-employees are recorded at the fair value of the stock at the date of grant. Upon exercise, net proceeds, including income tax benefits realized, are credited to equity. Therefore, the adoption of SFAS 123 was not material to the Company's financial condition or results of operations; however, the pro forma impact on income (loss) per share has been disclosed in the notes to the consolidated financial statements as required by SFAS 123 (see Note 6).

    SEGMENT INFORMATION

    At December 31, 1998, the Company adopted Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131) which requires companies to present financial descriptive segment information (see Note 12).

    NET INCOME (LOSS) PER SHARE

    In 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS 128"), EARNINGS PER SHARE. SFAS 128 requires the presentation of basic and diluted net income (loss) per share for all periods presented. There were no common stock equivalents outstanding in 1997. As the Company has been in a net loss position for the years ended December 31, 1998, and 1999 and the three months ended March 31, 1999 and 2000, common stock equivalents of 1,348,948 for the year ended December 31, 1998, 15,262,340 for the year ended December 31, 1999 and 18,007,404 for the three months ended
March 31, 2000 were excluded from the diluted loss per share calculation as they would be antidilutive. As a result, diluted loss per share is the same as basic loss per share, and has not been presented separately.

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999
                         AND MARCH 31, 2000 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    UNAUDITED INTERIM FNANCIAL INFORMATION

    The consolidated financial statements as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or any future periods.

    RECENT ACCOUNTING PRONOUNCEMENTS

    The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flows.

3. INVESTMENTS

    During 1999, the Company made a 19.9% equity investment in a privately held Internet services company, including an advance of $0.8 million. The carrying value of this investment and advance was approximately $3.7 million at December 31, 1999, which approximates fair value. The advance, which bears interest at 8% and is payable on December 15, 2000, is classified as a component of prepaid expenses and other current assets in the accompanying consolidated balance sheet as of December 31, 1999.

    The cost of available-for-sale marketable securities carried at fair value was $34.9 million at December 31, 1999. There were no investments held as available-for-sale as of December 31, 1998. Gross unrealized gains and losses related to securities held as available-for-sale for the year ended
December 31, 1999 are as follows (in thousands):

Gross unrealized gains......................................  $94
Gross unrealized losses.....................................   (6)
                                                              ---
  Net unrealized gains......................................  $88
                                                              ===

    At December 31, 1999, $28.2 million in marketable securities were classified as short-term and $6.8 million were recorded as long-term.

4. ACQUISITIONS

    During 1999, the Company acquired the following companies:

DATE                                   COMPANY                                LOCATION
----                                   -------                                --------
March 25, 1999.......................  Applica Corporation                    New York, NY
May 17, 1999.........................  WPL Laboratories, Inc.                 Haverford, PA
June 10, 1999........................  Web Yes, Inc.                          Somerville, MA

    The aggregate purchase price paid in connection with the acquisitions made in 1999 consisted of (i) 5,089,494 shares of common stock of the Company (ii) $2.2 million in promissory notes, and (iii) $2.5 million of cash.

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999
                         AND MARCH 31, 2000 (UNAUDITED)

4. ACQUISITIONS (CONTINUED)
    The total acquisition consideration paid for WPL Laboratories, Inc. consisted of approximately $5.0 million in cash to be paid over a four-year period and 2,728,280 shares of Breakaway common stock. Each WPL stockholder received 50% of his cash consideration at closing and will receive the remainder incrementally over a four-year period so long as the stockholder does not resign and is not terminated for cause. Of the shares of Breakaway common stock issued to the former WPL stockholders, approximately 50% are subject to Breakaway's right, which lapses incrementally over a four-year period, to repurchase the shares of the stockholder, at their value at the time of the acquisition, upon the stockholder's resignation or Breakaway's termination of the stockholder for cause.

    The total consideration paid for Web Yes, Inc. consisted of 984,982 shares of Breakaway common stock. Of the shares of Breakaway common stock issued to the former Web Yes stockholders, 685,360 are subject to Breakaway's right, which lapses incrementally over a four year period, to repurchase the shares of a particular stockholder upon the termination of his employment with Breakaway. The repurchase price will be either at the share value at the time of the acquisition if the stockholder terminates employment or Breakaway terminates for cause, or at their fair market value if Breakaway terminates the stockholder's employment without cause.

    The acquisitions have all been accounted for using the purchase method of accounting. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for the acquired companies have been included with those of the Company for periods subsequent to the date of acquisition. The excess of the total purchase price for each acquired company over the allocation of fair values to the net assets has been recorded as intangible assets, as follows (in thousands):

Working capital.............................................  $   508
Other non-current assets....................................      706
Non-current liabilities.....................................     (134)
                                                              -------
                                                                1,080
                                                              -------
Intangible assets and deferred costs:
  Assembled workforce.......................................      852
  Customer base.............................................    1,463
  Goodwill..................................................    4,875
  Deferred costs............................................    6,993
                                                              -------
    Total intangible assets and deferred costs..............   14,183
                                                              -------
      Purchase price                                          $15,263
                                                              =======

    The following unaudited pro forma results of operations give effect to the acquisitions accounted for as purchases as if the transactions had occurred at the beginning of 1998. Such pro forma financial information reflects certain adjustments, including amortization of goodwill, income tax effects and an increase in the weighted average shares outstanding. This pro forma information does not necessarily reflect the results of operations that would have occurred had the acquisitions taken place at the beginning

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999
                         AND MARCH 31, 2000 (UNAUDITED)

4. ACQUISITIONS (CONTINUED)
of 1998 and is not necessarily indicative of results that may be obtained in the future (in thousands, except for per share amounts):

                                                              1998       1999
                                                            --------   --------
Total revenue.............................................  $12,957    $27,358
Net loss..................................................   (2,787)   (11,641)
Net loss per share........................................  ($ 0.16)   ($ 0.61)
Weighted average common shares outstanding................   17,770     19,098

    Subsequent to December 31, 1999 the Company entered into agreements to acquire Eggrock Partners, Inc. and DataCyr Corporation (See Note 13).

5. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following at December 31 (in thousands):

                                                                1998       1999
                                                              --------   --------
Computer equipment..........................................   $1,117     $8,541
Office equipment............................................       12        137
Furniture and fixtures......................................       70        699
Construction-in-progress....................................       --        214
                                                               ------     ------
                                                                1,199      9,591
Less: Accumulated depreciation and amortization.............     (645)    (2,050)
                                                               ------     ------
                                                               $  554      7,541
                                                               ======     ======

    The cost and related accumulated amortization of property and equipment held under capital leases is as follows at December 31 (in thousands):

                                                                1998       1999
                                                              --------   --------
Cost........................................................   $ 395      $1,787
Less: Accumulated amortization..............................    (332)       (450)
                                                               -----      ------
                                                               $  63      $1,337
                                                               =====      ======

6. CAPITAL STOCK

    PREFERRED STOCK

    In October 1998, the Company's stockholders authorized 5,853,000 shares of Series A Preferred Stock. In January 1999 the Company issued 5,853,000 shares of Series A Preferred Stock at $1.42 per share. The Series A Preferred Stock was converted into common stock upon the completion of the Company's initial public offering in October 1999.

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999
                         AND MARCH 31, 2000 (UNAUDITED)

6. CAPITAL STOCK (CONTINUED)
    SERIES B PREFERRED STOCK

    In July 1999, the Company issued 2,931,849 shares of Series B Preferred Stock, $.0001 par value, for $6.50 per share. The Series B Preferred Stock was converted into common stock upon the completion of the Company's initial public offering in October 1999.

    1999 EMPLOYEE STOCK PURCHASE PLAN

    The 1999 Employee Stock Purchase Plan was adopted in July 1999. The purchase plan authorizes the issuance of up to a total of 800,000 shares of common stock to participating employees.

    STOCK SPLITS

    In June and December 1998 and in September 1999, the Board of Directors approved a 2-for-1, 3-for-1 stock splits effected through stock dividends and a 4-for-5 stock split of the Company's common stock, respectively. All prior periods have been restated to reflect these stock splits effected as a recapitalization.

    In March 2000, the Board of Directors approved a 2-for-1 stock split effected through a stock dividend of the Company's common stock. All prior periods have been restated to reflect the split effected as a recapitalization.

    STOCK PLANS

    The Company's 1998 Stock Plan (the "Stock Plan") authorizes the Company to grant options to purchase common stock, to make awards of restricted common stock, and to issue certain other equity-related awards to employees and directors of, and consultants to, the Company. The total number of shares of common stock which may be issued under the Stock Plan is 16,240,536 shares. The Stock Plan is administered by the Board of Directors, which selects the persons to whom stock options and other awards are granted and determines the number of shares, the exercise or purchase prices, the vesting terms and the expiration date. Non-qualified stock options may be granted at exercise prices which are above, equal to, or below the grant date fair market value of the common stock. The exercise price of options qualifying as incentive stock options may not be less than the grant date fair market value of the common stock.

    Stock options granted under the Stock Plan are nontransferable, generally become exercisable over a four-year period, and expire ten years after the date of grant (subject to earlier termination in the event of the termination of the optionee's employment or other relationship with the Company).

    The 1999 Stock Incentive Plan was adopted in July 1999. The 1999 plan is intended to replace the 1998 plan. Up to 9,600,000 shares of common stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the 1999 plan.

    The 1999 plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards.

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999
                         AND MARCH 31, 2000 (UNAUDITED)

6. CAPITAL STOCK (CONTINUED)
    The following table presents the combined activity of the two option plans in which offerings have occurred:

                                          YEARS ENDED DECEMBER 31,                        THREE MONTHS ENDED MARCH 31,
                            -----------------------------------------------------   -----------------------------------------
                                      1998                        1999                     1999                  2000
                            -------------------------   -------------------------   -------------------   -------------------
                                             WEIGHTED                    WEIGHTED              WEIGHTED              WEIGHTED
                                NUMBER       AVERAGE        NUMBER       AVERAGE     NUMBER    AVERAGE     NUMBER    AVERAGE
                                  OF         EXERCISE         OF         EXERCISE      OF      EXERCISE      OF      EXERCISE
                               OPTIONS        PRICE        OPTIONS        PRICE     OPTIONS     PRICE     OPTIONS     PRICE
                            --------------   --------   --------------   --------   --------   --------   --------   --------
                            (IN THOUSANDS)              (IN THOUSANDS)
Outstanding options at
  beginning of period....          --         $  --          9,588        $0.63       9,588     $ 0.63     16,050     $ 2.51
  Granted................       9,792         $0.62          8,378        $4.39       5,069     $35.08      1,913     $42.35
  Exercised..............          --         $  --         (1,398)       $0.39        (133)    $ 0.80       (400)    $ 0.93
  Cancelled..............        (204)        $0.38           (518)       $1.30        (113)    $ 0.34       (304)    $11.03
                                -----         -----         ------        -----      ------     ------     ------     ------
Outstanding options at
  end of period..........       9,588         $0.63         16,050        $2.59      14,411     $ 0.74     17,259     $ 6.62
                                =====         =====         ======        =====      ======     ======     ======     ======
Exercisable options at
  end of period..........       4,178         $0.50         10,054        $0.78       4,905     $ 0.53     10,151     $ 0.78
                                =====         =====         ======        =====      ======     ======     ======     ======
Weighted average fair
  value of options
  granted during the
  period.................       $ .25                       $ 4.18
                                =====                       ======

    The following table presents weighted average price and life information about significant option groups outstanding at December 31, 1999:

                                                     OPTIONS OUTSTANDING
                                                 ----------------------------
                                                                   WEIGHTED        OPTIONS EXERCISABLE
                                                                    AVERAGE     -------------------------
                                                     NUMBER        REMAINING                     WEIGHTED
                                                       OF         CONTRACTUAL                    AVERAGE
                                                    OPTIONS          LIFE           NUMBER       EXERCISE
EXERCISE PRICES                                   OUTSTANDING       (YEARS)      EXERCISABLE      PRICE
-----------------------------------------------  --------------   -----------   --------------   --------
                                                 (IN THOUSANDS)                 (IN THOUSANDS)
  $0.34........................................       2,998           8.50           2,244        $0.34
  $0.51........................................         188           8.75              68        $0.51
  $0.88........................................       7,104           9.03           7,102        $0.88
  $0.89........................................         300           9.08              68        $0.89
  $0.98........................................       1,998           9.23             542        $0.98
  $1.09........................................       2,052           9.45              30        $1.09
  $5.50........................................         622           9.72              --           --
  $21.33.......................................          94           9.81              --           --
  $28.72.......................................         358           9.94              --           --
  $28.94.......................................         336           9.94              --           --
                                                     ------          -----          ------        -----
                                                     16,050           9.08          10,054        $ .78
                                                     ======          =====          ======        =====

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999
                         AND MARCH 31, 2000 (UNAUDITED)

6. CAPITAL STOCK (CONTINUED)

    The Company applies APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, in accounting for its Stock Plan, and, accordingly, compensation cost is recognized in the financial statements for stock options granted to employees only when the fair value on the grant date exceeds the exercise price. The Company granted no stock options during 1996 and 1997. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123 for 1998 and 1999 grants, the net loss would have been increased to the pro forma amounts indicated below:

                                     YEARS ENDED DECEMBER 31,                            THREE MONTHS ENDED MARCH 31,
                        ---------------------------------------------------   ---------------------------------------------------
                                  1998                       1999                       1999                       2000
                        ------------------------   ------------------------   ------------------------   ------------------------
                        AS REPORTED   PRO FORMA    AS REPORTED   PRO FORMA    AS REPORTED   PRO FORMA    AS REPORTED   PRO FORMA
                        -----------   ----------   -----------   ----------   -----------   ----------   -----------   ----------
Net loss (in
  thousands)..........    $ (575)       $ (687)     $(10,367)     $(17,713)     $ (236)       $ (361)      $(3,223)     $(8,216)
Net loss per share....    $(0.05)       $(0.05)     $  (0.59)     $  (1.02)     $(0.02)       $(0.04)      $ (0.09)     $ (0.23)

    The fair value of options at the date of grant were estimated using the Black-Scholes model with the following weighted-average assumptions:

                                                                                THREE MONTHS
                                                   YEARS ENDED                      ENDED
                                                  DECEMBER 31,                    MARCH 31,
                                             -----------------------       -----------------------
                                               1998           1999           1999           2000
                                             --------       --------       --------       --------
Volatility.................................    70.0%         135.0%          70.0%         109.2%
Expected option life (years)...............      10              9             10            4.4
Interest rate (risk free)..................     7.0%           6.5%           7.0%          6.75%

    The Company has never declared nor paid dividends on any of its capital stock and does not expect to in the foreseeable future.

7. COMMITMENTS AND CONTINGENCIES

    LINE OF CREDIT

    The Company had a $0.7 million bank revolving line of credit (increased to $1.3 million in February 1999) at prime plus 1/2% (8.25% at December 31, 1998) which terminated in 1999. At December 31, 1998, the Company borrowed
$0.4 million under this line of credit. At December 31, 1999 and March 31, 2000, there were no borrowings.

    OPERATING LEASES

    The Company leases its facilities under various operating leases expiring in 2003. Such leases include provisions that may require the Company to pay its proportionate share of operating costs, which exceed specific thresholds. Rent expense for the years ended December 31, 1997, 1998 and 1999 was $0.2 million, $0.6 million and $1.5 million, respectively, and $0.2 million and $1.2 million for the three months ended March 31, 1999 and 2000, respectively.

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999
                         AND MARCH 31, 2000 (UNAUDITED)

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Other income in 1998 consists primarily of a payment received by the Company in connection with the early termination of its existing office lease.

    CAPITAL LEASES

    The Company leases certain of its computer and office equipment under capital leases. Substantially all of such leases are for two years, with annual interest rates ranging from 12.7% to 13.3%. The leased equipment secures all leases.

    In September 1999, the Company entered into a Master Lease Agreement with Silicon Valley Bank to finance up to $4.0 million of equipment and software. Leases under the Master Lease Agreement have terms of thirty-six months. Payments are determined based on an annual interest rate equal to the annual rate on U.S. Treasury securities of a comparable term plus 2.5% (5.5 % at December 31, 1999). The leased equipment secures all leases. In connection with the Master Lease Agreement Breakaway issued Silicon Valley Bank warrants to purchase 21,818 shares of Breakaway common stock for $5.50 per share. The warrants are exercisable until December 21, 2002.

    The following is a schedule of future minimum rental payments required under the above leases as of December 31, 1999 (in thousands):

                                                            OPERATING   CAPITAL
                                                             LEASES      LEASES
                                                            ---------   --------
2000......................................................   $ 3,604     $  708
2001......................................................     5,292        588
2002......................................................     5,956        646
2003......................................................     6,074         --
2004......................................................     6,159         --
thereafter................................................    15,591         --
                                                             -------     ------
                                                             $42,676      1,942
                                                             =======
Less: amount representing interest........................               (1,033)
                                                                         ------
Net present value of minimum lease payments...............                  909
Less: current portion of capital lease obligations........                 (533)
                                                                         ------
Capital lease obligations, net of current portion.........               $  376
                                                                         ======

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999
                         AND MARCH 31, 2000 (UNAUDITED)

8. SIGNIFICANT CUSTOMERS

    The following table summarizes revenues from major customers (revenues in excess of 10% for the year) as a percentage of total revenues:

                                                  YEARS ENDED             THREE MONTHS ENDED
                                                  DECEMBER 31,                 MARCH 31,
                                         ------------------------------   -------------------
                                           1997       1998       1999       1999       2000
                                         --------   --------   --------   --------   --------
Customer A.............................     19%        27%        --         26%        --
Customer B.............................     10%        --         --         --         --
Customer C.............................     13%        --         --         --         --
Customer D.............................     --         --         --         11         --
Customer E.............................     --         --         --         10         --
Customer F.............................     --         --         --         --         13

9. RELATED PARTIES

    In May 1999, Internet Capital Group ("ICG"), holder of the Company's
Series A Preferred Stock, provided $4.0 million in advances which were converted into equity in July 1999 during the Company's Series B Preferred Stock offering. In connection with this transaction, the Company issued ICG a warrant to purchase 147,744 shares of common stock at an exercise price of $4.07 per share.

    The Company's acquisition of WPL Laboratories, Inc. in May 1999 included $5.0 million in cash which was payable to the former stockholders as follows:
(a) one half at closing and (b) the remainder incrementally over a four-year period so long as the stockholder does not voluntarily terminate his employment and is not terminated for cause. This amount, which has been discounted at 7%, is reflected as due to stockholders in the accompanying consolidated balance sheet.

    Interest expense for the above arrangements was approximately $0.1 million for the year ended December 31, 1999 and $0.04 million for the three months ended March 31, 2000.

    In October 1999, ICG's holdings in the Series A Preferred Stock and the Series B Preferred Stock were converted to common stock upon the completion of the Company's initial public offering. At December 31, 1999, ICG holds approximately 40% of the Company's outstanding common stock.

    During 1999, the Company provided information technology consulting services to ICG and to companies in which ICG holds equity interests ("ICG Partner Companies"). Amounts related to services provided to and amounts due from ICG and ICG Partner Companies are separately classified in the accompanying consolidated financial statements.

10. DEFERRED COMPENSATION PLAN

    The Company sponsors a qualified 401(k) deferred compensation plan (the "Plan"), which covers substantially all of its employees. Participants are permitted, in accordance with the provisions of Section 401(k) of the Internal Revenue Code, to contribute up to 15% of their earnings into the Plan. The Company may make matching contributions at its discretion. The Company elected not to contribute to

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999
                         AND MARCH 31, 2000 (UNAUDITED)

10. DEFERRED COMPENSATION PLAN (CONTINUED) the Plan for the years ended December 31, 1997 and 1998. During 1999, the Company made a contribution of $0.1 million to the Plan.

11. INCOME TAXES

    As discussed in Note 2, effective January 1, 1999, the Company terminated its S Corporation election and is subject to corporate-level federal and certain state income taxes. Upon termination of the S Corporation status, deferred income taxes are recorded for the tax effect of cumulative temporary differences between the financial reporting and tax bases of certain assets and liabilities, primarily deferred revenue that must be recognized currently for tax purposes, accrued expenses that are not currently deductible, cumulative differences between tax depreciation and financial reporting allowances, and the impact of the conversion from the cash method to the accrual method of reporting for tax purposes.

    No provision for federal or state income taxes has been recorded in 1999 as the Company incurred a net operating loss for the year ended December 31, 1999. The Company has recorded a valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, historical and prospective, with greater weight given to historical evidence, it is more likely than not that these assets will not be realized. No income tax benefit has been recorded for the current year presented because of the valuation allowance.

    A reconciliation of the statutory Federal income tax rates to the Company's effective tax rate follows:

                                                          1997           1998           1999
                                                        --------       --------       --------
Statutory Federal tax rate (benefit).............        (34.0%)        (34.0%)        (34.0%)
State income taxes, (net of Federal tax
  benefits)......................................           --             --           (7.9%)
Valuation reserve movement.......................           --             --           36.1%
S Corporation effect.............................         34.0%          34.0%            --
Amortization.....................................           --             --            5.0%
Other differences................................           --             --            0.8%
                                                         -----          -----          -----
Effective income tax rate........................          0.0%           0.0%           0.0%
                                                         =====          =====          =====

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999
                         AND MARCH 31, 2000 (UNAUDITED)

11. INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 are as follows (in thousands):

Deferred tax assets:
Accounts receivable, principally due to allowance for
  doubtful accounts.........................................    $  199
Deferred revenue............................................        97
Accrued liability relating to compensation-related
  expenses..................................................       120
Other accrued liabilities...................................         4
Fixed assets, principally attributable to differences in
  depreciation methods......................................         5
Operating loss and credit carryforwards.....................     3,294
                                                                ------
Total gross deferred tax assets.............................     3,719
  Less valuation allowance..................................    (2,560)
                                                                ------
Net deferred tax assets.....................................     1,159
                                                                ------
Deferred tax liabilities:
Intangible assets / cash to accrual.........................    (1,159)
                                                                ------
  Total gross deferred tax liabilities......................    (1,159)
                                                                ------
  Net deferred tax asset....................................    $   --
                                                                ======

    At December 31, 1999, the Company had a net operating loss carryforward for income tax reporting purposes of over $7.5 million. This net operating loss carryover will expire in 2019.

    Income tax expense (benefit), assuming the Company had been a C Corporation and applying the tax laws in effect during the periods presented, for each of the two years in the period ended December 31, 1998 would have been as follows (in thousands):

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
                                                                  (UNAUDITED)
Federal tax.................................................   $ 366      $(195)
State taxes, net of federal.................................      64         --
                                                               -----      -----
                                                               $ 430      $(195)
                                                               =====      =====

12. OPERATING SEGMENTS

    Historically, the Company has operated in a single segment: strategy and internet consulting services. With the acquisitions of Applica Corporation and Web Yes, Inc. during 1999, the Company expanded its operations to include a second segment: Application and Web Hosting Services.

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999
                         AND MARCH 31, 2000 (UNAUDITED)

12. OPERATING SEGMENTS (CONTINUED)
    The following table sets forth certain components of the Application and Web Hosting Services segment and the Strategy and Internet Consulting Services segment (in thousands):

                                                                    DECEMBER 31, 1999
                                                  -----------------------------------------------------
                                                                    STRATEGY AND
                                                  APPLICATION AND     INTERNET
                                                    WEB HOSTING      CONSULTING
                                                     SERVICES         SERVICE      CORPORATE    TOTAL
                                                  ---------------   ------------   ---------   --------
Revenue.........................................      $ 2,092         $23,298            --    $ 25,390
Depreciation expense............................          823             432            --       1,255
Net loss........................................       (2,515)         (7,852)           --     (10,367)
Total assets....................................       11,546          20,451        45,464      77,461
Capital additions...............................        4,428           3,603                     8,031

                                                                     MARCH 31, 2000
                                                  -----------------------------------------------------
                                                                    STRATEGY AND
                                                  APPLICATION AND     INTERNET
                                                    WEB HOSTING      CONSULTING
                                                     SERVICES         SERVICE      CORPORATE    TOTAL
                                                  ---------------   ------------   ---------   --------
Revenue.........................................      $ 2,801         $15,346            --    $18,147
Depreciation expense............................          523             420            --        943
Net loss........................................         (808)         (2,415)           --     (3,223)
Total assets....................................       12,906          22,856        50,813     86,575
Capital additions...............................        4,149           1,236           435      5,820

    Substantially, all of the Company's assets are located within the United States. During 1998, one customer accounted for approximately 27% of the Company's Strategy and Internet Consulting Services revenue. During 1999, no single customer accounted for 10% or more of either Strategy and Internet Consulting Services revenue or Application and Web Hosting Services revenue.

    During the three months ended March 31, 2000 two customers accounted for approximately 28.8% of the Company's Strategy and Internet Consulting Services revenues and four customers accounted for approximately 51.1% of the Company's Application and Web Hosting Services revenues.

13. SUBSEQUENT EVENTS (UNAUDITED)

    ACQUISITIONS

    Subsequent to December 31, 1999, the Company acquired the following companies, which will be accounted for under the purchase method of accounting:

    - EGGROCK PARTNERS, INC.

    Effective as of April 1, 2000, the Company acquired all the outstanding capital stock of Eggrock Partners, Inc. ("Eggrock"), a provider of system integration, website design, and application hosting services. Breakaway issued 6,176,331 shares of common stock as merger consideration in connection with the acquisition of Eggrock and assumed 1,095,621 outstanding options. Of the shares issued to the former

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999
                         AND MARCH 31, 2000 (UNAUDITED)

13. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)
Eggrock Partners, Inc. shareholders, approximately 1,906,754 shares issued to the three founders and other members of senior management are subject to the Company's right, which lapses incrementally over a four-year period, to repurchase the shares at the original price paid therefor by the former shareholder upon the termination of his or her employment with the Company, subject to conditions described in the agreement.

    The following unaudited pro forma consolidated results of operations gives effect to the acquisition of Eggrock as if it occurred at the beginning of 1999. Such pro forma consolidated financial information reflects certain adjustments, including amortization of goodwill and deferred costs, income tax effects and an increase in the weighted average shares. This pro forma information does not necessarily reflect the results of operations that would have occurred had the acquisition taken place at the beginning of 1999 and is not necessarily indicative of results that may be obtained in the future (in thousands except per share amounts):

                                                                YEAR ENDED       THREE MONTHS ENDED
                                                             DECEMBER 31, 1999     MARCH 31, 2000
                                                             -----------------   ------------------
Revenue....................................................      $ 39,096               23,993
Net loss...................................................      $(74,096)             (22,660)
Net loss per share.........................................      $  (2.80)            $  (0.53)
Weighted average common shares outstanding.................        26,459               43,054

    - DATACYR CORPORATION

    In February 2000, the Company acquired DataCyr Corporation, a software development company for 110,000 shares of Breakaway common stock. Of these shares, approximately 85% are owned by individuals who are now employed by Breakaway. These shares are subject to Breakaway's right, which lapses incrementally over a four-year period, to repurchase the shares from the applicable employees for a nominal amount upon the resignation of the employee who owns the shares on Breakaway's termination of the employee for cause. The acquisition was accounted for using the purchase method of accounting.

    PRIVATE PLACEMENT OF COMMON STOCK

    In May 2000, the Company issued and sold 1.5 million shares of its common stock in a private placement to five mutual funds managed by either Putnam Investment Management, Inc. or The Putnam Advisory Company, Inc. The gross proceeds of the offering were $39.0 million.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

Applica Corporation:

    We have audited the accompanying balance sheet of Applica Corporation (the "Company"), a development-stage company, as of December 31, 1998, and the related statements of operations, stockholders' equity, and cash flows from September 24, 1998 (inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Applica Corporation at December 31, 1998 and the results of its operations and its cash flows from September 24, 1998 (inception) through December 31, 1998, in conformity with generally accepted accounting principles.

                                                             /s/ KPMG LLP

Boston, Massachusetts

June 30, 1999

                              APPLICA CORPORATION

                         (A DEVELOPMENT-STAGE COMPANY)

                                 BALANCE SHEET

                               DECEMBER 31, 1998

                           ASSETS
Current assets:
  Cash......................................................  $474,205
  Subscriptions receivable..................................     3,000
                                                              --------
    Total current assets....................................   477,205

Property and equipment, net.................................    43,259
Deposits....................................................     7,332
                                                              --------
    Total assets............................................  $527,796
                                                              ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable............................................  $ 61,775
                                                              --------
    Total liabilities.......................................    61,775

Commitments and contingencies

Stockholders' equity:
  Preferred stock $0.001 par value, 5,000,000 shares
    authorized, 500,000 shares issued and outstanding
    (liquidation preference of $500,000)....................   500,000
  Common stock $0.001 par value, 10,000,000 shares
    authorized, 3,000,000 shares issued and outstanding.....     3,000
  Deficit accumulated during development stage..............   (36,979)
                                                              --------
    Total stockholders' equity..............................   466,021
                                                              --------
    Total liabilities and stockholders' equity..............  $527,796
                                                              ========

                See accompanying notes to financial statements.

                              APPLICA CORPORATION
                         (A DEVELOPMENT-STAGE COMPANY)

                            STATEMENT OF OPERATIONS

         FROM SEPTEMBER 24, 1998 (INCEPTION) THROUGH DECEMBER 31, 1998

Operating expenses:
  Organization costs........................................  $   25,911
  Occupancy.................................................       7,331
  Depreciation..............................................       1,483
  Other.....................................................       2,254
                                                              ----------
    Total operating expenses................................      36,979
                                                              ----------
    Net loss................................................  $  (36,979)
                                                              ==========
Net loss per share--basic and diluted.......................  $    (0.01)
Weighted average shares outstanding.........................   3,000,000

                See accompanying notes to financial statements.

                              APPLICA CORPORATION
                         (A DEVELOPMENT-STAGE COMPANY)

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                 DEFICIT
                                                                               ACCUMULATED
                                    PREFERRED STOCK         COMMON STOCK         DURING          TOTAL
                                  -------------------   --------------------   DEVELOPMENT   STOCKHOLDERS'
                                   SHARES     AMOUNT     SHARES      AMOUNT       STAGE         EQUITY
                                  --------   --------   ---------   --------   -----------   -------------
Balance, September 24, 1998.....       --    $     --          --    $   --      $     --      $     --
  Subscription of common
    stock.......................       --          --   3,000,000     3,000            --         3,000
  Issuance of preferred stock...  500,000     500,000          --        --            --       500,000
  Net loss......................       --          --          --        --       (36,979)      (36,979)
                                  -------    --------   ---------    ------      --------      --------
Balance, December 31, 1998......  500,000    $500,000   3,000,000    $3,000      $(36,979)     $466,021
                                  =======    ========   =========    ======      ========      ========

                See accompanying notes to financial statements.

                              APPLICA CORPORATION
                         (A DEVELOPMENT-STAGE COMPANY)

                            STATEMENT OF CASH FLOWS

         FROM SEPTEMBER 24, 1998 (INCEPTION) THROUGH DECEMBER 31, 1998

Cash flows from operating activities:
  Net loss..................................................  $(36,979)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Depreciation............................................     1,483
    Changes in operating assets and liabilities:
      Accounts payable......................................    61,775
      Deposits..............................................    (7,332)
                                                              --------
        Net cash provided by operating activities...........    18,947
                                                              --------
Cash flows from investing activities:
  Additions to property and equipment.......................   (44,742)
                                                              --------
        Net cash used in investing activities...............   (44,742)
                                                              --------
Cash flows from financing activities:
  Issuance of preferred stock...............................   500,000
                                                              --------
        Net cash provided by financing activities...........   500,000
                                                              --------
        Net increase in cash................................   474,205
Cash at beginning of period.................................        --
                                                              --------
Cash at end of period.......................................  $474,205
                                                              ========

                See accompanying notes to financial statements.

                              APPLICA CORPORATION

                         (A DEVELOPMENT-STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1. THE COMPANY

    Applica Corporation (the "Company") was founded in September 1998 and provides application hosting services. The Company has experienced losses since inception and is subject to those risks associated with development-stage companies. Activities since inception have consisted of development of a business plan. Since inception and through December 31, 1998, the Company operated with no salaried employees. Therefore, recurring operating expenses, such as salaries and fringe benefits, are not reflected in the accompanying financial statements. Financial statements in subsequent periods will reflect salaries and fringe benefits.

    On March 25, 1999, the Company was acquired by Breakaway Solutions, Inc. (see Note 7).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from five to seven years.

    Equipment under capital leases is stated at the net present value of minimum lease payments. Equipment held under capital leases and leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

    INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                              APPLICA CORPORATION

                         (A DEVELOPMENT-STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    LOSS PER SHARE

    In 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS 128"), EARNINGS PER SHARE. SFAS 128 requires the presentation of basic and diluted net loss per share for all periods presented. Basic loss per share is based on the weighted average number of shares outstanding during the period. Diluted net loss per share reflects the per-share effect of dilutive stock options and other dilutive common stock equivalents. As the Company is in a net loss position for the period ended December 31, 1998, common stock equivalents of 500,000 for the period ended December 31, 1998 were excluded from the diluted loss per share calculation as they would be antidilutive. As a result, diluted loss per share is the same as basic loss per share and has not been presented separately.

    REPORTING COMPREHENSIVE INCOME

    In 1998, the Company adopted Statement of Financial Accounting Standards
No. 130 ("SFAS 130"), REPORTING COMPREHENSIVE INCOME. This statement requires that all components of comprehensive loss be reported in the financial statements in the period in which they are recognized. For the period presented, comprehensive loss under SFAS 130 was equivalent to the Company's net loss reported in the accompanying statement of operations.

    RECENT ACCOUNTING PRONOUNCEMENTS

    The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial condition or cash flows.

3. PROPERTY AND EQUIPMENT

    At December 31, 1998, property and equipment consists of the following:

Office equipment............................................  $41,683
Computer equipment..........................................    3,059
                                                              -------
                                                               44,742
Less: accumulated depreciation..............................   (1,483)
                                                              -------
    Property and equipment, net.............................  $43,259
                                                              =======

4. PREFERRED STOCK

    The Company's stockholders have authorized 5,000,000 shares of Series A preferred stock. The Series A preferred stock is entitled to receive dividends at a rate of $0.05 per share per annum. The Series A preferred stock is voting and is convertible into shares of common stock on a share-for-share basis, subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series A preferred stock has a liquidation preference of $1.00 per share. The Series A

                              APPLICA CORPORATION

                         (A DEVELOPMENT-STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

4. PREFERRED STOCK (CONTINUED)
preferred stock is convertible into common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualified public offering.

5. INCOME TAXES

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1998 are as follows:

Deferred tax assets:
  Intangible assets, principally due to differences in
    amortization............................................  $5,372
  Net operating loss carryforward...........................     195
                                                              ------
    Total gross deferred tax assets.........................   5,567
                                                              ======
Valuation allowance.........................................  (5,567)
                                                              ------
    Net deferred tax assets.................................  $   --
                                                              ======

    The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, it is more likely than not that these assets will not be realized.

6. COMMITMENTS AND CONTINGENCIES

    The Company has entered into an operating lease for its office space which expires in August 1999. Future minimum rental commitments under the lease in 1999 are $36,000. The Company is currently exploring alternatives for new space.

7. SUBSEQUENT EVENTS

    LOAN AGREEMENT

    On March 15, 1999, the Company entered into a Loan and Security Agreement with a bank for a $150,000 equipment credit line which expires on June 15, 2002. This agreement terminated upon the purchase of the Company (see Note 7).

    AGREEMENT AND PLAN OF REORGANIZATION

    On March 25, 1999, the Company entered into an Agreement and Plan of Reorganization with Breakaway Solutions, Inc. ("Breakaway"), a provider of information technology consulting services. Under the agreement, Breakaway acquired all the outstanding stock of the Company in a transaction accounted for under the purchase method of accounting. The purchase price was comprised of 723,699 shares of Breakaway common stock issued in exchange for all of the outstanding shares of the Company's common stock.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
WPL Laboratories, Inc.:

    We have audited the accompanying balance sheets of WPL Laboratories, Inc. as of December 31, 1997 and 1998, and the related statements of income, stockholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WPL Laboratories, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

                                                             /s/ KPMG LLP

Boston, Massachusetts
June 30, 1999

                             WPL LABORATORIES, INC.

                                 BALANCE SHEETS

                                                                 DECEMBER 31,
                                                             ---------------------   MARCH 31,
                                                               1997        1998         1999
                                                             --------   ----------   ----------
                                                                                     (UNAUDITED)
                                            ASSETS
Current assets:
  Cash.....................................................  $ 81,232   $  240,310   $  415,368
  Accounts receivable......................................   371,869      746,982      983,462
  Employee advances........................................        --      103,300      103,300
                                                             --------   ----------   ----------
    Total current assets...................................   453,101    1,090,592    1,502,130
Property and equipment
  Office and computer equipment............................   103,703      169,668      203,230
  Software.................................................     5,000        9,512       10,334
  Automobile...............................................     7,500           --           --
                                                             --------   ----------   ----------
                                                              116,203      179,180      213,564
  Less: Accumulated depreciation and amortization..........   (64,556)     (83,737)     (94,647)
                                                             --------   ----------   ----------
    Net property and equipment.............................    51,647       95,443      118,917
                                                             --------   ----------   ----------
Other assets...............................................     1,915      103,909      244,503
                                                             --------   ----------   ----------
                                                             $506,663   $1,289,944   $1,865,550
                                                             ========   ==========   ==========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Related-party advance and accrued interest...............  $ 23,333   $   25,000   $       --
  Accounts payable.........................................    10,947        8,278       11,862
  Accrued compensation and related benefits................    68,341      206,192      266,689
  Other accrued expenses...................................    19,469       23,052       12,500
                                                             --------   ----------   ----------
    Total current liabilities..............................   122,090      262,522      291,051
Commitments and contingencies
Stockholders' equity:
  Common stock $0.01 par value, 10,000,000 shares
    authorized, 1,248,980 shares issued and outstanding in
    1997 and 1,800,000 shares issued and outstanding in
    1998 and 1999..........................................    12,490       18,000       18,000
  Additional paid-in capital...............................        99      242,589      242,589
  Retained earnings........................................   371,984      766,833    1,313,910
                                                             --------   ----------   ----------
    Total stockholders' equity.............................   384,573    1,027,422    1,574,499
                                                             --------   ----------   ----------
    Total liabilities and stockholders' equity.............  $506,663   $1,289,944   $1,865,550
                                                             ========   ==========   ==========

                See accompanying notes to financial statements.

                             WPL LABORATORIES, INC.

                              STATEMENTS OF INCOME

                                                      YEARS ENDED           THREE MONTHS ENDED
                                                     DECEMBER 31,                MARCH 31,
                                                -----------------------   -----------------------
                                                   1997         1998         1998         1999
                                                ----------   ----------   ----------   ----------
                                                                                (UNAUDITED)
Revenues......................................  $1,611,284   $2,650,415   $  434,585   $1,087,678
Operating expenses:
  Project personnel costs.....................   1,191,193    1,719,664      193,316      446,109
  Selling, general and administrative.........     232,040      534,235       64,604       95,418
                                                ----------   ----------   ----------   ----------
    Total operating expenses..................   1,423,233    2,253,899      257,920      541,527
                                                ----------   ----------   ----------   ----------
    Operating income..........................     188,051      396,516      176,665      546,151
Other income (expense):
  Interest expense............................      (2,250)      (1,667)          --           --
  Interest income.............................          --           --           --          926
  Other income................................          --           --           --           --
                                                ----------   ----------   ----------   ----------
    Total other income (expense)..............      (2,250)      (1,667)          --          926
                                                ----------   ----------   ----------   ----------
Net income....................................  $  185,801   $  394,849   $  176,665   $  547,077
                                                ==========   ==========   ==========   ==========
Net income per share--basic...................  $     0.15   $     0.24   $     0.14   $     0.30
Net income per share--diluted.................  $     0.15   $     0.24   $     0.14   $     0.29
Weighted average common shares outstanding....   1,248,980    1,664,132    1,248,980    1,800,000
Weighted average common stock equivalents.....          --           --           --       66,415
                                                ----------   ----------   ----------   ----------
Weighted average common shares outstanding and
  common stock equivalents....................   1,248,980    1,664,132    1,248,980    1,866,415

                See accompanying notes to financial statements.

                             WPL LABORATORIES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                              COMMON STOCK       ADDITIONAL                    TOTAL
                                          --------------------    PAID-IN      RETAINED    STOCKHOLDERS'
                                           SHARES      AMOUNT     CAPITAL      EARNINGS       EQUITY
                                          ---------   --------   ----------   ----------   -------------
Balance, January 1, 1997................  1,248,980   $12,490     $     99    $  267,993    $  280,582
  Stockholders' distributions...........         --        --           --       (81,810)      (81,810)
  Net income............................         --        --           --       185,801       185,801
                                          ---------   -------     --------    ----------    ----------
Balance, December 31, 1997..............  1,248,980    12,490           99       371,984       384,573
  Common stock issued to employees for
    services rendered...................    551,020     5,510      242,490            --       248,000
  Net income............................         --        --           --       394,849       394,849
                                          ---------   -------     --------    ----------    ----------
Balance, December 31, 1998..............  1,800,000    18,000      242,589       766,833     1,027,422
  Net income............................         --        --           --       547,077       547,077
                                          ---------   -------     --------    ----------    ----------
Balance, March 31, 1999 (Unaudited).....  1,800,000   $18,000     $242,589    $1,313,910    $1,574,499
                                          =========   =======     ========    ==========    ==========

                See accompanying notes to financial statements.

                             WPL LABORATORIES, INC.

                            STATEMENTS OF CASH FLOWS

                                                         YEARS ENDED         THREE MONTHS ENDED
                                                         DECEMBER 31,            MARCH 31,
                                                     --------------------   --------------------
                                                       1997       1998        1998       1999
                                                     --------   ---------   --------   ---------
                                                                                (UNAUDITED)
Operating activities:
  Net income.......................................  $185,801   $ 394,849   $176,665   $ 547,077
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization..................    14,300      26,681      6,671      10,910
    Common stock issued to employees for services
      rendered.....................................        --     248,000         --          --
    Changes in operating assets and liabilities:
      Accounts receivable..........................   (68,745)   (375,113)    30,936    (236,480)
      Employee advances............................        --    (103,300)        --          --
      Accounts payable.............................    (2,902)     (2,669)       868       3,584
      Accrued compensation and related benefits....    59,033     137,851    (87,810)     60,497
      Accrued expenses.............................        --       3,583         --     (10,552)
                                                     --------   ---------   --------   ---------
        Net cash provided by operating
          activities...............................   187,487     329,882    127,330     375,036
Cash flows from investing activities:
  Purchases of property and equipment..............   (41,106)    (70,477)    (1,025)    (34,384)
  Increase in other assets.........................    (1,240)   (101,994)    (1,119)   (140,594)
                                                     --------   ---------   --------   ---------
        Net cash used in investing activities......   (42,346)   (172,471)    (2,144)   (174,978)
Cash flows from financing activities:
  Proceeds from (repayment of) related party
    advance........................................        --       1,667         --     (25,000)
  Stockholders' distribution.......................   (81,810)         --         --          --
                                                     --------   ---------   --------   ---------
        Net cash provided by (used in) financing
          activities...............................   (81,810)      1,667         --     (25,000)
                                                     --------   ---------   --------   ---------
        Net increase in cash.......................    63,331     159,078    125,186     175,058
Cash at beginning of period........................    17,901      81,232     81,232     240,310
                                                     --------   ---------   --------   ---------
Cash at end of period..............................  $ 81,232   $ 240,310   $206,418   $ 415,368
                                                     ========   =========   ========   =========
Supplemental disclosure of cash flow information:
Cash paid for interest.............................  $    584   $      --   $     --   $      --
                                                     ========   =========   ========   =========

                See accompanying notes to financial statements.

                             WPL LABORATORIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

1. THE COMPANY

    WPL Laboratories, Inc. (the "Company") provides advanced software development services to businesses. The Company's projects include sales force automation, distribution, management, personnel management, e-commerce application development, product analysis and Internet enabling applications.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable.

    The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such losses have been within management's expectations. Write-offs of accounts receivable have not been material for any of the periods presented. The Company operates in one industry segment and its customers are headquartered primarily in North America.

    The fair market values of cash and accounts receivable at both December 31, 1997 and 1998 approximate their carrying amounts.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated using the straight-line method over three years for office and computer equipment and software and five years for the automobile.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    STOCKHOLDERS' EQUITY

    On April 1, 1998, the Company amended its articles of incorporation to change the par value of its common stock from $1.00 to $0.01 and adjust the number of authorized shares. In addition, the Company approved a stock dividend of 1,248,880 shares. All related share information for all periods presented has been restated to reflect this amendment.

                             WPL LABORATORIES, INC.

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION

    The Company generally recognizes revenue on projects as work is performed based on hourly billable rates. In addition, a limited number of projects are performed under fixed-price contracts. Revenue from these contracts is recognized on the percentage of completion method based on the percentage that incurred costs to date bear to the most recently estimated total costs. Amounts billed to clients in excess of revenue recognized are classified as deferred revenue. Anticipated losses on uncompleted contracts, if any, are recognized in full when determined.

    PROJECT PERSONNEL COSTS

    Project personnel costs consist of payroll and payroll-related expenses for personnel dedicated to client assignments.

    INCOME TAXES

    The Company has elected to be taxed under the provisions of subchapter S of the Internal Revenue Code, whereby the corporate income is taxed to the individual shareholders based on their proportionate share of the Company's taxable income.

    STOCK-BASED COMPENSATION

    The Company has adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), ACCOUNTING FOR STOCK-BASED COMPENSATION. As permitted by
SFAS 123, the Company measures compensation costs in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. Accordingly, no accounting recognition is given to stock options issued to employees that are granted at fair market value until they are exercised. Stock options issued to non-employees are recorded at the fair value of the stock at the date of grant. Upon exercise, net proceeds, including income tax benefits realized, are credited to equity. Therefore, the adoption of SFAS 123 was not material to the Company's financial condition or results of operations.

    NET INCOME PER SHARE

    The Company adopted the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), EARNINGS PER SHARE during 1997. This statement requires the presentation of basic and diluted net income per share for all periods presented. Under SFAS 128, the Company presents both basic net income per share and diluted net income per share. Basic net income per share is calculated based on weighted average common shares outstanding. Diluted net income per share reflects the per-share effect of dilutive stock options and other dilutive common stock equivalents.

    REPORTING COMPREHENSIVE INCOME

    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), REPORTING COMPREHENSIVE INCOME. This statement requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized.

                             WPL LABORATORIES, INC.

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
For each period reported, comprehensive income under SFAS 130 was equivalent to the Company's net income reported in the accompanying statements of income.

    UNAUDITED INTERIM FINANCIAL INFORMATION

    The financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or any future periods.

    RECENT ACCOUNTING PRONOUNCEMENTS

    The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial condition or cash flows.

3. RELATED-PARTY ADVANCE AND ACCRUED INTEREST

    In 1996, the Company received a working capital advance of $20,000, with no defined terms, from a relative of its major stockholder. The advance has been accruing interest at 8.3% per year. Interest expense on the advance was $2,250 and $1,667 for the years ended December 31, 1997 and 1998, respectively, and $417 and $0 for the three months ended March 31, 1998 and 1999, respectively.

4. COMMON STOCK

    In April 1998, the Company awarded 551,020 shares of common stock to certain employees for services rendered. Accordingly, the Company recorded compensation expense of $248,000, which represented the estimated fair value of the common stock issued. In connection with the award, the Company advanced $103,300 to the employees to pay certain personal income taxes. These advances are outstanding as of December 31, 1998.

5. EMPLOYEE BENEFIT PLAN

    The Company maintains a defined contribution plan in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan covers all full-time employees of the Company. Participants may contribute up to the greater of 15% of their total compensation or $10,000 to the plan, with the Company matching on a discretionary basis. For the years ended December 31, 1997 and 1998, the Company did not contribute to the plan.

                             WPL LABORATORIES, INC.

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

6. SIGNIFICANT CUSTOMERS

    The following table summarizes revenues from significant customers (revenues in excess of 10% for the year) as a percentage of total revenues:

                                                                                       THREE MONTHS
                                                           YEARS ENDED                    ENDED
                                                           DECEMBER 31,                 MARCH 31,
                                                      ----------------------      ----------------------
                                                      1997          1998          1998          1999
                                                         --            --            --            --
                                                                                       (UNAUDITED)
Customer A......................................         52%           38%           53%           32%
Customer B......................................         --            18            31            --
Customer C......................................         --            15            --            22
Customer D......................................         25            --            --            --
Customer E......................................         --            --            --            12
Customer F......................................         --            --            --            12

7. LEASE COMMITMENTS

    The Company has entered into operating leases for its office facility and equipment that expire through July 2000. Rent expense for the years ended December 31, 1997 and 1998 was $43,613, and $43,893, respectively. Future minimum lease payments under the operating leases as of December 31, 1998 are $119,054 in 1999, $167,064 in 2000, $164,664 in 2001 and $41,166 in 2002.

8. SUBSEQUENT EVENTS

    STOCK OPTION PLAN

    On January 1, 1999, the Company instituted the WPL Laboratories, Inc. 1999 Stock Option Plan (the "Plan") which authorizes the Company to grant options to purchase common stock, to make awards of restricted common stock, and to issue certain other equity-related awards to employees and directors of, and consultants to, the Company. The total number of shares of common stock which may be issued under the Plan is 200,000 shares. The Plan is administered by the Board of Directors, which selects the persons to whom stock options and other awards are granted and determines the number of shares, the exercise or purchase prices, the vesting terms and the expiration date. Non-qualified stock options may be granted at exercise prices which are above, equal to, or below the grant date fair market value of the common stock. The exercise price of options qualifying as incentive stock options may not be less than the grant date fair market value of the common stock. Stock options granted under the Plan are nontransferable, generally become exercisable over a four-year period, and expire ten years after the date of grant (subject to earlier termination in the event of the termination of the optionee's employment or other relationship with the Company). Subsequent to December 31, 1998 and through May 14, 1999, the Company granted 186,208 options under the Plan to purchase common stock at $4.00 per share.

    LINE OF CREDIT

    On February 22, 1999, the Company entered into a line of credit agreement with a commercial bank under which it may borrow up to $750,000 at the bank's prime rate plus 0.5%. Borrowings under the line

                             WPL LABORATORIES, INC.

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

8. SUBSEQUENT EVENTS (CONTINUED)
are secured by substantially all assets of the Company and are subject to certain financial and nonfinancial covenants which include, among other things, maintenance of a ratio of debt to cash flow, minimum tangible net worth and a ratio of current assets to current liabilities. The line of credit expires on April 15, 2000. This agreement terminated upon the purchase of the Company (see
Note 8).

    CONSULTING AGREEMENT

    On March 17, 1999, the Company signed a consulting agreement with Plansponsor.com, Inc. ("PlanSponsor"). The agreement calls for the Company to provide 3,000 hours of services, including work previously performed for PlanSponsor in exchange for shares of common stock in PlanSponsor. As of December 31, 1998, the Company had performed $100,875 of services based on the agreement's contractual rates. This amount is included in other assets on the accompanying balance sheets and will ultimately be settled by issuance of shares of PlanSponsor common stock. In May 1999, the Company declared a dividend of the PlanSponsor stock to the stockholders of the Company.

    REORGANIZATION AGREEMENT

    On May 17, 1999, the Company entered into a Reorganization Agreement with Breakaway Solutions, Inc. ("Breakaway"), a provider of information technology consulting services. Under the agreement, Breakaway acquired all the outstanding stock of the Company in a transaction accounted for under the purchase method of accounting. The purchase price was comprised of $5 million in cash, 1,364,140 shares of common stock and the assumption of all outstanding WPL stock options, which became exercisable for 314,804 shares of the Company's common stock at an exercise price of $2.98 per share with a four-year vesting period. The WPL stockholders received one half of their cash consideration at closing and will receive the remainder incrementally over a four-year period so long as the stockholder does not voluntarily terminate his employment and is not terminated for cause. Of the shares of common stock issued to the former WPL stockholders, approximately fifty-percent are subject to our right, which lapses incrementally over a four-year period, to repurchase the shares of a particular stockholder at their value at the time of the acquisition upon the stockholder's resignation or our termination of the stockholder for cause.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Web Yes, Inc.:

    We have audited the accompanying consolidated balance sheets of Web
Yes, Inc. and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Web
Yes, Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                             /s/ KPMG LLP
Boston, Massachusetts
June 30, 1999

                          WEB YES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------   MARCH 31,
                                                                1997       1998       1999
                                                              --------   --------   ---------
                                                                                    (UNAUDITED)
                                           ASSETS
Current assets:
  Cash......................................................  $ 4,729    $ 10,204   $  1,480
  Accounts receivable.......................................   15,415      13,899     31,764
                                                              -------    --------   --------
      Total current assets..................................   20,144      24,103     33,244
Computer equipment..........................................   56,509     190,948    221,142
Less: Accumulated depreciation and amortization.............    6,667      26,095     37,601
                                                              -------    --------   --------
      Net computer equipment................................   49,842     164,853    183,541
                                                              -------    --------   --------
Deposits....................................................      100       2,281      2,281
                                                              -------    --------   --------
      Total assets..........................................  $70,086    $191,237   $219,066
                                                              =======    ========   ========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of capital lease obligations..............  $ 4,782    $ 18,633   $ 19,951
  Loans and advances payable to stockholders................   45,007      29,251     42,296
  Accounts payable..........................................   12,652      49,414     30,563
  Accrued expenses..........................................    2,010      14,925     28,134
                                                              -------    --------   --------
      Total current liabilities.............................   64,451     112,223    120,944
Capital lease obligations, net of current portion...........   13,652      43,056     37,344
                                                              -------    --------   --------
      Total liabilities.....................................   78,103     155,279    158,288
Commitments and contingencies
Stockholders' equity:
  Preferred stock, no par value, 200,000 shares authorized,
    none issued and outstanding in 1997 and 70,000 shares
    issued and outstanding (liquidation preference of $1 per
    share) in 1998 and 1999.................................       --      70,000     70,000
  Common stock, no par value, 1,000,000 shares authorized,
    13,395 shares issued and outstanding in 1997 and 691,897
    shares issued and outstanding in 1998 and 1999..........      134       6,919      6,919
  Additional paid in capital................................       --      55,985     55,985
  Accumulated deficit.......................................   (8,151)    (90,726)   (65,906)
  Less: Subscriptions receivable............................       --      (6,220)    (6,220)
                                                              -------    --------   --------
      Total stockholders' equity............................   (8,017)     35,958     60,778
                                                              -------    --------   --------
      Total liabilities and stockholders' equity............  $70,086    $191,237   $219,066
                                                              =======    ========   ========

          See accompanying notes to consolidated financial statements.

                          WEB YES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           YEARS ENDED       THREE MONTHS ENDED
                                                          DECEMBER 31,            MARCH 31,
                                                       -------------------   -------------------
                                                         1997       1998      1998        1999
                                                       --------   --------   -------    --------
                                                                                 (UNAUDITED)
Revenues.............................................  $108,669   $288,512   $54,464    $141,828
Operating expenses:
  Direct personnel costs.............................        --     38,750        --      37,067
  Other direct costs.................................    39,163    111,650     9,529      15,051
  Selling, general and administrative expenses.......    70,894    214,238    23,375      57,953
                                                       --------   --------   -------    --------
    Total operating expenses.........................   110,057    364,638    32,904     110,071
                                                       --------   --------   -------    --------
    Income (loss) from operations....................    (1,388)   (76,126)   21,560      31,757
  Interest expense...................................    (4,182)    (6,449)     (916)     (6,937)
                                                       --------   --------   -------    --------
    Net income (loss)................................  $ (5,570)  $(82,575)  $20,644    $ 24,820
                                                       ========   ========   =======    ========
Net income (loss) per share--basic and diluted.......  $  (0.42)  $  (0.37)  $  1.52    $   0.04
Weighted average shares outstanding..................    13,395    223,452    13,595     691,897

          See accompanying notes to consolidated financial statements.

                          WEB YES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                               COMMON STOCK         PREFERRED STOCK     ADDITIONAL                                      TOTAL
                            -------------------   -------------------    PAID IN     ACCUMULATED    SUBSCRIPTIONS   STOCKHOLDERS'
                             SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL       DEFICIT       RECEIVABLE        EQUITY
                            --------   --------   --------   --------   ----------   ------------   -------------   -------------
Balance, January 1,
  1997....................   13,395     $  134         --    $    --     $    --       $ (2,581)       $    --        $ (2,447)
  Net loss................       --         --         --         --          --         (5,570)            --          (5,570)
                            -------     ------     ------    -------     -------       --------        -------        --------
Balance, December 31,
  1997....................   13,395        134         --         --          --         (8,151)            --          (8,017)
  Issuance of common stock
    to founders...........  621,952      6,220         --         --          --             --         (6,220)             --
  Issuance of common
    shares in exchange for
    services rendered.....   56,550        565         --         --      55,985             --             --          56,550
  Issuance of preferred
    shares................       --         --     70,000     70,000          --             --             --          70,000
  Net loss................       --         --         --         --          --        (82,575)            --         (82,575)
                            -------     ------     ------    -------     -------       --------        -------        --------
Balance, December 31,
  1998....................  691,897      6,919     70,000     70,000      55,985        (90,726)        (6,220)         35,958
  Net income
    (Unaudited)...........       --         --         --         --          --         24,820             --          24,820
                            -------     ------     ------    -------     -------       --------        -------        --------
Balance, March 31, 1999
  (Unaudited).............  691,897     $6,919     70,000    $70,000     $55,985       $(65,906)       $(6,220)       $ 60,778
                            =======     ======     ======    =======     =======       ========        =======        ========

          See accompanying notes to consolidated financial statements.

                          WEB YES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            YEARS ENDED       THREE MONTHS ENDED
                                                           DECEMBER 31,            MARCH 31,
                                                        -------------------   -------------------
                                                         1997        1998       1998       1999
                                                        -------    --------   --------   --------
                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...................................  $(5,570)   $(82,575)  $ 20,644   $ 24,820
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
    Depreciation and amortization.....................    6,018      20,023      3,000     11,507
    Common stock issued to employees for services
      rendered........................................       --      56,550         --         --
    Changes in operating assets and liabilities:
      Accounts receivable.............................  (14,552)      1,516      1,634    (17,865)
      Accounts payable................................   11,346      36,762     (9,426)   (18,851)
      Accrued expenses................................    1,716      12,915        500     13,209
                                                        -------    --------   --------   --------
        Net cash provided by (used in) operating
          activities..................................   (1,042)     45,191     16,352     12,820
                                                        -------    --------   --------   --------
        Cash flows from investing activity:
  Purchase of computer equipment......................  (19,724)    (78,286)    (6,147)   (30,195)
                                                        -------    --------   --------   --------
        Net cash used in investing activity...........  (19,724)    (78,286)    (6,147)   (30,195)
                                                        -------    --------   --------   --------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock...........       --      55,000      5,000         --
  Increase in deposits................................     (100)     (2,181)        --         --
  Proceeds from loans and advances payable to
    stockholders......................................   37,007      15,033     22,543      8,651
  Repayment of capital lease obligations..............     (750)     (8,967)        --         --
  Proceeds (repayment) of loans payable...............  (11,008)    (20,315)   (30,007)        --
                                                        -------    --------   --------   --------
        Net cash provided by financing activities.....   25,149      38,570     (2,464)     8,651
                                                        -------    --------   --------   --------
Increase (decrease) in cash...........................    4,383       5,475      7,741     (8,724)
Cash, beginning of period.............................      346       4,729      4,729     10,204
                                                        -------    --------   --------   --------
Cash, end of period...................................  $ 4,729    $ 10,204   $ 12,470   $  1,480
                                                        =======    ========   ========   ========
Supplemental disclosure of cash flow information:
  Cash paid for interest..............................  $ 2,466    $  8,460   $    916   $  1,796
                                                        =======    ========   ========   ========
Supplemental disclosures of non-cash investing and
  financing activities:
  Issuance of preferred stock in exchange for advances
    from stockholders.................................  $    --    $ 15,000   $     --   $     --
                                                        =======    ========   ========   ========
  Capital lease obligations...........................  $19,150    $ 56,748   $     --   $     --
                                                        =======    ========   ========   ========

          See accompanying notes to consolidated financial statements.

                          WEB YES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

1. THE COMPANY

    Web Yes, Inc. (the "Company"), which was incorporated in July 1996, provides application hosting services. Since inception and through September 1998, the Company operated with no salaried employees. Therefore, recurring operating expenses, such as salaries and fringe benefits, are not reflected in the accompanying financial statements during the applicable periods. Financial statements for periods subsequent to September 30, 1998 reflect salaries and fringe benefits.

    Web Developers Network, Inc., a wholly owned subsidiary of the Company, has been inactive since inception.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Web Developers Network, Inc. All significant intercompany transactions have been eliminated in consolidation.

    USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    COMPUTER EQUIPMENT

    Computer equipment is recorded at cost. Depreciation is recorded on the straight-line basis over the estimated useful life of the related assets (three to five years). Equipment held under capital leases is stated at the net present value of minimum lease payments at the inception of the lease and amortized using the straight-line method over the lease term. Maintenance and repairs are charged to operations when incurred.

    FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, accounts receivable and debt instruments.

    The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such losses have been within management's expectations. Write-offs of accounts receivable have not been material for any of the periods presented. The Company operates in one industry segment and its customers are headquartered primarily in North America.

    The fair market values of cash, accounts receivable and debt instruments at both December 31, 1997 and 1998 approximate their carrying amounts.

                          WEB YES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    REVENUE RECOGNITION

    Revenues pursuant to time and materials contracts are recognized as services are provided. Revenues from application hosting agreements are recognized ratably over the terms of the agreements.

    DIRECT PERSONNEL COSTS AND OTHER DIRECT COSTS

    Direct personnel costs consist of payroll and payroll-related expenses for personnel dedicated to client assignments. Other direct costs consist of hardware.

    INCOME TAXES

    The Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    NET INCOME (LOSS) PER SHARE

    Basic net income (loss) per share were calculated based on the weighted average common shares outstanding. There were no common stock equivalents outstanding for any of the periods presented; accordingly, basic and fully diluted net income (loss) per share are the same. As the Company has been in a net loss position for the years ended December 31, 1997 and 1998, common stock equivalents of zero and 200,000 were excluded from the diluted loss per share calculation as they would be antidilutive. As a result, diluted loss per share is the same as basic loss per share, and has not been presented separately.

    REPORTING COMPREHENSIVE INCOME

    Effective July 1, 1996, the Company adopted SFAS No. 130 ("SFAS 130)", REPORTING COMPREHENSIVE INCOME. This statement requires that all components of comprehensive income (loss) be reported in the consolidated financial statements in the period in which they are recognized. For each period presented, comprehensive income (loss) under SFAS 130 was equivalent to the Company's net loss reported in the accompanying consolidated statements of operations.

                          WEB YES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    UNAUDITED INTERIM FINANCIAL INFORMATION

    The consolidated financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements for the interim periods have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or any other future periods.

    RECENT ACCOUNTING PRONOUNCEMENTS

    The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial condition or cash flows.

3. LOANS AND ADVANCES PAYABLE TO STOCKHOLDERS

    The Company has various loans and advances payable to stockholders for working capital purposes. The loans, which accrue interest at 8%, have no definitive repayment terms.

4. STOCKHOLDERS' EQUITY

    COMMON STOCK

    In September 1998, the Company amended its articles of incorporation to adjust the number of authorized shares of common stock from 20,000 shares to 1,000,000 shares. The Company then issued 621,952 shares of common stock at $.01 per share to the founders of the Company in order to adjust the equity ownership to planned percentages. Subsequent to their issuance the founders began to draw salaries.

    During 1998 the Company issued shares of common stock to non-employees in exchange for services rendered. The Company recorded expense of $56,550 for the fair value of the stock issued.

    PREFERRED STOCK

    In September 1998, the Company authorized 200,000 shares of preferred stock and issued an 70,000 shares of preferred stock at $1.00 per share. The preferred stock is voting and is convertible into one share of common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualifying initial public offering. The preferred stock has a $1.00 per share liquidation preference.

5. CAPITAL LEASES

    The Company leases certain of its computer and office equipment under capital leases. Substantially all of such leases are for four years, with interest rates ranging from 12.9% to 21.6%. The leased equipment secures all leases.

                          WEB YES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

5. CAPITAL LEASES (CONTINUED)
    The following is a schedule by year of future minimum lease payments due under the capitalized leases, and the net present value of the minimum lease payments as of December 31, 1998:

  1999......................................................  $27,184
  2000......................................................   26,228
  2001......................................................   17,146
  2002......................................................    7,459
                                                              -------
    Total minimum lease payments............................   78,017
Less: amount representing interest..........................   16,328
                                                              -------
    Net present value of minimum lease payments.............   61,689
Less: current portion of capital lease obligations..........   18,633
                                                              -------
    Capital lease obligations, net of current portion.......  $43,056
                                                              =======

6. SIGNIFICANT CUSTOMERS

    The following table summarizes revenues from major customers (revenues in excess of 10% for the year) as a percentage of total revenues:

                                                    YEARS ENDED                      THREE MONTHS
                                                   DECEMBER 31,                     ENDED MARCH 31,
                                             -------------------------         -------------------------
                                             1997             1998             1998             1999
                                                --               --               --               --
                                                                                      (UNAUDITED)
Customer A.................................     29%              24%              22%              49%
Customer B.................................     --               35               10               22

7. INCOME TAXES

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets at December 31, 1997 and 1998 are as follows:

                                                              1997       1998
                                                            --------   --------
Deferred tax assets:
  Accrued expenses........................................  $   492    $   978
  Net operating loss carryforwards........................      714      3,735
                                                            -------    -------
      Total gross deferred tax assets.....................    1,206      4,713
Valuation allowance.......................................   (1,206)    (4,713)
                                                            -------    -------
      Net deferred tax assets.............................  $    --    $    --
                                                            =======    =======

    The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, it is more likely than not that these assets will not be realized.

                          WEB YES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

8. SUBSEQUENT EVENT

    On June 10, 1999, the Company entered into an Agreement and Plan of Reorganization with Breakaway Solutions, Inc. ("Breakaway"), a provider of information technology consulting services. Under the agreement, Breakaway acquired all the outstanding capital stock of the Company in a transaction accounted for under the purchase method of accounting. The total purchase price was comprised of 571,135 shares of common stock of Breakaway. Of the shares of common stock issued to the former Web Yes stockholders, 428,351 are subject to the Company's right, which lapses incrementally over a four-year period, to repurchase the shares of the particular stockholder upon the termination of his employment with Breakaway. The repurchase price shall be either at the share value at the time of the acquisition if the stockholder terminates employment or is terminated for cause, or at their fair market value if stockholder's employment is terminated without cause.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

    To Eggrock Partners, Inc.:

    We have audited the accompanying balance sheets of Eggrock Partners, Inc. (a Delaware corporation formerly known as Eggrock Partners, LLC a Delaware limited liability company) as of December 31, 1998, September 30, 1999, and
December 31, 1999, and the related statements of operations, redeemable convertible preferred stock and members'/stockholders' equity (deficit) and cash flows for the year ended December 31, 1998, the nine months ended September 30, 1999 and the three months ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eggrock Partners, Inc. as of December 31, 1998, September 30, 1999 and December 31, 1999, and the results of its operations and its cash flows for the year ended December 31, 1998, the nine months ended September 30, 1999 and the three months ended December 31, 1999, in conformity with generally accepted accounting principles of the United States.

/s/ Arthur Andersen LLP

Boston, Massachusetts

February 9, 2000
(except with respect to the matter
discussed in footnote 1, as to which
the date is March 7, 2000)

                             EGGROCK PARTNERS, INC.
                                 BALANCE SHEETS

                                             DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,    MARCH 31,
                                                 1998           1999            1999          2000
                                             ------------   -------------   ------------   -----------
                                                                                           (UNAUDITED)
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................   $  127,343     $   271,277    $ 8,292,860    $ 3,803,794
  Accounts receivable, net of allowance for
    doubtful accounts of $100,000,
    $130,000, and $444,000 at September 30,
    1999 and December 31, 1999, and
    March 31, 2000, respectively...........    1,470,838       2,060,529      3,033,633      3,176,990
  Prepaid expenses and other current
    assets.................................       44,243         111,171        166,304        769,666
                                              ----------     -----------    -----------    -----------
    Total current assets...................    1,642,424       2,442,977     11,492,797      7,750,450
PROPERTY AND EQUIPMENT, NET (Notes 3 and
  10)......................................      173,290         388,088        990,257      2,558,472
DEPOSITS...................................       32,407          35,944        360,944        192,822
                                              ----------     -----------    -----------    -----------
                                              $1,848,121     $ 2,867,009    $12,843,998    $10,491,744
                                              ==========     ===========    ===========    ===========

 LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND MEMBERS'/ STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Revolving line of credit (Note 5)........   $  100,000     $ 1,050,000    $   657,528             --
  Accounts payable.........................           --         152,926        229,849    $   103,191
  Accrued expenses (Note 10)...............      539,870       1,107,167      1,952,641      3,564,241
  Deferred revenue.........................      105,000              --         10,000             --
  Deferred income taxes....................           --              --        188,000             --
                                              ----------     -----------    -----------    -----------
    Total current liabilities..............      744,870       2,310,093      3,038,018      3,667,432
COMMITMENTS (Note 9)
SERIES A REDEEMABLE, CONVERTIBLE PREFERRED
  STOCK, $.01 PAR VALUE:
  Authorized--5,000,000 shares
  Issued and outstanding--3,000,000 shares
    at December 31, 1999...................           --              --     10,000,000     10,000,000
MEMBERS'/STOCKHOLDERS' EQUITY (DEFICIT):
  Members' capital.........................      359,454       6,635,994             --             --
  Common stock, $.01 par value--
    Authorized--30,000,000 shares
    Issued and outstanding--9,100,692
      shares at December 31, 1999 and
      9,127,892 shares at March 31, 2000...           --              --         91,007         91,279
  Additional paid-in capital...............           --              --     16,467,424     16,491,988
  Deferred compensation....................           --              --     (9,303,005)    (9,303,005)
  Retained earnings (accumulated
    deficit)...............................      743,797      (6,079,078)    (7,449,446)   (10,455,950)
                                              ----------     -----------    -----------    -----------
    Total members'/stockholders' equity
      (deficit)............................    1,103,251         556,916       (194,020)    (3,175,688)
                                              ----------     -----------    -----------    -----------
                                              $1,848,121     $ 2,867,009    $12,843,998    $10,491,744
                                              ==========     ===========    ===========    ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             EGGROCK PARTNERS, INC.
                            STATEMENTS OF OPERATIONS

                                                                                  THREE MONTHS ENDED
                            YEAR ENDED    NINE MONTHS ENDED    THREE MONTHS            MARCH 31,
                           DECEMBER 31,     SEPTEMBER 30,     ENDED DECEMBER   -------------------------
                               1998             1999             31, 1999         1999          2000
                           ------------   -----------------   --------------   -----------   -----------
                                                                                      (UNAUDITED)
REVENUES:
  Service................   $4,608,388       $ 7,521,888        $ 3,942,257      1,919,693     5,845,681
  Royalties..............           --           253,000             21,000             --            --
                            ----------       -----------        -----------    -----------   -----------
    Total revenues.......    4,608,388         7,774,888          3,963,257      1,919,693     5,845,681

OPERATING EXPENSES:
  Project personnel
    costs................    2,121,559         4,386,236          2,045,862      1,056,781     3,075,079
  Selling, general and
    administrative.......    1,494,289         3,110,179          2,589,864        651,225     5,850,448
  Compensation related to
    issuance of
    membership units and
    other equity
    issuances (Note
    2(a)ii and 7)........      281,554         7,108,255            541,277             --            --
                            ----------       -----------        -----------    -----------   -----------
    Total operating
      expenses...........    3,897,402        14,604,670          5,177,003      1,708,006     8,925,527
                            ----------       -----------        -----------    -----------   -----------
    Income (loss) from
      operations.........      710,986        (6,829,782)        (1,213,746)       211,687    (3,079,896)

OTHER INCOME, NET........       13,779             6,907            107,305          4,167        73,342
                            ----------       -----------        -----------    -----------   -----------
    Income (loss) before
      income tax
      provision..........      724,765        (6,822,875)        (1,106,441)       215,854    (3,006,504)

INCOME TAX PROVISION.....           --                --            226,000             --            --
                            ----------       -----------        -----------    -----------   -----------
NET INCOME (LOSS)........      724,765        (6,822,875)        (1,332,441)       215,854    (3,006,504)

PRO FORMA INCOME TAX
  PROVISION..............      578,000           615,000                 --             --            --
                            ----------       -----------        -----------    -----------   -----------

PRO FORMA NET INCOME
  (LOSS).................   $  146,765       $(7,437,875)       $(1,332,441)       215,854    (3,006,504)
                            ==========       ===========        ===========    ===========   ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             EGGROCK PARTNERS, INC.
STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND MEMBERS'/STOCKHOLDERS'
                                EQUITY (DEFICIT)

                                     SERIES A REDEEMABLE
                                         CONVERTIBLE
                                       PREFERRED STOCK                            COMMON STOCK
                                   ------------------------                ---------------------------
                                   NUMBER OF    REDEMPTION      MEMBER     NUMBER OF                        ADDITIONAL
                                     SHARES        VALUE       CAPITAL       SHARES     $.01 PAR VALUE   PAID- IN CAPITAL
                                   ----------   -----------   ----------   ----------   --------------   ----------------
BALANCE AT DECEMBER 31, 1997.....         --    $       --    $  234,000          --       $    --         $        --
  Members' distributions.........         --            --      (156,100)         --            --                  --
  Issuance of membership units...         --            --       281,554          --            --                  --
  Net income.....................         --            --            --          --            --                  --
                                   ---------    -----------   ----------   ---------       -------         -----------
BALANCE AT DECEMBER 31, 1998.....         --            --       359,454          --            --                  --
  Members' distributions.........         --            --      (831,715)         --            --                  --
  Issuance of membership units...         --            --     7,108,255          --            --                  --
  Net loss.......................         --            --            --          --            --                  --
                                   ---------    -----------   ----------   ---------       -------         -----------
BALANCE AT SEPTEMBER 30, 1999....         --            --     6,635,994          --            --                  --
  Merger and reorganization (Note
    2)...........................         --            --    (6,635,994)  8,994,387        89,944           6,546,050
  Issuance of Series A redeemable
    convertible preferred stock
    (issuance costs of $37,927)..  3,000,000    10,000,000            --          --            --                  --
  Exercise of stock options......         --            --            --       6,305            63               3,092
  Deferred compensation related
    to the issuance of stock
    options......................         --            --            --          --            --           8,319,282
  Issuance of restricted common
    stock and related deferred
    compensation.................         --            --            --     100,000         1,000           1,599,000
  Amortization of deferred
    compensation related to
    issuance of stock options and
    restricted stock.............         --            --            --          --            --                  --
  Net loss.......................         --            --            --          --            --                  --
                                   ---------    -----------   ----------   ---------       -------         -----------
BALANCE AT DECEMBER 31, 1999.....  3,000,000    $10,000,000   $       --   9,100,692       $91,007         $16,467,424
  Exercise of stock options......         --            --            --      27,200           272              24,564
  Net loss.......................         --            --            --          --            --                  --
                                   ---------    -----------   ----------   ---------       -------         -----------
BALANCE AT MARCH 31, 1999
  (UNAUDITED)....................  3,000,000    $10,000,000           --   9,127,892       $91,279         $16,491,988
                                   =========    ===========   ==========   =========       =======         ===========


                                                     RETAINED          TOTAL
                                                     EARNINGS        MEMBERS'/
                                     DEFERRED      (ACCUMULATED    STOCKHOLDERS'
                                   COMPENSATION      DEFICIT)     EQUITY (DEFICIT)
                                   -------------   ------------   ----------------
BALANCE AT DECEMBER 31, 1997.....   $        --    $    19,032       $   253,032
  Members' distributions.........            --             --          (156,100)
  Issuance of membership units...            --             --           281,554
  Net income.....................            --        724,765           724,765
                                    -----------    ------------      -----------
BALANCE AT DECEMBER 31, 1998.....            --        743,797         1,103,251
  Members' distributions.........            --             --          (831,715)
  Issuance of membership units...            --             --         7,108,255
  Net loss.......................            --     (6,822,875)       (6,822,875)
                                    -----------    ------------      -----------
BALANCE AT SEPTEMBER 30, 1999....            --     (6,079,078)          556,916
  Merger and reorganization (Note
    2)...........................            --             --                --
  Issuance of Series A redeemable
    convertible preferred stock
    (issuance costs of $37,927)..            --        (37,927)          (37,927)
  Exercise of stock options......            --             --             3,155
  Deferred compensation related
    to the issuance of stock
    options......................    (8,319,282)            --                --
  Issuance of restricted common
    stock and related deferred
    compensation.................    (1,525,000)            --            75,000
  Amortization of deferred
    compensation related to
    issuance of stock options and
    restricted stock.............       541,277             --           541,277
  Net loss.......................            --     (1,332,441)       (1,332,441)
                                    -----------    ------------      -----------
BALANCE AT DECEMBER 31, 1999.....   $(9,303,005)   $(7,449,446)      $  (194,020)
  Exercise of stock options......            --             --            24,836
  Net loss.......................            --     (3,006,504)       (3,006,504)
                                    -----------    ------------      -----------
BALANCE AT MARCH 31, 1999
  (UNAUDITED)....................   $(9,303,005)   $(10,455,950)     $(3,175,688)
                                    ===========    ============      ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             EGGROCK PARTNERS, INC.
                            STATEMENTS OF CASH FLOWS

                                                        NINE MONTHS    THREE MONTHS         THREE MONTHS ENDED
                                         YEAR ENDED        ENDED           ENDED                 MARCH 31,
                                        DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,    -----------------------------
                                            1998           1999            1999            1999            2000
                                        ------------   -------------   -------------   -------------   -------------
                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...................   $  724,765     $(6,822,875)    $(1,332,441)       215,854       (3,006,504)
  Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operating activities--
    Noncash compensation expense
      related to issuance of
      membership units and other
      equity issuances................      281,554       7,108,255         541,277             --               --
    Depreciation and amortization.....       27,559          69,387          41,799         16,899          129,257
    Deferred income taxes.............           --              --         188,000             --         (188,000)
    Changes in current assets and
      liabilities--
      Accounts receivable.............   (1,258,802)       (589,691)       (973,104)       611,431         (143,357)
      Prepaid expenses and other
        current assets................      (34,767)        (66,928)        (55,133)       (19,345)        (603,362)
      Accounts payable................           --         152,926          76,923         42,022         (126,658)
      Accrued expenses................      531,157         567,297         845,474        263,536        1,611,600
      Deferred revenue................      105,000        (105,000)         10,000       (105,000)         (10,000)
                                         ----------     -----------     -----------     ----------      -----------
        Net cash provided by (used in)
          operating activities........      376,466         313,371        (657,205)     1,025,397       (2,337,024)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and
    equipment.........................     (175,746)       (284,185)       (643,968)       (88,064)      (1,697,472)
  Decrease (Increase) in deposits.....      (26,363)         (3,537)       (325,000)            --          178,122
                                         ----------     -----------     -----------     ----------      -----------
        Net cash used in investing
          activities..................     (202,109)       (287,722)       (968,968)       (88,064)      (1,519,350)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (payments) on line of
    credit............................      100,000         950,000        (392,472)      (100,000)        (657,528)
  Exercise of stock options...........           --              --           3,155             --           24,836
  Issuance of Series A redeemable
    convertible preferred stock, net
    of issuance costs.................           --              --       9,962,073             --               --
  Issuance of restricted common
    stock.............................           --              --          75,000             --               --
  Members' distributions..............     (156,100)       (831,715)             --       (279,408)              --
                                         ----------     -----------     -----------     ----------      -----------
        Net cash (used in) provided by
          financing activities........      (56,100)        118,285       9,647,756       (379,408)        (632,692)
                                         ----------     -----------     -----------     ----------      -----------

INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................      118,257         143,934       8,021,583        557,925       (4,489,066)

CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD...........................        9,086         127,343         271,277        127,343        8,292,860
                                         ----------     -----------     -----------     ----------      -----------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD..............................   $  127,343     $   271,277     $ 8,292,860        685,268        3,803,794
                                         ==========     ===========     ===========     ==========      ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for interest..............   $       --     $     8,092     $     7,139            889            2,811
                                         ==========     ===========     ===========     ==========      ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             EGGROCK PARTNERS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1999
                                      AND
                                 MARCH 31, 2000
                                  (UNAUDITED)

(1) OPERATIONS

    Eggrock Partners, Inc. (the Company) is the successor to Eggrock Partners, LLC, which was formed in Delaware on September 2, 1997 as a limited liability company. The Company is a leading full-service provider of e-business solutions for emerging companies in the Internet Economy. The Company provides strategic consulting, systems integration and application hosting solutions to the emerging enterprise primarily located in North America. In addition, the Company has begun to offer application hosting services to its customers. On October 1, 1999, the Company entered into the Agreement and Plan of Reorganization and Merger (the Merger Agreement) to convert from a limited liability company to a corporation (see Note 2(b)).

    The Company is subject to risks common to rapidly growing, technology-based companies, including limited operating history, dependence on key personnel, rapid technological change, competition from substitute services and larger companies and the need for continued market acceptance of the Company's services.

    Effective as of April 1, 2000, the Company was acquired by Breakaway Solutions, Inc. (Breakaway). Breakaway issued 6,176,331 shares of common stock to former Eggrock stockholders and reserved for issuance 1,095,621 shares of common stock for former Eggrock option holders. Eggrock options have been converted into options to acquire Breakaway common stock on the same basis as Eggrock stock was converted into the right to receive Breakaway common stock. Of the shares of Breakaway common stock issued to the former Eggrock stockholders on closing, approximately 30.5% will be subject to vesting over a four year period.

(2) FORMATION AND REORGANIZATION

(A) FORMATION

    In September 1997, the Company entered into an operating agreement (the Agreement). The Agreement included the following terms and conditions.

    (I) MANAGEMENT

        The members of the Company had designated three members as managing directors (the Managing Directors) of the Company. The Managing Directors were responsible for overseeing the operations of the Company and had certain governance and liquidation rights and privileges as defined in the partnership agreement. In addition, these Managing Directors did not receive compensation in the form of payroll for their services. Compensation for their services was paid in the form of member distributions as a reduction of members' equity and was $156,100 and $617,021 for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively. Upon the conversion to a corporation on October 1, 1999 (see Note 2(b)), these individuals began to receive payroll compensation for their services.

    (II) MEMBERSHIP INTERESTS

        Interests of members in profits and losses of the Company and the rights of members to distributions and allocations were evidenced by units of interest in the Company. There were two

                             EGGROCK PARTNERS, INC.

                               DECEMBER 31, 1999
                                      AND
                                 MARCH 31, 2000
                                  (UNAUDITED)

(2) FORMATION AND REORGANIZATION (CONTINUED) classes of membership interests: Class A Common Units (Class A Units) and Class B Common Units (Class B Units). Class A Units had the right to vote on all matters on which the members are entitled to vote, as defined by the Agreement. Class B Units had no voting rights under the Agreement. Class B Units were divided into vested Class B Units and unvested
       Class B Units. The vesting schedule affected the allocations and distributions of profits and losses of the Company. Distributions were made to the members of the Company in proportion to their vested units at such times as the Managing Directors determined.

        Throughout the Company's existence new and existing employees were granted Phantom units. Phantom units represented a non-equity based right to share in the profits of the Company. Phantom unit holders were evaluated on an annual basis as to whether they would be allowed to convert their Phantom units into Class B Units. The Phantom unit holder was not required to pay for Class B Units. In connection with the reorganization (see Note 2(b)), vested Phantom units and Class B Units were converted into nonvoting common stock and unvested Class B Units and Phantom units were converted into options to purchase nonvoting common stock (see Note 7). The Company accounted for the equity component of this plan as a variable award plan similar to a junior stock plan. Accordingly, the equity awards were marked to fair market value each reporting period until they were converted on October 1, 1999. The associated compensation was recorded as compensation expense related to the issuance of membership units in the accompanying statements of operations and as an increase in members' equity.

        As of September 30, 1999, the following membership interests were issued and vested:

MEMBERSHIP INTERESTS                   UNITS ISSUED    VESTED     UNVESTED
--------------------                   ------------   ---------   --------
Class A Units........................   6,000,000     6,000,000        --
Class B Units........................   1,772,500     1,201,380   571,120
Phantom Units........................   2,019,000     1,043,007   975,993

    (B) MERGER AND REORGANIZATION

        On September 24, 1999, Eggrock Partners, Inc. was formed. Eggrock Partners, Inc. has the authority to issue 35,000,000 shares of stock of which 5,000,000 shares have been designated as Series A redeemable convertible preferred stock, par value $.01 per share, and 30,000,000 have been designated as common stock, par value $.01 per share of which 20,000,000 shall be designated voting common stock (Voting Common Stock) and 10,000,000 shall be designated non-voting common stock (Non-Voting Common Stock).

        On October 1, 1999, Eggrock Partners, LLC and Eggrock Partners, Inc. entered into the Merger Agreement whereby the Class A and Class B Unit holders as well as Phantom unit owners converted their interests in the Company into common stock and/or options to purchase common stock of Eggrock Partners, Inc. As of the effective date of the Merger Agreement, the identity and separate existence of Eggrock Partners, LLC ceased and all of the rights, titles, privileges, powers, franchises, properties and assets of Eggrock Partners, LLC of any kind vested in Eggrock

                             EGGROCK PARTNERS, INC.

                               DECEMBER 31, 1999
                                      AND
                                 MARCH 31, 2000
                                  (UNAUDITED)

(2) FORMATION AND REORGANIZATION (CONTINUED)
       Partners, Inc., and all debts, liabilities, duties and other obligations of Eggrock Partners, LLC attach to Eggrock Partners, Inc., and Eggrock Partners, Inc. shall continue its existence as a corporation and the identity, rights, titles, privileges, powers, franchises, properties and assets of the Company shall continue unaffected and unimpaired by the merger. This transaction was treated as a merger between entities under common control.

        Membership interests were converted as follows: (i) Class A Units then outstanding converted into the right to receive 1.125 fully paid shares of the Company's Voting Common Stock, and (ii) each vested Class B Unit and vested Phantom unit then outstanding converted into the right to receive one fully paid share of the Company's Non-Voting Common Stock.

        In addition, each unvested Class B Unit or unvested Phantom unit was granted an option to purchase Non-Voting Common Stock for each unvested Class B Unit or unvested Phantom unit held. These options were granted under the Company's 1999 Stock Option and Grant Plan (the 1999 Plan) (see
       Note 7) and have a vesting schedule identical to the vesting schedule of the original Class B Unit or Phantom unit and a per share exercise price equal to $0.50 per share.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accompanying financial statements reflect the application of the accounting policies as described below and elsewhere in these notes to financial statements.

    (A) USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (B) REVENUE RECOGNITION

        The Company derives substantially all revenues from professional service agreements. Revenues pursuant to time and materials contracts are generally recognized as services are performed. Revenues pursuant to fixed-fee contracts are generally recognized as services are rendered and are determined based on the percentage-of-completion method of accounting (based on the ratio of costs incurred to total estimated project costs). Revenues exclude reimbursable expenses charged to and collected from clients.

        Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses become probable and can be reasonably estimated. During the period from inception to December 31, 1999, the Company has not had a material revision for estimated losses related to uncompleted contracts.

                             EGGROCK PARTNERS, INC.

                               DECEMBER 31, 1999
                                      AND
                                 MARCH 31, 2000
                                  (UNAUDITED)

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
        The Company has entered into a royalty agreement with a customer related to certain technology that the Company had developed. The agreement requires the customer to pay $294,000 in royalty payments to the Company over a 15-month period. Royalties are due from the customer based on a per unit amount as it sells the technology through to its customers. The Company is recording revenue on this agreement based on its shipments to the end user or when the payments become due whichever is later.

    (C) PROJECT PERSONNEL COSTS

        Project personnel costs consist primarily of compensation and benefits of the Company's employees engaged in the delivery of professional services and non-reimbursable expenses related to client projects.

    (D) CASH AND CASH EQUIVALENTS

        The Company considers all highly liquid investments purchased with an original maturity of 90 days or less to be cash equivalents.

    (E) CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

        Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high-credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from clients located in the United States. The Company performs ongoing credit evaluations of its clients' financial condition and maintains reserves for potential credit losses based on the expected collectibility of total accounts receivable. To date, the Company has not experienced any material credit losses.

        The following table summarizes the number of customers that individually comprise greater than 10% of total revenues and/or total accounts receivable and their aggregate percentage of the Company's total revenues and accounts receivable.

                                                                 ACCOUNTS RECEIVABLE
                                              REVENUES          ----------------------
                                       ----------------------               PERCENT OF
                                                   PERCENT OF                 TOTAL
                                       NUMBER OF     TOTAL      NUMBER OF    ACCOUNTS
                                       CUSTOMERS    REVENUES    CUSTOMERS   RECEIVABLE
                                       ---------   ----------   ---------   ----------
Year ended December 31, 1998.........      2           69%          5           79%
Nine months ended September 30,
  1999...............................      2           46%          4           68%
Three months ended December 31,
  1999...............................      4           73%          4           74%
Three months ended March 31, 2000....      2           34%          3           47%

                             EGGROCK PARTNERS, INC.

                               DECEMBER 31, 1999
                                      AND
                                 MARCH 31, 2000
                                  (UNAUDITED)

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (F) FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and revolving line of credit are carried at carrying value, which approximates their fair value because of the short-term nature of these instruments.

    (G) PROPERTY AND EQUIPMENT

        Property and equipment are stated at cost less accumulated depreciation and amortization. The Company provides for depreciation and amortization by charges to operations using the straight-line method, which allocates the cost of property and equipment over their estimated useful lives of three years for computer equipment and software, five years for furniture and fixtures, office equipment and the life of the related lease for leasehold improvements.

    (H) LONG-LIVED ASSETS

        The Company reviews its long-lived assets for impairment as events and circumstances indicate the carrying amounts of an asset may not be recoverable. The Company evaluates the realizability of its long-lived assets based on profitability and cash flow expectations for the related asset. Management believes that as of December 31, 1998 and 1999, September 30, 1999 and March 31, 2000, none of the Company's long-lived assets were impaired.

    (I) COMPREHENSIVE INCOME (LOSS)

        Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company's comprehensive income (loss) is equal to reported net income (loss) for all periods presented.

    (J) UNAUDITED INTERIM FNANCIAL INFORMATION

        The financial statements as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or any future periods.

    (K) RECENT ACCOUNTING PRONOUNCEMENTS

        In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, ACCOUNTING FOR DERIVATIVES AND HEDGING ACTIVITIES. SFAS No. 133, as amended by SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133, is effective for all fiscal quarters beginning with the quarter ending
       June 30, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments

                             EGGROCK PARTNERS, INC.

                               DECEMBER 31, 1999
                                      AND
                                 MARCH 31, 2000
                                  (UNAUDITED)

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) embedded in other contracts, and for hedging activities. The Company will adopt SFAS No. 133 in its quarter ending June 30, 2000 and does not expect that such adoption will have a material impact on the Company's results of operations, financial position or cash flows.

(4) INCOME TAXES

    The Company accounts for income taxes, including pro forma computations, in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. SFAS No. 109 prescribes an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities.

    The Company was taxed from inception to September 30, 1999 as a partnership. As such, the members were liable for individual federal and state income taxes related to the Company's taxable income. Payments to the members to fund these tax liabilities were recorded as distributions in the accompanying statements of redeemable convertible preferred stock and members'/stockholders' equity (deficit).

    In connection with the merger and reorganization discussed in Note 2(b), the Company is now subject to federal and state income taxes at prevailing corporate rates. Accordingly, the accompanying statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 include a pro forma tax adjustment for income taxes that would have been recorded if the Company had been a corporation for those periods.

    In accordance with SFAS No. 109, the Company analyzed its deferred tax position upon this change in tax status. Based on this analysis, the Company has determined that it had a deferred tax liability of approximately $464,000 as of October 1, 1999. This deferred tax liability represented the cumulative effect of all its temporary differences between financial reporting and tax basis of its assets and liabilities, primarily accounts receivable, accounts payable, accrued expenses and certain reserves. The Company recorded this deferred tax liability as a one-time increase in its tax provision during the three months ended December 31, 1999.

                             EGGROCK PARTNERS, INC.

                               DECEMBER 31, 1999
                                      AND
                                 MARCH 31, 2000
                                  (UNAUDITED)

(4) INCOME TAXES (CONTINUED)
    The components of the historical and pro forma income tax provision are as follows:

                                                                         NINE MONTHS
                                                          YEAR ENDED        ENDED       THREE MONTHS
                                                         DECEMBER 31,   SEPTEMBER 30,      ENDED
                                                             1998           1999        DECEMBER 31,
                                                         (PRO FORMA)     (PRO FORMA)        1999
                                                         ------------   -------------   ------------
Current--
  Federal..............................................    $250,000        $438,000       $ 32,000
  State................................................      44,000          78,000          6,000
Deferred--
  Federal..............................................     241,000          84,000       (235,000)
  State................................................      43,000          15,000        (41,000)

Change in tax status...................................          --              --        464,000
                                                           --------        --------       --------
                                                           $578,000        $615,000       $226,000
                                                           ========        ========       ========

    A reconciliation of the federal statutory rate to the Company's effective tax rate is as follows:

                                                                         NINE MONTHS
                                                          YEAR ENDED        ENDED       THREE MONTHS
                                                         DECEMBER 31,   SEPTEMBER 30,      ENDED
                                                             1998           1999        DECEMBER 31,
                                                         (PRO FORMA)     (PRO FORMA)        1999
                                                         ------------   -------------   ------------
Income tax provision (benefit) at federal statutory
  rate.................................................       34%            (34%)           (34%)
Increase (decrease) resulting from--
  State tax provision net of federal...................        6              (6)             (6)
  Nondeductible equity based compensation..............       40              49              18
  Change in tax status.................................       --              --              42
                                                              --             ---             ---
                                                              80%              9%             20%
                                                              ==             ===             ===

    Deferred income asset (liability) taxes as of September 30, 1999 and December 31, 1999 related to the following temporary differences:

                                                               NINE MONTHS       THREE
                                                                  ENDED          MONTHS
                                                              SEPTEMBER 30,      ENDED
                                                                  1999        DECEMBER 31,
                                                               (PRO FORMA)        1999
                                                              -------------   ------------
Nondeductible reserve and accruals..........................    $ 345,000       $ 397,000
Change in accounting method from cash to accrual method of
  accounting................................................     (824,000)       (618,000)
Other.......................................................       15,000          33,000
                                                                ---------       ---------
                                                                $(464,000)      $(188,000)
                                                                =========       =========

                             EGGROCK PARTNERS, INC.

                               DECEMBER 31, 1999
                                      AND
                                 MARCH 31, 2000
                                  (UNAUDITED)

(5) REVOLVING LINE OF CREDIT

    The Company has a credit agreement with a bank. Under this agreement, as amended during September 1999, the Company may borrow up to the lesser of $2,000,000 or 80% of qualifying accounts receivable, as defined. The revolving line of credit bears interest at the bank's prime rate (8.5% at December 31, 1999) and expires on September 30, 2000. Borrowings under the revolving line of credit are collateralized by substantially all assets of the Company. There was $1,342,472 available for borrowing under this line at December 31, 1999. The Company is also subject to certain financial covenants under this agreement including current ratio and net income covenants. As of September 30, 1999 and December 31, 1999 the Company was not in compliance with the net income covenant in this agreement and has not received a waiver of this non-compliance. As of March 31, 2000 there were no amounts outstanding under the Credit Agreement

(6) PREFERRED STOCK

    On October 1, 1999, the Company issued 3,000,000 shares of Series A Redeemable Convertible Preferred Stock (Series A Preferred Stock) for aggregate proceeds for $10,000,000.

    The rights, preferences, and privileges of the Series A Preferred Stock are as follows:

    DIVIDENDS

    No dividends will accrue or be paid to the holders of Series A Preferred Stock unless declared by the Board of Directors.

    LIQUIDATION

    In the event of any voluntary, or involuntary, liquidation, dissolution, or winding up of the Company, as defined, the holders of each share of the Series A Preferred Stock shall be paid an amount equal to $3.33 per share plus all accrued and unpaid dividends. After such payments have been made, the remaining assets of the Company available for distribution shall be distributed among the holders of the Series A Preferred Stock and common stock in an amount per share as would have been payable had each share of Series A Preferred Stock been converted to Voting Common Stock.

    OPTIONAL REDEMPTION

    With the approval of the holders of the majority of the outstanding shares of Series A Preferred Stock, the Company will be required to redeem, subject to certain conditions, on October 1, 2004 and October 1, 2005 one-half of the shares of Series A Preferred Stock held by the holders requesting such redemption at a price equal to the greater of the fair market value of such shares on the first redemption date or $3.33 per share, plus any accrued and unpaid dividends from the original issue date to the redemption date.

    CONVERSION

    The holder of any share or shares of Series A Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series A Preferred Stock (except that upon any liquidation of the

                             EGGROCK PARTNERS, INC.

                               DECEMBER 31, 1999
                                      AND
                                 MARCH 31, 2000
                                  (UNAUDITED)

(6) PREFERRED STOCK (CONTINUED)
Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series A Preferred Stock) into such number of shares of Voting Common Stock as is obtained by (i) multiplying the number of shares of Series A Preferred Stock to be converted by $3.33 and (ii) dividing the product by the conversion price of $3.33 per share adjusted for certain dilutive events, as defined.

    VOTING

    Except as otherwise provided in the Certificate of Incorporation or as required by law, the holders of Series A Preferred Stock shall vote together with all other classes of stock of the Company as a single class on all actions. Each share of Series A Preferred Stock shall entitle the holder to such number of votes per share into which each shares of Series A Preferred stock is then convertible.

(7) STOCK OPTION PLAN

    On September 27, 1999, the Company adopted the 1999 Plan, which provides for the granting of incentive stock options (ISOs), nonqualified stock options, and restricted stock grants to purchase Non-Voting Common stock, to employees, directors and consultants. ISOs may be granted to employees only, with an exercise price of not less than 100% of the fair market value on the date of grant, or in the case of a 10% or greater stockholders, not less than 110% of the fair market value on the date of grant. All stock options will have a life as determined by the board of directors but will expire within ten years from the date of grant, or in the case of 10% or greater stockholders, within five years. The vesting period of stock options is also determined by the board of directors. A total of 3,047,113 shares has been reserved for issuance under the 1999 Plan. In some instances, options have been granted at exercise prices below the fair market value on the date of grant. The difference, if any, between the fair market value of shares of the Company's Non-Voting Common Stock, as determined by the Company's Board of Directors, and the exercise price of the option is recognized as compensation expense over the vesting term. During the three months ended December 31, 1999, the Company recorded approximately
$9.8 million in deferred compensation.

    During 1995, the FASB issued SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by the Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied.

    The Company has elected to account for its stock-based employee compensation plans under APB No. 25. However, for pro forma disclosure purposes, the Company has computed the compensation expense in 1999 for all options granted, using the Black-Scholes option pricing model as prescribed by SFAS No. 123. The fair value of the 1999 options granted is estimated on the date of grant using the

                             EGGROCK PARTNERS, INC.

                               DECEMBER 31, 1999
                                      AND
                                 MARCH 31, 2000
                                  (UNAUDITED)

(7) STOCK OPTION PLAN (CONTINUED)
following assumptions: a dividend yield of 0%, an expected volatility of 0% and an expected life of 10 years for each year, and a risk-free interest rate between 6.11% and 6.28%. The weighted average fair value of options granted during the year at fair market value was $4.75.

    If the Company had accounted for these plans in accordance with SFAS
No. 123, the Company's net income would have been reduced and net loss would have been increased to the following pro forma amounts:

                                                   NINE MONTHS    THREE MONTHS     THREE MONTHS ENDED
                                    YEAR ENDED        ENDED          ENDED             MARCH 31,
                                   DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,   ----------------------
                                       1998           1999            1999         1999        2000
                                   ------------   -------------   ------------   --------   -----------
                                                                                      (UNAUDITED)
Net income (loss)--
  As reported....................    $724,765      $(6,822,875)   $(1,332,441)    215,854    (3,006,504)
  Pro forma......................     724,765       (6,822,875)    (1,376,267)    215,854    (4,004,030)

    Stock option activity from the inception of the 1999 Plan, to March 31, 2000 was as follows:

                                                                                     THREE MONTHS ENDED
                                                                                       MARCH 31, 2000
                                     YEAR ENDED DECEMBER 31, 1999                        (UNAUDITED)
                                ---------------------------------------   -----------------------------------------
                                                              WEIGHTED                                    WEIGHTED
                                                               AVERAGE                                     AVERAGE
                                               EXERCISE       EXERCISE                    EXERCISE        EXERCISE
                                NUMBER OF      PRICE PER      PRICE PER   NUMBER OF       PRICE PER       PRICE PER
                                 SHARES          SHARE          SHARE      SHARES           SHARE           SHARE
                                ---------   ---------------   ---------   ---------   -----------------   ---------
Outstanding options at
  beginning of year                    --                --       --      1,654,453   $             .54     $ .54
Granted.......................  1,850,113   $      .50--.75     $.54        827,300          .75--30.10      5.69
Exercised.....................     (6,305)              .50      .50         27,000                 .50       .50
Canceled......................   (189,355)         .50--.75      .51         62,000            .50--.75       .52
                                ---------   ---------------     ----      ---------   -----------------     -----
Outstanding at end of
  period......................  1,654,453   $      .50--.75     $.54      2,392,553   $      .50--30.10     $5.69
                                =========   ===============     ====      =========   =================     =====
Exercisable at end of
  period......................     59,237               .50      .50        189,993            .50--.75       .52
                                =========   ===============     ====      =========   =================     =====

    Options outstanding at December 31, 1999 had a weighted average contractual life of 9.79 years. Options to purchase 1,197,000 of common stock were available for future grant as of December 31, 1999.

(8) EGGROCK PARTNERS 401(K) SAVING PLAN

    On January 1, 1998 the Company established the Eggrock Partners 401(k) Savings Plan (the 401(k) Plan). The 401(k) Plan is a defined contribution plan established under the provisions of Section 401(k) of the Internal Revenue Code. All employees are eligible to participate after reaching the age of 21 and completing three months of service with the Company. Under the 401(k) Plan, employees are allowed to

                             EGGROCK PARTNERS, INC.

                               DECEMBER 31, 1999
                                      AND
                                 MARCH 31, 2000
                                  (UNAUDITED)

(8) EGGROCK PARTNERS 401(K) SAVING PLAN (CONTINUED) defer up to 20% of their annual compensation. For the year ended December 31, 1998, the nine months ended September 30, 1999, the three months ended
December 31, 1999 and the three months ended March 31, 2000, the Company did not make any contributions to the 401(k) Plan.

(9) COMMITMENTS

    The Company leases its facilities and certain equipment under operating lease agreements through December 2005. Future minimum lease payments under the Company's operating leases at December 31, 1999 are approximately as follows:

                                                              OPERATING
                                                                LEASES
                                                              ----------
Years ending December 31,
2000........................................................  $  854,000
2001........................................................   1,044,000
2002........................................................     983,000
2003........................................................     980,000
2004........................................................     982,000
Thereafter..................................................     912,000
                                                              ----------
                                                              $5,755,000
                                                              ==========

    During December 1999, the Company entered into a lease for its new headquarters. Future minimum lease payments under the new facility lease are approximately $5,038,000 through December 2005, which are included in the commitments above. The Company will be released from its obligation under its current facility lease as of March 31, 2000.

(10) CERTAIN BALANCE SHEET ACCOUNTS

    (A) PROPERTY AND EQUIPMENT

                             EGGROCK PARTNERS, INC.

                               DECEMBER 31, 1999
                                      AND
                                 MARCH 31, 2000
                                  (UNAUDITED)

(10) CERTAIN BALANCE SHEET ACCOUNTS (CONTINUED)
        Property and equipment consists of the following:

                                            DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31, 2000
                                                1998           1999            1999        (UNAUDITED)
                                            ------------   -------------   ------------   --------------
Computer equipment and software...........    $139,097       $336,879       $  833,566      $1,344,479
Furniture and fixtures....................      19,271         99,430          191,016         856,972
Office equipment..........................      32,471         35,944           62,346          90,894
Leasehold improvements....................      10,634         13,403           42,698         511,508
                                              --------       --------       ----------      ----------
                                               201,473        485,656        1,129,626       2,803,853
Less--Accumulated depreciation and
  amortization............................     (28,183)       (97,568)        (139,369)       (245,382)
                                              --------       --------       ----------      ----------
                                              $173,290       $388,088       $  990,257      $2,558,471
                                              ========       ========       ==========      ==========

    (B) ACCRUALS

        Accrued expenses consist of the following:

                                            DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31, 2000
                                                1998           1999            1999        (UNAUDITED)
                                            ------------   -------------   ------------   --------------
Payroll and payroll related...............    $322,317      $  555,471      $1,115,178      $2,191,111
Other.....................................     217,553         551,696         837,463       1,373,130
                                              --------      ----------      ----------      ----------
Total.....................................    $539,870      $1,107,167      $1,952,641      $3,564,241
                                              ========      ==========      ==========      ==========

    (C) BAD DEBT RESERVE

        Rollforward of the allowance for doubtful accounts:

                                                               ADDITIONS
                                                 BALANCE AT    CHARGED TO
                                                BEGINNING OF   COSTS AND                     BALANCE AT
                                                   PERIOD       EXPENSES    DEDUCTIONS(A)   END OF PERIOD
                                                ------------   ----------   -------------   -------------
Year ended December 31, 1998..................    $     --      $     --       $   --         $     --
Nine months ended September 30, 1999..........    $     --      $100,000       $   --         $100,000
Three months ended December 31, 1999..........    $100,000      $ 39,925       $9,925         $130,000
Three months ended March 31, 2000.............    $130,000      $317,629       $4,071          443,558

------------------------

     (A) UNCOLLECTIBLE ACCOUNTS RECEIVABLE WRITTEN OFF AGAINST THE ALLOWANCE, NET OF RECOVERIES.

                           BREAKAWAY SOLUTIONS, INC.
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

    The following unaudited pro forma consolidated financial statements give effect to the acquisition by Breakaway Solutions, Inc. (the "Company") of all of the stock of Applica Corporation on March 25, 1999, (ii) all of the stock of WPL Laboratories, Inc. on May 17, 1999, (iii) all of the stock of Web Yes, Inc. on June 10, 1999 and (iv) all of the stock of Eggrock Partners, Inc. effective as of April 1, 2000 (together the Acquired Companies). The unaudited proforma consolidated statement of operations gives effect to the acquisitions of the Acquired Companies as if they had occurred on January 1, 1999. The unaudited pro forma consolidated balance sheet gives effect to: (i) the acquisition of Eggrock Partners, Inc. and (ii) the consummation of a private placement of 1.5 million shares of common stock with five mutual funds managed by either Putnam Investment Management, Inc. or The Putnam Advisory Company, Inc., the gross proceeds of which $39.0 million, as if they had occurred on March 31, 2000. These statements are based on the historical financial statements of the Company and the Acquired Companies, and the estimates and assumptions set forth below and in the notes to the unaudited pro forma consolidated financial statements.

    The effects of the acquisition of Eggrock Partners, Inc. has been presented using the purchase method of accounting and accordingly, the purchase price was allocated to the assets and liabilities assumed based upon management's best preliminary estimate of fair value with any excess purchase price being allocated to goodwill, deferred costs or other identifiable intangible assets. The preliminary allocation of the purchase price will be subject to further adjustments, which are not anticipated to be material, as the Company finalizes the allocations of the purchase price in accordance with generally accepted accounting principles. The pro forma adjustments related to the purchase price allocation of the acquisition of Eggrock Partners, Inc. represents management's best estimate of the effects of the acquisition.

    The pro forma adjustments are based upon estimates, currently available information and certain assumptions that management deems appropriate. The unaudited pro forma consolidated financial data presented herein are not necessarily indicative of the results the Company would have obtained had such events occurred on January 1, 1999, as assumed, or the future results of the Company. The unaudited pro forma consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included elsewhere in this Prospectus.

                           BREAKAWAY SOLUTIONS, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 2000
                                 (IN THOUSANDS)

                                                       BREAKAWAY         EGGROCK          PRO FORMA          PRO FORMA
                                                    SOLUTIONS, INC.   PARTNERS, INC.   ADJUSTMENTS (1)      CONSOLIDATED
                                                    ---------------   --------------   ---------------      ------------
                      ASSETS
Current Assets:
  Cash and cash equivalents.......................      $  6,667         $ 3,804          $ 39,000 (c)        $ 49,471
  Short-term investments..........................        12,071              --                --              12,071
  Accounts receivable, net........................         6,531           3,477                --              10,008
  Unbilled revenues on contracts..................         1,832            (300)               --               1,532
  Due from related parties........................         4,762              --                --               4,762
  Prepaid expenses and other current assets.......         3,899             770                --               4,669
                                                        --------         -------          --------            --------
    Total current assets..........................        35,762           7,751            39,000              83,513
                                                        --------         -------          --------            --------
Investments.......................................        12,366              --                --              12,366
Restricted cash...................................         3,301              --                --               3,301
Property and equipment, net.......................        14,727           2,558                --              17,285
Intangible assets and deferred costs, net of
  accumulated amortization........................        17,776              --           304,795 (b)         322,571
Loan to officer...................................         1,010              --                --               1,010
Loans to employees................................           575              --                --                 575
Other assets......................................         1,058             183                --               1,241
                                                        --------         -------          --------            --------
    Total assets..................................      $ 86,575         $10,492          $343,795            $440,862
                                                        ========         =======          ========            ========
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Due to stockholders-current portion.............           625              --                --                 625
  Capital lease obligations-current portion.......           522              --                --                 522
  Accounts payable................................         3,259             103                --               3,362
  Accrued compensation and related benefits.......         3,023           2,191                --               5,214
  Accrued expenses................................         2,780           1,053               800 (b)           4,633
  Deferred revenue................................           678             321                --                 999
  Deferred income taxes...........................            --              --            30,000 (b)          30,000
                                                        --------         -------          --------            --------
    Total current liabilities.....................        10,887           3,668            30,800              45,355
                                                        --------         -------          --------            --------
Due to stockholders...............................         1,842              --                --               1,842
Due to investors..................................         1,322              --                --               1,322
Capital lease obligations- long-term..............           254              --                --                 254
                                                        --------         -------          --------            --------
    Total long-term liabilities...................         3,418              --                --               3,418
                                                        --------         -------          --------            --------
    Total liabilities.............................        14,305           3,668            30,800              48,773
                                                        --------         -------          --------            --------
Stockholders' equity:
  Series A preferred stock........................            --          10,000           (10,000)(a)              --
  Series B preferred stock........................            --              --                --                  --
                                                                                               (91)(a)
  Common stock....................................             4              91               187 (c)             191
  Additional paid-in-capital......................        85,987          16,492           (16,492)(a)         405,619
                                                                                           280,819 (b)
                                                                                            38,813 (c)
Less: treasury stock, at cost                                 --              --                --                  --
Less: deferred compensation.......................          (235)         (9,303)            9,303 (a)            (235)
Retained earnings (accumulated deficit)...........       (13,590)        (10,456)           10,456 (a)         (13,590)
Accumulated other comprehensive income............           104              --                --                 104
                                                        --------         -------          --------            --------
  Total stockholders' equity......................        72,270           6,824           312,995             392,089
                                                        --------         -------          --------            --------
  Total liabilities and stockholders' equity......      $ 86,575         $10,492          $343,795            $440,862
                                                        ========         =======          ========            ========

------------------------------

(1) See Note 1 to unaudited pro forma consolidated financial statements.

                           BREAKAWAY SOLUTIONS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                 (IN THOUSANDS)

                          BREAKAWAY                                          PRO FORMA                    EGGROCK
                       SOLUTIONS, INC.   APPLICA      WPL      WEB YES    ADJUSTMENTS (1)   SUBTOTAL   PARTNERS, INC.
                       ---------------   --------   --------   --------   ---------------   --------   --------------
Revenue..............      $ 18,147          --          --        --             --        $18,147         5,846
Operating expenses:
  Project personnel
    costs............         8,158          --          --        --             --          8,158         3,075
  Compensation
    related to equity
    issuances........            --          --          --        --             --             --            --
  Selling, general
    and admin
    expenses.........        12,606          --          --        --             --         12,606         5,851
  Amortization of
    deferred costs...           138          --          --        --             --            138            --
  Amortization of
    goodwill and
    intangible
    assets...........           839          --          --        --             --            839            --
                           --------       -----      ------      ----         ------        --------      -------
    Total operating
      expenses.......        21,741          --          --        --             --         21,741         8,926
                           --------       -----      ------      ----         ------        --------      -------
Income (loss) from
  operations.........        (3,594)         --          --        --             --         (3,594)       (3,080)
Other income
  (expense):
Other income.........            --          --          --        --             --             --            73
Interest income......           459          --          --        --             --            459            --
Interest expense.....           (88)         --          --        --             --            (88)           --
                           --------       -----      ------      ----         ------        --------      -------
                                371          --          --        --             --            371            73
                           --------       -----      ------      ----         ------        --------      -------
Net loss.............        (3,233)         --          --        --             --        $(3,223)       (3,007)
                           ========       =====      ======      ====         ======        ========      =======
Net loss per share-
  basic and diluted..      $  (0.09)
Weighted average
  shares
  outstanding........        35,106

                          PRO FORMA       PRO FORMA
                       ADJUSTMENTS (1)   CONSOLIDATED
                       ---------------   ------------
Revenue..............           --         $ 23,993
Operating expenses:
  Project personnel
    costs............           --           11,233
  Compensation
    related to equity
    issuances........           --               --
  Selling, general
    and admin                   --
    expenses.........          135 (c)       18,592
  Amortization of
    deferred costs...        4,640 (a)        4,778
  Amortization of
    goodwill and
    intangible
    assets...........       11,655 (a)       12,494
                           -------         --------
    Total operating
      expenses.......       16,430           47,097
                           -------         --------
Income (loss) from
  operations.........      (16,430)         (23,104)
Other income
  (expense):
Other income.........           --               73
Interest income......           --              459
Interest expense.....           --              (88)
                           -------         --------
                                --              444
                           -------         --------
Net loss.............      (16,430)         (22,660)
                           =======         ========
Net loss per share-
  basic and diluted..                      $  (0.53)
Weighted average
  shares
  outstanding........                        43,054

------------------------------

(1) See Note 1 to unaudited pro forma consolidated financial statements.

                           BREAKAWAY SOLUTIONS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

                          BREAKAWAY                                          PRO FORMA                    EGGROCK
                       SOLUTIONS, INC.   APPLICA      WPL      WEB YES    ADJUSTMENTS (1)   SUBTOTAL   PARTNERS, INC.
                       ---------------   --------   --------   --------   ---------------   --------   --------------
Revenue..............      $ 25,390          --       1,679       289             --        $27,358        11,738
Operating expenses:
  Project personnel
    costs............        11,850         175         721       111             --         12,857         6,432
  Compensation
    related to equity
    issuances........            --          --          --        --             --             --         7,650
  Selling, general
    and admin
    expenses.........        22,403         152         631        54             --         23,240         5,700
  Amortization of
    deferred costs...         1,000          --          --        --            748 (a)      1,748            --
  Amortization of
    goodwill and
    intangible
    assets...........         1,002          --          --        --            573 (a)      1,575            --
                           --------       -----      ------      ----         ------        --------      -------
    Total operating
      expenses.......        36,255         327       1,352       165          1,321         39,420        19,782
                           --------       -----      ------      ----         ------        --------      -------
Income (loss) from
  operations.........       (10,865)       (327)        327       124         (1,321)       (12,062)       (8,044)
Other income
  (expense):
Other income.........            23          --          --        --             --             23            --
Interest income......           673          --           2        --             --            675           114
Interest expense.....          (198)         --          --       (14)           (65 ) (b)     (277)           --
                           --------       -----      ------      ----         ------        --------      -------
                                498          --           2       (14)           (65)           421           114
                           --------       -----      ------      ----         ------        --------      -------
Net loss.............       (10,367)       (327)        329       110         (1,386)       $(11,641)      (7,930)
                           ========       =====      ======      ====         ======        ========      =======
Net loss per share-
  basic and diluted..      $  (0.59)
Weighted average
  shares
  outstanding........        17,440

                          PRO FORMA       PRO FORMA
                       ADJUSTMENTS (1)   CONSOLIDATED
                       ---------------   ------------
Revenue..............           --         $ 39,096
Operating expenses:
  Project personnel
    costs............           --           19,289
  Compensation
    related to equity
    issuances........       (7,650)(d)           --
  Selling, general
    and admin                   --
    expenses.........          540 (c)       29,480
  Amortization of
    deferred costs...       33,438 (a)       35,186
  Amortization of
    goodwill and
    intangible
    assets...........       28,197 (a)       29,772
                           -------         --------
    Total operating
      expenses.......       54,525          113,727
                           -------         --------
Income (loss) from
  operations.........      (54,525)         (74,631)
Other income
  (expense):
Other income.........           --               23
Interest income......           --              789
Interest expense.....           --             (277)
                           -------         --------
                                --              535
                           -------         --------
Net loss.............      (54,525)         (74,096)
                           =======         ========
Net loss per share-
  basic and diluted..                      $  (2.80)
Weighted average
  shares
  outstanding........                        26,459

------------------------------

(1) See Note 1 to unaudited pro forma consolidated financial statements.

                           BREAKAWAY SOLUTIONS, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(1) PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS

    During 1999, the Company completed its acquisitions of Applica Corporation, WPL Laboratories, Inc. and Web Yes, Inc. (the Acquired Companies) for total consideration valued at approximately $15.3 million. Accordingly, the assets and liabilities of the Acquired Companies are included in the Company's consolidated balance sheet as of March 31, 2000 and no pro forma adjustments are necessary to the pro forma consolidated balance sheet related to the acquisitions of the Acquired Companies. The following represents the allocation of the purchase price for the Company's acquisitions of the Acquired Companies over the fair values of the acquired assets and assumed liabilities of the Acquired Companies as of the allocation date:

(in thousands)
Working capital deficit, including cash acquired............  $   508
Other non-current assets....................................      706
Non-current liabilities.....................................     (134)
Intangible assets and deferred costs:
  Assembled workforce.......................................      852
  Customer base.............................................    1,463
Goodwill....................................................    2,374
Deferred costs..............................................    9,494
                                                              -------
Total intangible assets and deferred costs..................   14,183
                                                              -------
Purchase price..............................................  $15,263
                                                              =======

    The pro forma consolidated financial information also reflects the acquisition of Eggrock Partners, Inc. for consideration valued at approximately $281.0 million. For the purpose of the pro forma consolidated financial information, the number of shares of Breakaway Solutions, Inc. common stock assumed issued in the acquisition is approximately 7.2 million which includes conversion of outstanding stock options of Eggrock Partners, Inc. The estimated acquisition related costs consist primarily of investment banker, legal and accounting fees to be incurred directly related to the acquisition of Eggrock Partners, Inc.

    The acquisition of Eggrock Partners, Inc. will be accounted for as a purchase. The purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values. Intangible assets will be amortized over a period up to five years. Results of operations for Eggrock Partners, Inc. will be included with those of the Company for periods subsequent to the date of acquisition.

                           BREAKAWAY SOLUTIONS, INC.

(1) PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS (CONTINUED)
    The pro forma consolidated balance sheet adjustments as of March 31, 2000 consist of the following:

    (a) Represents the elimination of historical equity balances of Eggrock Partners, Inc.

    (b) The purchase price for Eggrock Partners, Inc. is expected to be allocated as follows:

(in thousands)
Intangible assets and deferred costs:
  Workforce in place........................................  $  3,815
  Goodwill..................................................   226,735
  Deferred costs............................................    74,245
                                                              --------
                                                               304,795
Tangible assets.............................................    10,492
Liabilities assumed.........................................   (34,468)
                                                              --------
                                                              $280,819
                                                              ========

    Intangible assets will be amortized over the useful lives of three years for assembled workforce and five years for goodwill.

    1,916,160 shares of the common stock issued to the former Eggrock
Partners, Inc. shareholders are subject to the Company's right, which lapses incrementally over a four-year period, to repurchase the shares of a particular shareholder at the original price paid by the former shareholder upon the termination of his or her employment with the Company subject to conditions described in the merger agreement. The fair value of these shares will be recorded as deferred compensation cost and amortized over the four-year vesting period.

    (c) The consummation of a private placement of 1.5 million shares of common stock with five mutual funds managed by either Putnam Investment Management, Inc. or The Putnam Advisory Company, Inc., the gross proceeds of which were $39.0 million.

2. PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS ADJUSTMENTS

    The pro forma consolidated statement of operations adjustments for the year ended December 31, 1999 and for the three months ended March 31, 2000 consist of the following:

    (a) Amortization expense has been adjusted to reflect the amortization of intangible assets and deferred costs associated with the acquisitions of the Acquired Companies for the period from January 1, 1999 until the date acquired and Eggrock Partners, Inc for the entire year ending
       December 31, 1999 and for the three-months ended March 31, 2000.

    (b) Interest expense relating to the remaining cash consideration payable to each WPL stockholder for the period January 1, 1999 to May 17, 1999.

    (c) Prior to April 1, 2000, certain Eggrock employees did not draw salaries. Compensation expense has been adjusted to reflect the compensation and benefits for those employees that are specified in the employment contracts entered into at the date of acquisition in accordance with the terms of the agreements.

    (d) Compensation expense related to issuance of stock options by Eggrock Partners, Inc.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC registration fee........................................  $ 13,983
Blue Sky fees and expenses..................................    10,000
Accounting fees and expenses................................    60,000
Legal fees and expenses.....................................   400,000
Printing and mailing expenses...............................    30,000
Miscellaneous...............................................    16,017
                                                              --------
  Total.....................................................  $530,000
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article SEVENTH of the Registrant's Certificate of Incorporation provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

    Article EIGHTH of the Registrant's Certificate of Incorporation provides that a director or officer of the Registrant:

(a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and

(b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses.

Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

    Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

    Article EIGHTH of the Registrant's Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

    Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

STOCK SPLITS.  Except as otherwise indicated, the information set forth in this
Item 15 reflects a two-for-one stock split of the Registrant's common stock effected through a 100% stock dividend on March 23, 2000 to all stockholders of record as of March 7, 2000.

    No underwriters were involved in the distribution of the stock dividend of our common stock. These securities will be exempt from the registration provisions of the Securities Act pursuant to Section 3(a)(9) thereof relative to exchanges by an issuer with its existing security holders where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

    CERTAIN SALES OF SECURITIES. Since January 1, 1997, the Registrant has issued the following securities that were not registered under the Securities Act, as summarized below.

    (a) Issuances of capital stock.

       1. On January 6, 1999, the Registrant issued and sold 5,853,000 shares of its Series A Preferred Stock, $0.0001 par value per share, to Internet Capital Group, LLC for an aggregate purchase price of $8,291,750 pursuant to a Series A Preferred Stock Purchase Agreement.

       2. On March 5, 1999, the Registrant issued and sold 112,938 shares of its common stock to Gordon Brooks for an aggregate purchase price of $100,000 pursuant to the exercise, in part, of a stock option.

       3. On March 25, 1999, the Registrant issued and sold an aggregate of 1,447,398 shares of its common stock to the former stockholders of Applica Corporation as consideration for the merger of Applica Corporation with and into the Registrant pursuant to an Agreement and Plan of Merger. 72,368 of these shares are held by an escrow agent pursuant to an Escrow Agreement.

       4. On May 17, 1999, the Registrant issued and sold an aggregate of 2,728,280 shares of its common stock to the former stockholders of WPL Laboratories, Inc. as consideration for the merger of WPL Laboratories, Inc. into a wholly owned subsidiary of the Registrant pursuant to an Agreement and Plan of Merger.

       5. On May 26, 1999, the Registrant issued and sold 1,200,000 shares of its common stock to Frank Selldorff for an aggregate purchase price of $407,250 pursuant to the exercise, in part, of a stock option.

       6. On June 10, 1999, the Registrant issued and sold an aggregate of 913,816 shares of its common stock to the former stockholders of Web Yes, Inc. as consideration for the merger of Web Yes, Inc. into a wholly owned subsidiary of the Registrant pursuant to an Agreement and Plan of Merger. 86,632 of these shares are held by an escrow agent pursuant to an Escrow Agreement. In addition, the registrant issued 71,166 shares of its common stock to employees of Web Yes.

       7. On July 2, 1999 and July 12, 1999, the Registrant issued and sold an aggregate of 2,931,849 shares of its Series B Preferred Stock, $0.0001 par value per share, to a group of investors for an aggregate purchase price of approximately $19,049,982 pursuant to a Series B Preferred Stock Purchase Agreement. Approximately $4,053,427 of such purchase price was paid by conversion of a convertible promissory note issued by the Registrant on May 13, 1999.

       8. On July 30, 1999, the Registrant issued 32,000 shares of its common stock to The General Hospital Corporation in consideration for a license of technology to the Registrant. The deemed value of the shares paid for the license was $130,000.

       9. On December 15, 1999, the Registrant issued 25,633 shares of its common stock to Katalyst LLC in exchange for approximately 623,673 Class B Units of Katalyst LLC.

       10. On February 18, 2000, the Registrant issued and sold an aggregate of 110,000 shares of its common stock to the former stockholders of DataCyr Corporation, as consideration for the acquisition of DataCyr.

       11. On May 26, 2000, the Registrant issued and sold an aggregate of 1,500,000 shares of its common stock to five mutual funds managed by either Putnam Investment Management, Inc. or The Putnam Advisory Company, Inc. for an aggregate purchase price of $39,000,000 pursuant to a Securities Purchase Agreement.

    (b) Stock option grants.

       1. The Registrant has issued the following stock options to its executive officers and directors:

           (a) Effective July 1, 1998 the Registrant issued to Kevin Comerford options to purchase up to 144,000 shares of its common stock at a per share exercise price of $0.34.

           (b) Effective July 1, 1998 the Registrant issued to Christopher H. Greendale options to purchase up to 168,000 shares of its common stock at a per share exercise price of $0.34.

           (c) Effective July 1, 1998 the Registrant issued to Frank Selldorff options to purchase up to 2,400,000 shares of its common stock at a per share exercise price of $0.34.

           (d) Effective July 1, 1998 the Registrant issued to Janet Tremlett options to purchase up to 72,000 shares of its common stock at a per share exercise price of $0.34.

           (e) Effective October 1, 1998 the Registrant issued to Kevin Comerford options to purchase up to 72,000 shares of its common stock at a per share exercise price of $0.51.

           (f) Effective December 23, 1998 the Registrant issued to Gordon Brooks options to purchase up to 1,223,400 shares of its common stock at a per share exercise price of $0.89.

           (g) Effective January 22, 1999 the Registrant issued to Janet Tremlett options to purchase up to 36,000 shares of its common stock at a per share exercise price of $0.89.

           (h) Effective February 18, 1999 the Registrant issued to Christopher
               H. Greendale options to purchase up to 1,108,800 shares of its common stock at a per share exercise price of $0.89.

           (i) Effective February 18, 1999 the Registrant issued to Christopher Harding options to purchase up to 1,212,496 shares of its common stock at a per share exercise price of $0.89.

           (j) Effective March 19, 1999 the Registrant issued to Wayne B. Saunders options to purchase up to 352,000 shares of its common stock at a per share exercise price of $0.98.

           (k) Effective March 25, 1999 the Registrant issued to Babak Farzami options to purchase up to 676,816 shares of its common stock at a per share exercise price of $0.98.

           (l) Effective March 25, 1999 the Registrant issued to Dev Ittycheria options to purchase up to 507,612 shares of its common stock at a per share exercise price of $0.98.

           (m) Effective September 3, 1999, the Registrant issued to Kevin Comerford options to purchase up to 80,000 shares of its common stock at a per share exercise price of $5.07.

           (n) Effective September 3, 1999, the Registrant issued to Janet Tremlett options to purchase up to 80,000 shares of its common stock at a per share exercise price of $5.07.

           (o) Effective September 20, 1999, the Registrant issued to Adam Sholley options to purchase up to 220,000 shares of its common stock at a per share exercise price of $5.50.

           (p) Effective December 10, 1999, the Registrant issued to Gordon Brooks options to purchase up to 350,000 shares of its common stock at a per share exercise price of $28.93.

           (q) Effective March 6, 2000, the Registrant issued to Paul Stedman options to purchase up to 70,000 shares of its common stock at a per share exercise price of $62.78.

           (r) Effective April 14, 2000 the Registrant issued to Bader Al-Rezaihan options to purchase up to 25,000 shares of its common stock at a per share exercise price of $17.50 per share.

           (s) Effective April 14, 2000 the Registrant issued to Dev Ittycheria options to purchase up to 69,820 shares of its common stock at a per share exercise price of $17.50 per share.

           (t) Effective April 14, 2000 the Registrant issued to John Loftus options to purchase up to 70,000 shares of its common stock at a per share exercise price of $17.50 per share.

           (u) Effective April 14, 2000 the Registrant issued to Paul Stedman options to purchase up to 7,000 shares of its common stock at a per share exercise price of $17.50 per share.

       2. Through June 1, 2000, the Registrant granted options to purchase an aggregate of 17,346,740 shares of its common stock, net of cancellations of 1,188,795 options, exercises of 3,688,517 options and the options described in paragraph (b)1 above, at a per share weighted average exercise price of $8.06 to employees of the Registrant.

    (c) Grants of other securities.

       1.  On May 13, 1999, the Registrant issued to Internet Capital
           Group, Inc. a Convertible Promissory Note in the principal amount of $4,000,000 bearing interest at an adjustable rate of the prime interest rate plus one percent and convertible into convertible preferred stock.

       2.  On May 13, 1999, the Registrant issued to Internet Capital
           Group, Inc. a Stock Purchase Warrant which, upon the Registrant's Series B financing in July 1999, was established as a right to purchase 147,744 shares of common stock at a per share exercise price of $4.07.

       3. On September 29, 1999 the Registrant issued to Silicon Valley Bank a warrant to purchase stock for 21,818 shares of common stock at a per share exercise price of $5.50.

    No underwriters were involved in any of the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of the options to purchase common stock described in paragraph (b)2 above, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

       3.1                    Reserved.

       3.2                    Reserved.

       3.3(+  )               Third Amended and Restated Certificate of Incorporation of
                              the Registrant.

       3.4(+  )               Amended and Restated Bylaws of the Registrant.

       4.1(+  )               Specimen certificate for shares of the Registrant's common stock.

       5.1                    Opinion of Hale and Dorr LLP.

      10.1(+  )               1998 Stock Incentive Plan.

      10.2(+  )               1999 Stock Incentive Plan.

      10.3(+  )               1999 Employee Stock Purchase Plan.

      10.4(+  )(+)            Promissory Note in favor of the Registrant, made by John
                              Loftus payable to the Registrant, dated June 23, 1999.

      10.5(+  )               Employment Agreement, dated November 13, 1998, by and
                              between the Registrant and Gordon Brooks.

      10.6(+  )               Employment Agreement, dated December 11, 1998, by and
                              between the Registrant and Frank Selldorff.

      10.7(+  )               Employment Agreement, dated February 11, 1999, by and
                              between the Registrant and Janet Tremlett.

      10.8(+  )               Employment Agreement, dated March 25, 1999, by and between the Registrant and Babak Farzami.

      10.9(+  )               Employment Agreement, dated March 25, 1999, by and between the Registrant and Dev Ittycheria.

      10.10(+ )               Employment Agreement, February 17, 1999, by and between the
                              Registrant and Christopher Harding.

      10.11                   Employment letter, dated January 26, 2000, by and between
                              the Registrant and Maureen Ellenberger.

      10.12(+ )               Employment Agreement, dated May 29, 1998, by and between the
                              Registrant and Kevin Comerford.

      10.13                   Registration Rights Agreement, dated as of May 26, 2000, by and among the Registrant, the Putnam OTC and Emerging Growth
                              Fund, Putnam Funds Trust--Putnam New Century Growth Fund,
                              Putnam Voyager Fund II, Putnam Worldwide Equity Fund and
                              Putnam Emerging Information Sciences Trust.

      10.14(+ )               Separation Agreement, dated as of April 28, 1999, by and
                              between the Registrant and Frank Selldorff.

      10.15(+ )               Employment Agreement, dated May 14, 1999, by and between the
                              Registrant and William Loftus.

      10.16(+ )               Option Agreement, by and between the Registrant and Frank
                              Selldorff, effective July 1, 1998.

      10.17(+ )               Option Agreement, by and between the Registrant and Kevin
                              Comerford, effective July 1, 1998.

      10.18(+ )               Option Agreement, by and between the Registrant and
                              Christopher Greendale, effective July 1, 1998.

      10.19(+ )               Option Agreement, by and between the Registrant and Janet
                              Tremlett, effective July 1, 1998.

      10.20(+ )               Amendment No. 1 to Option Agreement, by and between Janet
                              Tremlett and the Registrant, dated January 22, 1999.

      10.21(+ )               Option Agreement, by and between the Registrant and Kevin
                              Comerford, effective October 1, 1998.

      10.22(+ )               Option Agreement, by and between the Registrant and Gordon
                              Brooks, effective December 23, 1998.

      10.23(+ )               Option Agreement, by and between the Registrant and Gordon
                              Brooks, effective December 23, 1998.

      10.24(+ )               Option Agreement, by and between the Registrant and Gordon
                              Brooks, effective December 23, 1998.

      10.25(+ )               Option Agreement, by and between the Registrant and Gordon
                              Brooks, effective December 23, 1998.

      10.26(+ )               Option Agreement, by and between the Registrant and Gordon
                              Brooks, effective December 23, 1998.

      10.27(+ )               Option Agreement, by and between the Registrant and Janet
                              Tremlett, effective January 22, 1999.

      10.28(+ )               Option Agreement, by and between the Registrant and
                              Christopher Greendale, effective February 18, 1999.

      10.29(+ )               Option Agreement, by and between the Registrant and
                              Christopher Harding, effective February 18, 1999.

      10.30(+ )               Option Agreement, by and between the Registrant and
                              Christopher Harding, effective February 18, 1999.

      10.31(+ )               Option Agreement, by and between the Registrant and Babak
                              Farzami, effective March 25, 1999.

      10.32(+ )               Option Agreement, by and between the Registrant and Dev
                              Ittycheria, effective March 25, 1999.

      10.33                   Promissory Note in favor of the Registrant, made by William
                              Loftus payable to the Registrant, dated June 23, 1999.

      10.34                   Restricted Stock Agreement, dated January 26, 2000, by and between the Registrant and Maureen Ellenberger.

      10.35(+ )               Lease Agreement dated as of July 22, 1998, by and between
                              the Registrant and Equity Office Properties Trust.

      10.36*                  Option Agreement, by and between the Registrant and Gordon
                              Brooks, effective December 1999.

      10.37(+ )               Warrant to purchase the Registrant's common stock, dated May
                              13, 1999, issued by the Registrant to Internet Capital
                              Group.

      10.38(+ )               Stock Pledge Agreement, dated as of May 14, 1999, by and
                              between the Registrant and William Loftus.

      10.39(+ )               Stock Restriction Agreement, dated as of May 14, 1999, by
                              and between the Registrant and William Loftus.

      10.40(+ )               Amended and Restated Investors' Rights Agreement, dated as of July 2, 1999, by and between the Registrant and the
                              investors named therein.

      10.41                   Promissory Note in favor of the Registrant, made by Gordon
                              Brooks payable to the Registrant, dated February 6, 2000.

      10.42(+ )               Employment Agreement, dated September 12, 1999, by and
                              between the Registrant and Adam Sholley.

      10.43(+ )               Master Lease Agreement, dated as of September 29, 1999, by and between the Registrant and Silicon Valley Bank.

      10.44(+ )               Warrant to purchase the Registrant's common stock, dated
                              September 29, 1999, issued by the Registrant to Silicon
                              Valley Bank.

      10.45(++)               Form of Registration Rights Agreement to be entered into at closing of the Merger, by and among the Company and the
                              stockholders of Eggrock named therein.

      10.46(++)               Stockholder Agreement, dated as of January 26, 2000, by and between the Registrant, Benedict Acquisition Corp. and
                              certain stockholders of Eggrock named therein.

      10.47(++)               Promissory Note in favor of the Registrant, made by John
                              Loftus payable to the Registrant, dated June 23, 1999.

      10.48(++)               Offer letter to John Loftus from the Registrant, dated
                              May 14, 1999.

      10.49(++)               Stock Restriction Agreement, dated as of May 14, 1999, by
                              and between the Registrant and John Loftus.

      21.1                    Schedule of subsidiaries of the Registrant.

      23.1                    Consent of Hale and Dorr LLP (contained in exhibit 5.1).

      23.2                    Consent of KPMG LLP regarding Breakaway Solutions, Inc.

      23.3                    Consent of KPMG LLP regarding Applica Corporation.

      23.4                    Consent of KPMG LLP regarding WPL Laboratories, Inc.

      23.5                    Consent of KPMG LLP regarding Web Yes, Inc.

      23.6                    Consent of Arthur Andersen LLP.

      24.1                    Power of Attorney with respect to the Registrant (included on Page II-9).

      27.1                    Financial Data Schedule for the year ended December 31, 1999 and three months ended March 31, 2000.

      99.1(+  )               Letter of Arthur Andersen LLP.

      99.2(+  )               Letter of Brown & Brown LLP.

------------------------

  (+) Incorporated by reference to the registration statement on Form S-1 (File
      No. 333-83343) as declared effective by the Securities and Exchange Commission on October 5, 1999.

 (++) Incorporated by reference to the registration statement on Form S-4 (File
      No. 333-31194) as declared effective by the Securities and Exchange Commission on March 10, 2000.

  * To be filed by Amendment.

(B) FINANCIAL STATEMENT SCHEDULES

    The following schedule appears on page S-I of this Registration Statement on Form S-1:

        I. VALUATION AND QUALIFYING ACCOUNTS.

        Schedules other than those listed above are omitted because they are either not required or not applicable.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Amended and Restated Certificate of Incorporation of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on June 23, 2000.

                                                       BREAKAWAY SOLUTIONS, INC.

                                                       By:  /s/ KEVIN COMERFORD
                                                            -----------------------------------------
                                                            VICE PRESIDENT, ADMINISTRATION, CHIEF
                                                            FINANCIAL OFFICER, TREASURER AND SECRETARY

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Gordon Brooks, President and Chief Executive Officer and Director, and Kevin Comerford, Vice President, Administration, Chief Financial Officer, Treasurer and Secretary, and each of them individually, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                   TITLE                       DATE
                  ---------                                   -----                       ----
              /s/ GORDON BROOKS                President and Chief Executive
    ------------------------------------         Officer (Principal Executive
                Gordon Brooks                    Officer) and Director                  June 23, 2000

                                               Vice President, Administration,
             /s/ KEVIN COMERFORD                 Chief Financial Officer,
    ------------------------------------         Treasurer and Secretary
               Kevin Comerford                   (Principal Financial Officer and
                                                 Principal Accounting Officer)          June 23, 2000

        /s/ CHRISTOPHER H. GREENDALE
    ------------------------------------       Chairman of the Board of Directors
          Christopher H. Greendale                                                      June 23, 2000

             /s/ FRANK SELLDORFF
    ------------------------------------       Director
               Frank Selldorff                                                          June 23, 2000

    ------------------------------------       Director
           Walter W. Buckley, III

            /s/ BADER AL-RAZAIHAN
    ------------------------------------       Director
              Bader Al-Rezaihan                                                         June 23, 2000

SCHEDULE I

                   BREAKAWAY SOLUTIONS, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                       TWO YEARS ENDED DECEMBER 31, 1999
                     AND THREE MONTHS ENDED MARCH 31, 2000

                                                                 ADDITIONS
                                                    BALANCE AT   CHARGED TO
                                                    BEGINNING    COSTS AND                  BALANCE AT
DESCRIPTION                                         OF PERIOD     EXPENSES    DEDUCTIONS   END OF PERIOD
-----------                                         ----------   ----------   ----------   -------------
Allowance for doubtful accounts:
  Year ended December 31, 1997....................      $10         $55           $--          $  65
  Year ended December 31, 1998....................       65         189           123            131
  Year ended December 31, 1999....................      131         369           143            357
  Period ended March 31, 2000.....................      357         750            93          1,014

                               INDEX TO EXHIBITS

          3.1                 Reserved.

          3.2                 Reserved.

          3.3(+)              Third Amended and Restated Certificate of Incorporation of
                              the Registrant.

          3.4(+)              Amended and Restated Bylaws of the Registrant.

          4.1(+)              Specimen certificate for shares of the Registrant's common stock.

          5.1                 Opinion of Hale and Dorr LLP.

         10.1(+)              1998 Stock Incentive Plan.

         10.2(+)              1999 Stock Incentive Plan.

         10.3(+)              1999 Employee Stock Purchase Plan.

         10.4(++)             Promissory Note, in favor of the Registrant, made by John
                              Loftus payable to the Registrant, dated June 23, 1999.

         10.5(+)              Employment Agreement, dated November 13, 1998, by and
                              between the Registrant and Gordon Brooks.

         10.6(+)              Employment Agreement, dated December 11, 1998, by and
                              between the Registrant and Frank Selldorff.

         10.7(+)              Employment Agreement, dated February 11, 1999, by and
                              between the Registrant and Janet Tremlett.

         10.8(+)              Employment Agreement, dated March 25, 1999, by and between the Registrant and Babak Farzami.

         10.9(+)              Employment Agreement, dated March 25, 1999, by and between the Registrant and Dev Ittycheria.

         10.10(+)             Employment Agreement, February 17, 1999, by and between the
                              Registrant and Christopher Harding.

         10.11                Employment letter, dated January 26, 2000, by and between
                              the Registrant and Maureen Ellenberger.

         10.12(+)             Employment Agreement, dated May 29, 1998, by and between the
                              Registrant and Kevin Comerford.

         10.13                Registration Rights Agreement dated as of May 26, 2000, by and among the Registrant, the Putnam OTC and Emerging Growth
                              Fund, Putnam Funds Trust--Putnam New Century Growth Fund,
                              Putnam Voyager Fund II, Putnam Worldwide Equity Fund and
                              Putnam Emerging Information Sciences Trust.

         10.14(+)             Separation Agreement, dated as of April 28, 1999, by and
                              between the Registrant and Frank Selldorff.

         10.15(+)             Employment Agreement, dated May 14, 1999, by and between the
                              Registrant and William Loftus.

         10.16(+)             Option Agreement, by and between the Registrant and Frank
                              Selldorff, effective July 1, 1998.

         10.17(+)             Option Agreement, by and between the Registrant and Kevin
                              Comerford, effective July 1, 1998.

         10.18(+) Option Agreement, by and between the Registrant and Christopher Greendale, effective July 1, 1998.

         10.19(+)             Option Agreement, by and between the Registrant and Janet
                              Tremlett, effective July 1, 1998.

         10.20(+)             Amendment No. 1 to Option Agreement, by and between Janet
                              Tremlett and the Registrant, dated January 22, 1999.

         10.21(+)             Option Agreement, by and between the Registrant and Kevin
                              Comerford, effective October 1, 1998.

         10.22(+)             Option Agreement, by and between the Registrant and Gordon
                              Brooks, effective December 23, 1998.

         10.23(+)             Option Agreement, by and between the Registrant and Gordon
                              Brooks, effective December 23, 1998.

         10.24(+)             Option Agreement, by and between the Registrant and Gordon
                              Brooks, effective December 23, 1998.

         10.25(+)             Option Agreement, by and between the Registrant and Gordon
                              Brooks, effective December 23, 1998.

         10.26(+)             Option Agreement, by and between the Registrant and Gordon
                              Brooks, effective December 23, 1998.

         10.27(+)             Option Agreement, by and between the Registrant and Janet
                              Tremlett, effective January 22, 1999.

         10.28(+) Option Agreement, by and between the Registrant and Christopher Greendale, effective February 18, 1999.

         10.29(+) Option Agreement, by and between the Registrant and Christopher Harding, effective February 18, 1999.

         10.30(+) Option Agreement, by and between the Registrant and Christopher Harding, effective February 18, 1999.

         10.31(+)             Option Agreement, by and between the Registrant and Babak
                              Farzami, effective March 25, 1999.

         10.32(+)             Option Agreement, by and between the Registrant and Dev
                              Ittycheria, effective March 25, 1999.

         10.33                Promissory Note in favor of the Registrant, made by William
                              Loftus payable to the Registrant, dated June 23, 1999.

         10.34                Restricted Stock Agreement, dated January 26, 2000, by and between the Registrant and Maureen Ellenberger.

         10.35(+)             Lease Agreement dated as of July 22, 1998, by and between
                              the Registrant and Equity Office Properties Trust.

         10.36*               Option Agreement, by and between the Registrant and Gordon
                              Brooks, effective December 1999.

         10.37(+)             Warrant to purchase the Registrant's common stock, dated May
                              13, 1999, issued by the Registrant to Internet Capital
                              Group.

         10.38(+)             Stock Pledge Agreement, dated as of May 14, 1999, by and
                              between the Registrant and William Loftus.

         10.39(+)             Stock Restriction Agreement, dated as of May 14, 1999, by
                              and between the Registrant and William Loftus.

         10.40(+)             Amended and Restated Investors' Rights Agreement, dated as of July 2, 1999, by and between the Registrant and the
                              investors named therein.

         10.41                Promissory Note in favor of the Registrant, made by Gordon
                              Brooks payable to the Registrant, dated February 6, 2000.

         10.42(+)             Employment Agreement, dated September 12, 1999, by and
                              between the Registrant and Adam Sholley.

         10.43(+)             Master Lease Agreement, dated as of September 29, 1999, by and between the Registrant and Silicon Valley Bank.

         10.44(+)             Warrant to purchase the Registrant's common stock, dated
                              September 29, 1999, issued by the Registrant to Silicon
                              Valley Bank.

         10.45(++)            Form of Registration Rights Agreement to be entered into at the closing of the Merger, by and among the Company and the stockholders of Eggrock named therein.

         10.46(++)            Stockholder Agreement, dated January 26, 2000, by and
                              between the Registrant, Benedict Acquisition Corp. and
                              certain stockholders of Eggrock named therein.

         10.47(++)            Promissory Note in favor of the Registrant, made by John
                              Loftus payable to the Registrant, dated June 23, 1999.

         10.48(++)            Offer letter to John Loftus from the Registrant, dated
                              May 14, 1999.

         10.49(++)            Stock Restriction Agreement, dated as of May 14, 1999, by
                              and between the Registrant and John Loftus.

         21.1                 Schedule of subsidiaries of the Registrant.

         23.1                 Consent of Hale and Dorr LLP (contained in exhibit 5.1).

         23.2                 Consent of KPMG LLP regarding Breakaway Solutions, Inc.

         23.3                 Consent of KPMG LLP regarding Applica Corporation.

         23.4                 Consent of KPMG LLP regarding WPL Laboratories, Inc.

         23.5                 Consent of KPMG LLP regarding Web Yes, Inc.

         23.6                 Consent of Arthur Andersen LLP regarding Eggrock Partners,
                              Inc.

         24.1*                Power of Attorney with respect to the Registrant (included on Page II-10).

         27.1                 Financial Data Schedule for the year ended December 31, 1999 and three months ended March 31, 2000.

         99.1(+)              Letter of Arthur Andersen LLP.

         99.2(+)              Letter of Brown & Brown LLP.

------------------------

  (+) Incorporated by reference to the registration statement on Form S-1 (File
      No. 333-83343) as declared effective by the Securities and Exchange Commission on October 5, 1999.

 (++) Incorporated by reference to the registration statement on Form S-4 (File
      No. 333-31194) as declared effective by the Securities and Exchange Commission on March 10, 2000.

*   To be filed by Amendment.